Exhibit 2.1
STOCK PURCHASE AGREEMENT

BY AND AMONG

THE EASTERN COMPANY,

EASTERN ENGINEERED SYSTEMS, INC.,

BIG 3 HOLDINGS, LLC,

BIG 3 PRECISION MOLD SERVICES, INC.,

BIG 3 PRECISION PRODUCTS, INC.,

INDUSTRIAL DESIGN INNOVATIONS, LLC,

SUR-FORM, LLC,

ASSOCIATED TOOLMAKERS LIMITED,

TVV CAPITAL PARTNERS III, L.P.,

TVV CAPITAL PARTNERS III-A, L.P.,

ALAN SCHEIDT,

TODD RILEY,

CLINTON HYDE,

AND

BIG 3 HOLDINGS, LLC, AS SELLER REPRESENTATIVE

DATED AS OF August 30, 2019

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
Section 1.01 Certain Definitions
Section 1.02 Table of Defined Terms
ARTICLE II SALE AND PURCHASE
Section 2.01 Sale and Purchase of Shares
Section 2.02 Purchase Price; Closing Cash Amount; Allocation of the Purchase Price
Section 2.03 Payments at Closing for Selling Expenses
Section 2.04 Payment at Closing of Escrow Amounts; and Representative Amount
Section 2.05 Closing Calculation
Section 2.06 Closing
Section 2.07 Purchase Price Adjustments.
Section 2.08 Deliveries by the Selling Parties.
Section 2.09 Deliveries by Buyer Parties
ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES
Section 3.01 Organization and Qualification
Section 3.02 Organizational Documents; Conflict.
Section 3.03 Capitalization
Section 3.04 Authority; Enforceability
Section 3.05 No Conflict; Required Filings and Consents
Section 3.06 Material Contracts
Section 3.07 Compliance
Section 3.08 Financial Statements; Additional Financial Information; Liabilities
Section 3.09 Absence of Certain Changes or Events
Section 3.10 Absence of Litigation, Claims and Orders
Section 3.11 Employee Benefit Plans
Section 3.12 Labor and Employment Matters
Section 3.13 Assets
Section 3.14 Taxes
Section 3.15 Intellectual Property
Section 3.16 Insurance
Section 3.17 Environmental Matters
Section 3.18 Brokers
Section 3.19 Affiliated Transactions
Section 3.20 Customers and Suppliers
Section 3.21 Warranties and Product Liability
Section 3.22 Solvency
ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SELLING PARTIES
Section 4.01 Organization
Section 4.02 Authority; Enforceability
Section 4.03 No Conflict; Required Filings and Consents
Section 4.04 Selling Party Interests
Section 4.05 Title
Section 4.06 Brokers
Section 4.07 Solvency
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
Section 5.01 Organization and Qualification
Section 5.02 Authority; Enforceability
Section 5.03 No Conflict; Required Filings and Consents
Section 5.04 Absence of Litigation, Claims and Orders
Section 5.05 Solvency
Section 5.06 Investment Intent
Section 5.07 Independent Investigation
Section 5.08 Brokers
Section 5.09 Representation and Warranty Policy
ARTICLE VI LIMITATION ON WARRANTIES
Section 6.01 Limitation on Warranties of Selling Parties
Section 6.02 Limitation on Warranties of Buyer Parties
Section 6.03 General Limitation
ARTICLE VII [RESERVED]
ARTICLE VIII ENVIRONMENTAL MATTERS
Section 8.01 Millville ISRA Compliance
Section 8.02 Costs
Section 8.03 Survival
ARTICLE IX COVENANTS
Section 9.01 Further Assurances
Section 9.02 Compliance with WARN Act
Section 9.03 Fees and Expenses; Representation and Warranty Policy
Section 9.04 Officers and Directors Liability
Section 9.05 Preservation of Records
Section 9.06 Third-Party Claims; Litigation Support
Section 9.07 Missouri Good Standing Certificate
Section 9.08 Employment and Employee Benefits
ARTICLE X RELEASES
Section 10.01 Acquired Companies Releases
Section 10.02 Selling Parties' Releases and Officers Indemnification
ARTICLE XI SELLER REPRESENTATIVE
Section 11.01 General; Appointment and Replacement
Section 11.02 Authority
Section 11.03 Reliance
Section 11.04 Actions by Seller and the Seller Owners
Section 11.05 Indemnification of Seller Representative
ARTICLE XII TAX MATTERS
Section 12.01 Filing of Tax Returns
Section 12.02 Straddle Periods
Section 12.03 Buyer Tax Covenants
Section 12.04 Contests Related to Taxes
Section 12.05 Cooperation on Tax Matters
Section 12.06 Transfer Taxes
ARTICLE XIII SURVIVAL AND INDEMNIFICATION
Section 13.01 Survival
Section 13.02 Indemnification
Section 13.03 Calculation of Losses; Materiality Scrape
Section 13.04 Limitations on Indemnification Obligations
Section 13.05 Satisfaction of Losses Incurred by Buyer Indemnified Persons
Section 13.06 Indemnification Procedures
Section 13.07 Exclusive Remedy.
Section 13.08 Adjustment to Purchase Price.
Section 13.09 Claims Against the R&W Escrow Fund, and Tax Escrow Fund; Release of R&W Escrow and Tax Escrow Fund.
Section 13.10 Mitigation; Cooperation
Section 13.11 Termination of Indemnification
ARTICLE XIV [RESERVED]
ARTICLE XV [RESERVED]
ARTICLE XVI GENERAL PROVISIONS
Section 16.01 Amendment
Section 16.02 Waiver
Section 16.03 .
Section 16.03 Notices
Section 16.04 Specific Performance
Section 16.05 Certain Matters of Construction
Section 16.06 Interpretation
Section 16.07 Severability
Section 16.08 Entire Agreement
Section 16.09 Assignment
Section 16.10 No Third Party Beneficiaries
Section 16.11 Representation of Selling Parties
Section 16.12 Failure or Indulgence Not Waiver; Remedies Cumulative
Section 16.13 Non-Recourse
Section 16.14 Governing Law; Venue
Section 16.15 Waiver of Jury Trial
Section 16.16 Company Disclosure Schedule
Section 16.17 Public Announcements
Section 16.18 Counterparts

EXHIBITS

Exhibit A RWI Policy

Exhibit B Title Insurance Affidavits

Exhibit C D&O Tail Policy

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 30, 2019, is by and among The Eastern Company, a Connecticut corporation ("Eastern"), Eastern Engineered Systems, Inc., a Delaware corporation and wholly owned subsidiary of Eastern ("Buyer," and together with Eastern, the "Buyer Parties"), Big 3 Holdings, LLC, a Delaware limited liability company ("Seller"), Big 3 Precision Mold Services, Inc., a Delaware corporation and wholly owned Subsidiary of Seller ("Big 3 Mold"), and Big 3 Precision Products, Inc., a Delaware corporation and wholly owned Subsidiary of Seller ("Big 3 Products"), Industrial Design Innovations, LLC, a Delaware limited liability company and wholly owned Subsidiary of Big 3 Products ("Design Innovations"), Sur-Form, LLC, a Delaware limited liability company and wholly owned Subsidiary of Big 3 Products ("Sur-Form"), Associated Toolmakers Limited, a limited company formed under the laws of England and Wales and wholly owned Subsidiary of Big 3 Mold ("Associated" and together with Big 3 Mold, Big 3 Products, Design Innovations and Sur-Form, the "Acquired Companies"), TVV Capital Partners III, L.P., a Delaware limited partnership ("TVV III"), TVV Capital Partners III-A, L.P., a Delaware limited partnership ("TVV IIIA"), Alan Scheidt, ("Scheidt"), Todd Riley ("Riley"), Clinton Hyde ("Hyde," and together with TVV-III, TVV-IIIA, Scheidt and Riley, the "Seller Owners"), and Big 3 Holdings, LLC, a Delaware limited liability company, as the initial Seller Representative pursuant to ARTICLE IX ("Initial Rep;" the Person from time to time serving as the Seller Representative, Seller and the Seller Owners are together the "Selling Parties").  The Buyer Parties, the Acquired Companies, and the Selling Parties are together the "Parties" and each a "Party."

RECITALS

Big 3 Products is the record and beneficial owner of all of the outstanding membership interests of each of Design Innovations (the "Design Innovations Interests") and Sur-Form (the "Sur-Form Interests"), Big 3 Mold is the record and beneficial owner of all of the outstanding shares of capital stock of Associated (the "Associated Shares" and together with the Design Innovations Interests and the Sur-Form Interests, the "Subsidiary Interests"), Seller is the record and beneficial owner of all of the outstanding shares of capital stock of each of Big 3 Mold (the "Big 3 Mold Shares") and Big 3 Products (the "Big 3 Products Shares", and together with the Big 3 Mold Shares, the "Shares"), the Seller Owners are owners of the issued and outstanding membership interests of Seller as set forth on Section 4.04 of the Company Disclosure Schedule opposite such Seller Owner's name, and Seller and the Selling Parties have appointed Initial Rep to serve as the initial Seller Representative and Initial Rep has agreed to so serve.

Eastern is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Buyer.

Seller desires to sell to Buyer (the "Sale"), and Buyer desires to purchase from Seller (the "Purchase"), all of the Shares, in each case on and subject to the terms and conditions set forth in this Agreement.

Eastern, the Acquired Companies, the Seller Owners, and the Seller Representative are entering into this Agreement to facilitate the Sale and the Purchase.  In particular:  Eastern is undertaking its obligations expressly set forth in this Agreement and the other Transaction Documents to which it is a party in consideration of its rights under this Agreement and the other Transaction Documents and the benefit it will receive indirectly as the owner of Buyer by the consummation of the Contemplated Transactions; each Acquired Company is undertaking its obligations expressly set forth in this Agreement and the other Transaction Documents to which it is a party in consideration of its rights under this Agreement and the other Transaction Documents and the benefits it will receive by assisting Seller in the Sale and becoming owned by Buyer (and indirectly Eastern) as a result of the Purchase; and each of the Seller Owners is undertaking its obligations expressly set forth in this Agreement and the other Transaction Documents to which it is a party in consideration of its rights under this Agreement and the other Transaction Documents and the benefit it will receive indirectly as an owner of Seller by the consummation of the Contemplated Transactions.

THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:
"Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.
"Affordable Care Act" means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.
"Audit Settlement" means any settlement or similar agreement entered into between any of the Acquired Companies with the express prior written consent of the Seller Representative, on the one hand, and the Internal Revenue Service and/or any state or local taxing authority, on the other hand, to conclude any Tax audit and investigation of any of the Acquired Companies.

"Bass, Berry & Sims" means Bass, Berry & Sims PLC.
"Broker Representations" means the representations and warranties of the Parties set forth in Section 3.18, Section 4.06, and Section 5.09.
"Business Day" means any day other than a Saturday, Sunday or day on which banks are required or permitted to close in the State of New York or the State of Connecticut.
"Buyer Disclosure Schedule" means the Buyer Disclosure Schedule delivered by Buyer to the Selling Parties concurrently with the execution of this Agreement.
"Calculation Date GAAP" means GAAP as in effect as of the calculation date of the Target Closing Date Net Working Capital, applied on a basis consistent with the accounting principles, policies, procedures, methodologies, classifications and judgments historically used by the Acquired Companies in preparing the Financial Statements.
"Claim" means any claim, suit, action, arbitration, cause of action, complaint, criminal prosecution, demand letter or Proceeding, whether at law, in equity or otherwise, before or by any Court, other Governmental Authority, arbitrator or other tribunal.
"Closing Date Cash" means the Company Cash as of the Sale Time (without taking into account the consummation of the Contemplated Transactions).
"Closing Date Indebtedness" means the Indebtedness as of the Sale Time (without taking into account the payment of the Estimated Closing Date Indebtedness by Buyer in accordance with Section 2.03).
"Closing Date Net Working Capital" means the Net Working Capital as of the Sale Time.
"Code" means the U.S. Internal Revenue Code of 1986, as amended.
"Company Cash" means all cash and cash equivalents of the Acquired Companies as of the Sale Time (without taking into account the consummation of the Contemplated Transactions) and determined in a manner consistent with the Specified Accounting Principles except as contrary to the next sentence, including third party deposits, but in each case only to the extent the Liability relating to such deposit is addressed as an accrued Liability in the finally determined Final Closing Date Net Working Capital, as part of the finally determined Final Closing Date Indebtedness, or as a Selling Expense identified in the Selling Expense Payoffs.  For the avoidance of doubt, Company Cash will be calculated net of issued but uncleared checks and drafts as of the Sale Time (to the extent not otherwise an accrued Liability in the Closing Date Net Working Capital) and will include subject to the ultimate receipt of good funds or the check clearing, as applicable, checks, other wire transfers and drafts deposited or available for deposit for the account of the Acquired Companies as of the Sale Time.
"Company Disclosure Schedule" means the Company Disclosure Schedule delivered by the Selling Parties to the Buyer Parties concurrently with the execution of this Agreement.
"Company Employees" means the employees of the Acquired Companies as of the Sale Time.
"Company GAAP" means GAAP, applied on a basis consistent with the accounting principles, policies, procedures, methodologies, classifications and judgments historically used by the Acquired Companies in preparing the Financial Statements.
"Company Intellectual Property" means all Intellectual Property that is owned by any of the Acquired Companies.
"Company IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other contracts (including any containing any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any Acquired Company is a party or beneficiary or by which an Acquired Company is bound, other than (i) non-exclusive licenses to Software that is generally available through retail or online stores or distribution networks or that is subject to "shrink-wrap" or "click-through" license agreements or standard commercial terms (including any Software installed in the ordinary course of business as a standard part of hardware, equipment or fixtures purchased by any Acquired Company), (ii)  confidentiality or non-disclosure agreements entered into by any Acquired Company in the ordinary course of business, (iii) non-exclusive licenses granted to customers in the ordinary course of business; and (iv) invention assignment and work for hire agreements with employees and independent contractors.
"Company IP Registrations" means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, registered domain names, registered copyrights, issued and reissued patents, and pending applications for any of the foregoing.
"Company Material Adverse Effect" means any event, occurrence, fact, condition or change that, individually or in the aggregate, has a material adverse effect on the business, results of operations, condition (financial or otherwise), or assets of the Acquired Companies taken as a whole; provided, however, that any adverse effect arising out of, resulting from, or attributable to the following items shall not be taken into account in determining whether a Company Material Adverse Effect has occurred:  (a) the United States or global economy generally; (b) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (c) political or regulatory conditions in the United States or any other geographic region in which the Acquired Companies operate; (d) changes in the industries in which the Acquired Companies operate; (e) any change attributable to the negotiation or execution of this Agreement or announcement of the Contemplated Transactions, including any litigation resulting therefrom or any loss of, or disruption in, any customer, supplier and/or vendor relationships or any loss of personnel; (f) any act of terrorism or sabotage, act of war (whether or not declared), other global unrest or international or national hostilities; (g) any earthquake, hurricane, tornado, storm, flood, wildfire or other natural disaster or act of God; (h) changes in Law or GAAP or the interpretation or enforcement thereof; or (i)  any failure by the Acquired Companies to meet any published or internally prepared estimates or forecasts of revenues, earnings or other measure of financial or operating performance for any period ending on or after the Closing Date (provided that the facts and circumstances giving rise to the failure described in this clause (i) may be deemed to constitute, and may be taken into account when determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a) through (g), inclusive, of this definition); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (a), (c) and (d) above shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies taken as a whole compared to other similarly situated participants in the industries in which the Acquired Companies conduct their businesses.
"Confidentiality Agreement" means that certain Confidentiality Agreement dated as of June 20, 2018, between Eastern and Stout acting for the benefit of Seller.
"Contemplated Transactions" means the transactions contemplated by this Agreement and the other Transaction Documents executed or delivered at the Closing, including the Sale and the Purchase.
"Control" or any derivative thereof means, with respect to any Person, possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through the ownership of securities or of partnership or other ownership interests, by contract or otherwise) of the Person, provided, however, that, in any event, any Person or Persons acting in concert who together own or hold, directly or indirectly, fifty percent (50%) or more of the voting securities or fifty percent (50%) or more of the partnership or other ownership interests of any other Person shall be deemed to Control such other Person.
"Court" means any court or arbitration tribunal of the United States, any domestic state, any foreign country and any political subdivision or agency of any of them.
"Customs and International Trade Laws" means any Laws, Orders, or other decisions or requirements having the force or effect of law of any Governmental Authority concerning the importation of merchandise, the export or re-export of products (including technology and services), the terms and conduct of international transactions, and making or receiving international payments, including (i) the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by the United States Bureau of Customs and Border Protection, the United States Bureau of Customs and Immigration Enforcement, and their predecessor agencies, (ii) the Export Administration Act of 1979, as amended, and the Export Administration Regulations, (iii) the International Emergency Economic Powers Act as amended, (iv) the Arms Export Control Act, (v) the International Traffic in Arms Regulations, (vi) export controls administered by a United States Governmental Authority, (vii) the USA PATRIOT Act of 2001, as amended, (viii) Executive Orders of the United States President regarding embargoes and restrictions on transactions with designated entities (including countries, terrorists, organizations and individuals), (ix) embargoes, restrictions and sanctions programs administered by the United States Office of Foreign Assets Control, (x) the Money Laundering Control Act of 1986, as amended, (xi) requirements for the marking of imported merchandise, prohibitions or restrictions on the importation of merchandise made with the use of slave or child labor, (xii) the Foreign Corrupt Practices Act, as amended, (xiii) the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, (xiv) legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement and other free trade agreements to which the United States is a party, (xv) antidumping and countervailing duty laws and regulations, and (xvi) Laws and Orders adopted or promulgated by the Governmental Authorities of foreign countries concerning the ability of United States Persons to own businesses or conduct business in those countries, restrictions by foreign countries on holding foreign currency or repatriating funds, or otherwise relating to the same subject matter as the United States Laws and Orders described above.
 "Data Room" means the virtual data room entitled "Project Spark" hosted by DealRoom as it existed at 11:59 P.M., Eastern Standard Time, two (2) Business Days preceding the Closing Date.
"Employment Agreement" means those certain employment letter agreements to be entered into effective as of the Closing Date, (i) by and between Buyer, on one hand, and Todd Riley, and (ii) by and between Buyer, on one hand, and Alan Scheidt.
 "Environmental Laws" means all Laws relating to:  (a) the environment, including Laws relating to Hazardous Substances, Releases or threatened Releases of Hazardous Substances; (b) exposure of any Person to Hazardous Substances; (c) the presence of any Hazardous Substances in building materials; (d) the health and safety of employees in respect of exposure to Hazardous Substances; (e) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances; or (f) pollution or protection of the environment.
"Environmental Permits" means any Permit required or available pursuant to any Environmental Law.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means all employers, trades or businesses (whether or not incorporated) that would be treated together with any Acquired Company or any Affiliate of an Acquired Company as a "single employer" within the meaning of Section 414 of the Code.
"Escrow Agent" means Wells Fargo.
"Escrow Agreement" means that certain Escrow Agreement, dated as of the Closing Date, among Eastern, the Seller Representative and the Escrow Agent.
"Escrow Amounts" means, collectively, the R&W Escrow Amount, the Tax Escrow Amount and the Working Capital Escrow Amount.
"Estimated Closing Date Cash" means the Selling Parties' estimate of Closing Date Cash, as set forth in the Closing Calculation.
"Estimated Closing Date Indebtedness" means the Selling Parties' estimate of Closing Date Indebtedness, as set forth in the Closing Calculation.
"Estimated Closing Date Net Working Capital" means the Selling Parties' estimate of Closing Date Net Working Capital, as set forth in the Closing Calculation.
"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.
"Excluded Matters" means the Excluded Tax Matters and those items listed within #11 (Environmental remediation, hazardous material and pollution exposure) of that certain section of the Representation and Warranty Policy entitled "Exclusions."
"Excluded Tax Matters" means, collectively, those items within Section 13.02(a)(iii)(A), (C) and (D) of this Agreement.
 "Filing" means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing made or required to be made with any Governmental Authority.
"Financing Sources" shall mean each Person (including, without limitation, each agent and arranger) that has committed to provide or otherwise entered into agreements in connection with financings in connection with the Contemplated Transactions, including (without limitation) any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or affiliate and their respective successors and assigns.
"Fraud" means the actual and knowing common law fraud (and not negligent misrepresentation or omission, or any form of fraud based on recklessness, negligence or constructive knowledge) by a Party to this Agreement with respect to the making of a representation or warranty by such Party set forth in this Agreement, with the specific intent to deceive and mislead another Party, and upon which the claiming Party relied in consummating the Contemplated Transactions.
"Fundamental Representations" means the representations and warranties of the Parties set forth in Section 3.01 (Organization and Qualification),  Section 3.03 (Capitalization), Section 3.05(a) (No Conflict with Organizational Documents), Section 3.04 (Authority; Enforceability), Section 4.01 (Organization), Section 4.02 (Authority; Enforceability), Section 4.05 (Title), Section 5.01 (Organization and Qualification), and Section 5.02 (Authority; Enforceability).
"GAAP" means generally accepted accounting principles in the United States.
"General Representations" means the representations and warranties of the Parties set forth in Articles III, IV, and V of this Agreement, other than the Special Representations and the Secondary Representations.
"Governmental Approval" means any consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority.
"Governmental Authority" means any governmental agency or authority of the United States, any domestic state, any foreign country or any political subdivision or agency of any of them, including any Court, administrative agency or commission.
"Hazardous Substances" means (A) those substances, materials or wastes defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances" or "toxic pollutants" in, or regulated under, the Environmental Laws including the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, CERCLA, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act (including all regulations promulgated thereunder or pursuant thereto) or any applicable state or foreign Environmental Laws; (B) petroleum and petroleum products, including crude oil and any fractions thereof; and (C) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and, urea formaldehyde foam insulation.
"HIPAA" means the Health Insurance Portability and Accountability Act of 1996, as amended and the regulations related thereto.
"Income Tax" means any Tax determined or calculated based on net income, including United States federal income Tax.
"Income Tax Return" means any Tax Return relating to Income Taxes.
"Indebtedness" means, without duplication, the sum of the following items for the Acquired Companies, on a consolidated basis, each determined in accordance with the Specified Accounting Principles:  (a) all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Acquired Companies, whether or not represented by bonds, debentures, notes or other securities, whether owing to banks, financial institutions or other third parties; (b) obligations secured by a contractual Lien, other than trade-debt or other similar obligations taken into account for purposes of Net Working Capital; (c) non-trade debt to Affiliates of the Acquired Companies (but excluding Intercompany Payables and intercompany transactions among the Acquired Companies and, to the extent taken into account in the finally determined Final Closing Date Net Working Capital, obligations to pay salaries and reimburse expenses in the ordinary course of business); (d) all unreimbursed obligations in respect of letters of credit that have been drawn; (e) all earn-out or other contingent purchase price payments; (f) all premiums, fees or penalties related to any of the foregoing and payment obligations with respect to swap hedging or similar arrangements and related break-up fees; and (g) all indebtedness of any Person of the type referred to in (a) through (f), inclusive above guaranteed in any manner by any of the Acquired Companies.  For the avoidance of doubt, no Selling Expenses shall be deemed Indebtedness, and no other Liabilities shall be deemed Indebtedness to the extent taken into account in determining the finally determined Final Closing Date Net Working Capital.  Notwithstanding the foregoing, the Parties acknowledge and agree that for all purposes under this Agreement, Indebtedness shall not include any obligation to pay any purchase price arising under that certain Share Purchase Agreement, dated as of June 27, 2019, by and among Big 3 Mold and the shareholders of Associated, including any purchase price adjustment or deferred purchase price payment obligation arising thereunder.
"Intellectual Property" means all intellectual property rights and assets, and all rights, interests and protections that are associated with or required for the exercise of any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, all registrations and applications for, and renewals and extensions of, such rights, and the goodwill connected with the use of and symbolized by any of the foregoing, including any and all: trademarks, service marks, trade names, brands, trade dress, logos and similar designations of source or origin; websites and domain names and all associated web addresses, URLs, web pages and all content and data thereon or relating thereto; copyrights, designs and design registrations, and works of authorship, whether or not copyrightable; Software, trade secrets, inventions and disclosures, whether or not patentable; semi-conductor chips and mask works; and patents (including all reissues, divisionals, continuations, continuations-in-part and extensions thereof).
"Intercompany Agreements" means, collectively, the Management Services Agreement, and any other agreement between Seller and its Affiliates (other than the Acquired Companies), on the one hand, and any of the Acquired Companies, on the other hand, or otherwise giving rise to any Intercompany Payables.
"Intercompany Payables" means balances for intercompany accounts and notes payable by and between Seller and its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, related to management fees payable to Seller and other similar transactions settled through intercompany accounts, including balances due and payables arising pursuant to the Intercompany Agreements.
"ISRA" means the State of New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations thereunder, as amended from time to time.

"Knowledge" means:  (a) with respect to the Selling Parties, the actual knowledge of W. Todd Riley, Alan Scheidt, and Susan E. Niepoetter after due inquiry by each of them of Persons reasonably expected to have knowledge with respect to the matters specified as being the subject of the Selling Parties' Knowledge; and (b) and with respect to the Buyer Parties, the actual knowledge of August Vlak and John L. Sullivan, III after due inquiry by each of them of Persons reasonably expected to have knowledge with respect to the matters specified as being the subject of the Buyer Parties' Knowledge.
"Laws" means all laws, statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders having the effect of law in any jurisdiction and, for the avoidance of doubt, the common law of any jurisdiction.
"Liability" means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, or liquidated or unliquidated).
"Lien" means any lien, charge, pledge, hypothecation, mortgage, claim, security interest, license or other encumbrance of any nature.
"LoI" means that certain letter agreement dated as of January 29, 2019, and captioned "LOI for Big 3 Holdings, LLC" among Eastern, Seller, the Acquired Companies, TVVIII and TVV IIIA, which amended and restated in its entirety that certain letter agreement between Eastern and Seller dated October 25, 2018, and that certain exclusivity extension letter agreement dated as of June 27, 2019, between Eastern and Seller.
"Losses" means, collectively, all Liabilities, deficiencies, Proceedings, Orders, judgments, interest, awards, assessments, levies, losses, fines, penalties, damages, costs and expenses (including Court costs, reasonable attorneys', accountants', investigators' and experts' fees and expenses) and the cost and expenses of enforcing any valid right to indemnification under this Agreement and the cost and expenses of pursuing any insurance providers or claims under any insurance policy (including the Representation and Warranty Policy); provided, however, that "Losses" do not include consequential damages, damages as to business interruption or lost profits, indirect damages, damages as to diminution in value, damages computed on a multiple of earnings or similar basis, or punitive, special or exemplary damages except to the extent the same have been awarded and are payable by an Indemnified Party to a Person other than a Buyer Indemnified Person or Seller Indemnified Person with respect to an Underlying Claim; and provided, further, that in the case of the Seller Indemnified Persons or the Buyer Indemnified Persons "Losses" include in all events all direct, general or market measured damages of any nature that can be reasonably ascertained, the preceding proviso notwithstanding.
"Management Company" means Andrew W. Byrd & Co., LLC, a Tennessee limited liability company.
"Management Services Agreement" means that certain Management Services Agreement by and among Seller, Big 3 Mold, Big 3 Products, and the Management Company, dated as of September 28, 2012, and as amended thereafter.
"Member Employees" means those employees of the Acquired Companies who hold membership interests in Seller.
"Net Working Capital" means, on a consolidated basis, (i) the sum of the current assets of the Acquired Companies, excluding Company Cash and current and deferred Income Tax assets, minus (ii) the sum of the current liabilities of the Acquired Companies (excluding Indebtedness, Selling Expenses to the extent paid prior to the Closing or identified in the Selling Expense Payoffs, any Intercompany Payable, and current and deferred Income Tax liabilities), in each case determined in accordance with, and subject to the adjustments (if any) included in, the Specified Accounting Principles.  In no event will the determination of Net Working Capital include any liability or obligation related to Indebtedness or Selling Expenses to the extent actually included as a reduction to the Purchase Price or the Closing Cash Amount in accordance with Section 2.02 or Section 2.07. An example of the calculation of Net Working Capital as of January 31, 2019 is set forth on Annex A hereto (the "Example Calculation").  The associated accounts and sub-accounts of the Acquired Companies used to populate the line items of the Example Calculation are set forth on Annex B hereto (the "Account Listing"). The Estimated Closing Date Net Working Capital and the Final Closing Date Net Working Capital shall be calculated in good faith, in accordance with the Specified Accounting Principles and shall only include those line items set forth in the Account Listing. Notwithstanding the foregoing, the Parties acknowledge and agree that the calculations of Net Working Capital, including each component thereof, will not take into account any asset or liability of or related to Associated.
"Offsite Facility" means any facility which was previously, but is not currently, owned, leased, occupied or operated by any of the Acquired Companies.
"Order" means any binding judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or other Governmental Authority.
"Organizational Documents" means, with respect to any Person that is a corporation, such Person's certificate of incorporation, bylaws and shareholder agreements that supersede the certificate of organization or bylaws, and with respect to any Person that is a non-corporate entity, the analogous organizational documents of such Person.
"Original Retention Amount" means the original deductible under the Representation and Warranty Policy as of the Closing Date.
"Permits" mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, orders, permits or other rights and privileges issued by any Governmental Authority.
"Permitted Encumbrances" means (i) Liens for Taxes, assessments, fees and other charges by any Governmental Authority that are not delinquent as of the Closing Date or that are otherwise being contested in good faith, (ii) Liens of landlords, carriers, warehouse persons, workmen, repairmen, mechanics or material persons arising or incurred in the ordinary course of business for amounts which are not delinquent as of the Closing Date and which are taken into account in the Estimated Closing Date Balance Sheet and the Closing Calculation, (iii) easements, declarations, restrictions, covenants, conditions, rights-of-way, licenses and other similar matters on or affecting any Company Real Property recorded in the land records applicable to such Company Real Property at least ten (10) Business Days prior to the Closing Date and matters that would be disclosed by an accurate survey of the Company Real Property, (iv) zoning regulations and ordinances, land use, permits, licenses, utility easements, rights of way and similar matters imposed or promulgated by any Governmental Authority, and (v) such other matters, if any, identified as "Permitted Encumbrances" in Section 1.01(a) of the Company Disclosure Schedule.
"Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
"Personal Information" means personally identifiable information as defined under applicable Privacy Laws.
"Policy Limit" means Ten Million and 00/100 Dollars ($10,000,000.00), the policy limit under the Representation and Warranty Policy.
"Post-Closing Tax Period" means any taxable period or portion of a taxable period that is not a Pre-Closing Tax Period.
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.
"Pro Ration Percentage" means, with respect to each Seller Owner, the percentage specified opposite such Seller Owner's name in Section 1.01(b) of the Company Disclosure Schedule.
"Proceeding" means any legal, administrative, arbitral or other proceeding, suit, action or governmental or regulatory investigation, including any tax audit, by any Governmental Authority.
"Projections" means, collectively, any projections, business plan information, estimates, forecasts, budgets, plans, capital improvement plans, pro-forma financial information or other statements communicated (orally or in writing) to or made available to the Buyer Parties or their Representatives of future revenues, profitability, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial component (or any component thereof) of the Acquired Companies, whether relating to any period prior to or after the Closing Date.
"R&W Escrow Amount" means Eight Hundred Sixteen Thousand Five Hundred Three and 00/100 Dollars ($816,503.00).
"R&W Insurer" means CFC Underwriting, Ltd.
"Regulation" means any rule, regulation, policy or binding interpretation (regarding such rule, regulation or policy) of any Governmental Authority.
"Release" means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing, depositing, disposing, dispersing or migrating into or through the environment (including, the atmosphere, soil, surface water, groundwater or property).
"Representation and Warranty Policy Costs" means, collectively, the underwriting fees (including fees and expenses of the counsel to the R&W Insurer and underwriter) with respect to the commitment to provide the Representation and Warranty Policy, and the broker commissions and premiums with respect to the Representation and Warranty Policy.
"Representation and Warranty Policy" the representations and warranties policy in the form of Exhibit A issued by the R&W Insurer.
"Representative Amount" means One Million Five Hundred Thousand Dollars ($1,500,000.00).
"Representatives" means a Person's directors, officers, managers, agents, attorneys, accountants, advisers and representatives.
"Required Consents" means the consents set forth on Section 1.01(c) of the Company Disclosure Schedule.
"Restricted Activity Agreement" means the Restricted Activity Agreement to be entered into effective as of the Closing Date, by and between, Buyer Parties and TVV Equity Investors III, LLC.
"Restrictive Covenants Agreements" means, collectively, those certain Contribution and Restrictive Covenants Agreements, in each case dated as of January 31, 2014, by and between Seller and each of Jim McCreadie, Charles McHugh, Kurt Rigstad, and Ralph Zolynsky.
"Retention Amount" means, at any time of determination under Section 13.05, the remaining applicable deductible under the Representation and Warranty Policy at such point in time after giving effect to all "loss" (as defined in the Representation and Warranty Policy) which erodes the deductible under the Representation and Warranty Policy.
"Riley Prior Employment Agreement" means that certain employment offer letter, dated and accepted as of December 7, 2016, from Big 3 Mold to Todd Riley.
"Riley Stock Agreement" means that certain Stock Appreciation Rights Agreement, to be entered into effective as of the Closing Date, by and between Eastern and Todd Riley.
"Secondary Representations" means the representations and warranties of the Selling Parties set forth in Section 3.13(a), (b) and (d) (Assets) and Section 3.17 (Environmental Matters).
"Securities Act" means the United States Securities Act of 1933, as amended.
"Seller Representative" means the Person (initially Initial Rep) from time to time serving as the representative of the Selling Parties for purposes of this Agreement and the Escrow Agreement, as selected in accordance with, and having such rights, duties and obligations as set forth in, ARTICLE IX.
"Selling Expenses" means (i) the fees and expenses payable by the Selling Parties to Bass, Berry & Sims and any other attorneys engaged by the Selling Parties or the Acquired Companies in connection with this Agreement, the other Transaction Documents, or the Contemplated Transactions, (ii) the fees and expenses payable by the Selling Parties to Stout Risius Ross, LLC ("Stout") and the Management Company or other advisors engaged by the Selling Parties or the Acquired Companies and incurred in connection with this Agreement, the other Transaction Documents, or the Contemplated Transactions, (iii) fifty percent (50%) of the Representation and Warranty Policy Costs as contemplated by Section 9.03(b) of this Agreement; (iv) the fees and expenses, including any transaction fee or expense reimbursements, payable by the Selling Parties to the Management Company or any Affiliate of any Selling Party, including the Intercompany Payables, owing by any of the Acquired Companies, and (v) any amounts required to be paid by any Acquired Company for bonus payments, severance payments and other similar payments to be made to any Company Employee as a result of a change of control or which otherwise become payable as a result of the Contemplated Transactions.  For the avoidance of doubt, in no event shall Selling Expenses be deemed to include any fees or expenses constituting retention amounts under the Representation and Warranty Policy (although the same may constitute Losses subject to the indemnification obligations of Seller and the Seller Owners set forth in ARTICLE XIII) or otherwise incurred by the Buyer Parties or their Affiliates (whether or not to be paid by the Acquired Companies after Closing) to any of their financial advisors, attorneys, accountants, advisors, consultants or other Representatives or Financing Sources, or any filing fees with any Governmental Authority relating to the Contemplated Transactions, or any other fees or expenses initiated or incurred at the request of the Buyer Parties or their Representatives.
"Software" means any and all:  (a) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code; (b) databases and computations, including any and all data and collections of data; and (c) documentation, including user manuals and training materials, relating to any of the foregoing.
"Special Representations" means the Broker Representations, the Fundamental Representations, and the Tax Representations.
"Specified Accounting Principles" means the accounting principles, policies, procedures, methodologies, classifications and judgments used by the Acquired Companies in preparing the Example Calculation and the Estimated Closing Date Net Working Capital, and to be applied in determining the Closing Date Net Working Capital, the Closing Date Cash, and the Closing Date Indebtedness, which consist of Calculation Date GAAP, as modified by the definitions of Net Working Capital, Company Cash, and Indebtedness, and, in the case of Closing Date Net Working Capital, taking into account only the current asset and current liability line items set forth in the Example Calculation, which line items are to be populated taking into account all of the associated accounts and sub-accounts identified in the Account Listing.
"Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.
"Subsidiary" means, with respect to any Person, (i) a corporation of which a portion of the outstanding capital stock is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or (ii) any other Person (other than a corporation) in which such Person or one or more other Subsidiaries of such Person, directly or indirectly, has economic ownership or voting power relating to the policies, management and affairs thereof.
"Target Closing Date Net Working Capital" means $11,443,570.00.
"Tax" or "Taxes" means any federal, state, local or foreign net income, gross income, gross receipts, net profits, excess profits, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, bulk sales, conveyance, controlling interest transfer, stamp tax or other tax and any similar duty, fee assessment or charge, in each case, in the nature of a tax, together with any interest or penalty, imposed by any Governmental Authority (domestic or foreign) with respect thereto.
"Tax Benefit" means, with respect to any Loss, any decrease in Taxes paid or payable attributable to, or resulting from, such Loss. For purposes of determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay tax at the highest marginal rates in effect in the year such Tax Benefit is realized or utilized and shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under the Law.
"Tax Escrow Amount" means Seven Hundred Seventy-Five Thousand and 00/100 Dollars ($775,000.00).
"Tax Escrow Subaccount" means any of the Tax Escrow State Subaccount or Tax Escrow General Subaccount, individually or collectively, as described in Annex C.
"Tax Representations" means the representations and warranties of the Selling Parties set forth in Section 3.09(u) and Section 3.14 (Taxes).
"Tax Returns" means all returns, declarations, reports, claims for refund and information statements and returns filed or required to be filed with a Governmental Authority relating to Taxes.
"Taxing Authority" means any Governmental Authority or any subdivision, agency, commission or authority thereof, having jurisdiction over the assessment, collection or imposition of Taxes of any nature.
"Transaction Documents" means this Agreement, the Escrow Agreement, the Restricted Activity Agreement, and all other agreements, instruments, certificates and documents to be executed or delivered by any Party pursuant to this Agreement or in connection with the Contemplated Transactions.
"WARN Act" means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§2101, et seq., and any similar state or local Laws, including the Illinois Worker Adjustment and Retraining Notification Act.
"Working Capital Escrow Amount" means Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00).
Section 1.02 Table of Defined Terms. Terms that are not defined in Section 1.01 have the meanings set forth in the following Sections:

Defined Term	Section Reference
Account Listing	Definition of "Net Working Capital"
Acquired Companies	Preamble
Adjustment Statements	Section 2.07(a)
Agreed Tax Treatment	Section 12.01(d)
Annual Financial Statements	Section 3.08(a)
Applicable Limitation Period	Section 13.01(e)
Associated	Preamble
Associated Shares	Recitals
Balance Sheet Date	Section 3.08(a)
Base Price	Section 2.02(a)
Benefit Plan	Section 3.11(a)
Big 3 Mold	Preamble
Big 3 Mold Shares	Recitals
Big 3 Products	Preamble
Big 3 Products Shares	Recitals
Buyer	Preamble
Buyer Adjustment Amount	Section 2.07(c)(iv)
Buyer Deductible	Section 13.04(h)
Buyer Indemnified Persons	Section 13.02(a)
Buyer Parties	Preamble
Buyer Plans	Section 9.07
Buyer Prepared Returns	Section 12.01(b)
Buyer Released Claims	Section 10.02
Centralia	Article VIII, Preamble
Closing	Section 2.06
Closing Calculation	Section 2.05
Closing Cash Amount	Section 2.02(b)
Closing Date	Section 2.06
Companies House	Section 2.08(d)
Company Amended Income Tax Return	Annex C, Section III
Company Leased Real Property	Section 3.13(b)
Company Owned Real Property	Section 3.13(a)
Company Pre-Closing Income Tax Return	Section 12.01(a)
Company Real Property	Section 3.13(b)
Company Releasors	Section 10.01
Covenant Survival Period	Section 13.01(e)
D&O Tail Policy	Section 9.04(a)
Design Innovation Interests	Recitals
Design Innovations	Preamble
Designated Company Income Tax Return	Annex C, Section III
Eastern	Preamble
Estimated Closing Date Balance Sheet	Section 2.05
Example Calculation	Definition of "Net Working Capital"
Excess Buyer Adjustment	Section 2.07(a)(iv)(B)
Excluded Matter Pro Rated Cap	Section 13.04(d)
Excluded Matter Seller Cap	Section 13.04(c)
Excluded Matters Losses	Section 13.04(c)
Excluded Secondary Survival Period	Section 13.01(d)
Final Closing Date Balance Sheet	Section 2.07(a)
Final Closing Date Indebtedness	Section 2.07(a)
Final Closing Date Net Working Capital	Section 2.07(a)
Final Determination	Section 13.06(h)
Fundamental and Broker Survival Period	Section 13.01(c)
General Buyer Cap	Section 13.04(i)
General Indemnification Obligations	Section 13.05(a)(i)
General Seller Cap	Section 13.04(c)
General Survival Period	Section 13.01(a)
Hyde	Preamble
Included Secondary Survival Period	Section 13.01(d)
Indebtedness Payoffs	Section 2.08(s)
Indemnification Provisions	Section 9.04(a)
Indemnified Party	Section 13.06(a)
Independent Accountant	Section 2.07(b)
Initial Rep	Preamble
Insurance Policies	Section 3.16
Interim Financial Statements	Section 3.08(a)
Key Customers	Section 3.20(a)
Key Suppliers	Section 3.20
Millville	Section 3.17(h)
Millville Remediation	Section 8.01(e)(ii)
Millville Report	Section 3.17(h)
New State-Level Income Tax Return	Annex C, Section III
Nexus Study	Annex C, Section III
NJDEP	Section 2.08(w)
PA	Section 3.17(h)
Parties	Preamble
Party	Preamble
Physical Inventory Count	Section 2.07(a)
Premises	Section 3.17
Privacy Laws	Section 3.07(e)
Property Tax Adjustment	Section 2.07(g)
Protest Notice	Section 2.07(a)
Purchase	Recitals
Purchase Price	Section 2.02(a)
Purchase price	Section 2.02(a)
R&D Credit	Section 12.03(e)
R&W Escrow Fund	Section 2.04
R&W Escrow Release Date	Section 13.09(b)
RAO	Section 8.01(e)(ii)
Real Property Leases	Section 3.13(b)
Receivables	Section 3.13(e)
Reference Balance Sheet	Section 3.08(a)
Released D&O Claim	Section 9.05(a)
Remediation Funding Source	Section 8.01(e)(i)
Riley	Preamble
Sale	Recitals
Sale Time	Section 2.06
Scheidt	Preamble
Seller	Preamble
Seller Adjustment Amount	Section 2.07(a)(iv)
Seller Deductible	Section 13.04(b)
Seller Indemnified Persons	Section 13.02(b)
Seller Owner Covenant Breach	Section 13.02(a)(ii)
Seller Owner Misrepresentation	Section 13.02(a)(i)
Seller Owners	Preamble
Seller Released Claims	Section 10.01
Seller Released Parties	Section 10.01
Seller Releasors	Section 10.02
Seller Retention Amount	Section 13.05(a)(i)
Seller Tax Claims	Section 12.04(b)
Seller's LSRP	Section 3.17(h)
Selling Expense Payoffs	Section 2.08(s)
Selling Parties	Preamble
Shares	Recitals
SI	Section 3.17(h)
State Amended Tax Return Liabilities	Annex C, Section III
State New Tax Return Liabilities	Annex C, Section III
State Tax Nexus Refund	Annex C, Section III
Stout	Definition of "Selling Expenses"
Straddle Returns	Section 12.01(b)
Subsidiary Interests	Recitals
Sur-Form	Preamble
Sur-Form Interests	Recitals
Tax Claim	Section 12.04(a)
Tax Escrow Fund	Section 2.04
Tax Escrow General Subaccount	Annex C, Section IV
Tax Escrow Release Date	Section 13.09(c)
Tax Escrow State Subaccount	Annex C, Section IV
Third Party Recoveries	Section 13.03(a)
Third Party Recoveries	Section 13.03(a)
Transaction GIN	Section 2.08(w)
Transfer Taxes	Section 12.06
Transfer Taxes	Section 12.06
Trust Agreement	Section 8.01(e)(ii)
TVV III	Preamble
TVV IIIA	Preamble
Ultimate Buyer Cap	Section 13.04(i)
Ultimate Pro Rated Cap	Section 13.04(d)
Ultimate Seller Cap	Section 13.04(c)
Working Capital Escrow Fund	Section 2.04

ARTICLE II
SALE AND PURCHASE

Section 2.01 Sale and Purchase of Shares.  At the Closing, on and subject to the terms and conditions of this Agreement, Seller is selling, assigning, transferring and conveying to Buyer, and Buyer is purchasing and acquiring from Seller, all of the Shares.

Section 2.02 Purchase Price; Closing Cash Amount; Allocation of the Purchase Price.

(a) For purposes of this Agreement, the "Purchase Price" means, subject to adjustment in accordance with this Agreement:  (i) Eighty-One Million Six Hundred Fifty Thousand Three Hundred Twenty and 00/100 Dollars ($81,650,320.00) (the "Base Price"); minus (ii) the Closing Date Indebtedness; plus (iii) the Closing Date Cash; plus or minus (as the case may be) (iv) the amount by which the Closing Date Net Working Capital exceeds the Target Closing Date Net Working Capital or the amount by which Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital.

(b) For purposes of this Agreement, the "Closing Cash Amount" means:  (i) the Base Price; minus (ii) the amounts of the Estimated Closing Date Indebtedness; minus (iii) the amounts of any unpaid Selling Expenses as identified in the Selling Expense Payoffs; plus (iv) the Estimated Closing Date Cash; plus or minus (as the case may be) (v) the amount by which the Estimated Closing Date Net Working Capital exceeds the Target Closing Date Net Working Capital or the amount by which Estimated Closing Date Net Working Capital is less than the Target Closing Date Net Working Capital; minus (vi) the Escrow Amounts; and minus (vii) the Representative Amount.

(c) The Purchase Price, as adjusted from time to time in accordance with this Agreement, shall be allocated forty percent (40%) for Buyer's purchase of the Big 3 Mold Shares and sixty percent (60%) for Buyer's purchase of the Big 3 Products Shares.

Section 2.03 Payments at Closing for Selling Expenses.  Buyer shall pay by wire transfer of immediately available funds at the Closing the Estimated Closing Date Indebtedness in accordance with the Indebtedness Payoffs and the Selling Expenses that have not been paid prior to the Sale Time in accordance with the Selling Expenses Payoffs.  Such payments will result in a reduction of the Closing Cash Amount as described in Section 2.02, with such payments of outstanding Indebtedness also resulting in a reduction of the Purchase Price as described in Section 2.02, subject to adjustment in accordance with Section 2.07.

Section 2.04 Payment at Closing of Escrow Amounts; and Representative Amount.  At the Closing, Buyer shall pay by wire transfer of immediately available funds (a) the Escrow Amounts to the Escrow Agent, on behalf of Seller, for deposit into three (3) escrow accounts or subaccounts, one funded by the R&W Escrow Amount (the "R&W Escrow Fund"), the second funded by the Tax Escrow Amount (the "Tax Escrow Fund") as further described in Annex C, and the third funded by the Working Capital Escrow Amount (the "Working Capital Escrow Fund"), each to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and, in the case of the Parties, subject to the terms of this Agreement, and (b) the Representative Amount, to such account as designated by the Seller Representative.

Section 2.05 Closing Calculation.  Prior to the Closing Date, the Selling Parties have delivered to Buyer an estimated, unaudited, consolidated balance sheet of the Acquired Companies as of the Sale Time prepared on a basis consistent with the Specified Accounting Principles (the "Estimated Closing Date Balance Sheet"), together with a calculation (the "Closing Calculation") setting forth the Estimated Closing Date Cash, the Estimated Closing Date Indebtedness (with copies of the Indebtedness Payoffs attached), the Selling Expenses unpaid as of the Sale Time (with copies of the Selling Expenses Payoffs attached), and the Estimated Closing Date Net Working Capital.

Section 2.06 Closing.  The closing of the Contemplated Transactions (the "Closing") shall take place commencing at 10:00 A.M. (Eastern Time) on the date hereof (the "Closing Date").  The Closing shall take place at the offices of Reid and Riege, P.C., counsel to the Buyer Parties, One Financial Plaza, Hartford, Connecticut, or such other place as Buyer and the Seller Representative have agreed (including by means of facsimile, email or other electronic transmission).  If the Closing is successfully completed, all of the Contemplated Transactions shall be deemed to have been consummated effective as of 12:01 A.M. EST (the "Sale Time") on the date immediately following the Closing Date.
Section 2.07 Purchase Price Adjustments.

(a) Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative an unaudited consolidated balance sheet of the Acquired Companies as of the Sale Time (the "Final Closing Date Balance Sheet") and a reasonably detailed statement (together with the Final Closing Date Balance Sheet, collectively, the "Adjustment Statements") setting forth Buyer's calculations of Closing Date Cash (the "Final Closing Date Cash"), Closing Date Indebtedness (the "Final Closing Date Indebtedness"), and Closing Date Net Working Capital (the "Final Closing Date Net Working Capital").  The Adjustment Statements delivered by Buyer shall be accompanied by reasonable supporting details and work papers.  The Final Closing Date Balance Sheet shall be prepared in accordance with the Specified Accounting Principles, provided that the Acquired Companies' inventory shall reflect the results of the physical inventory count jointly conducted by Buyer and Seller prior to the Closing Date for purposes of establishing the count portion of inventory and each component thereof to be included in the Final Closing Date Balance Sheet (the "Physical Inventory Count"), which Physical Inventory Count shall (i) include only inventory of a quality and quantity usable and salable in the ordinary course of the applicable Acquired Company's business consistent with past practice, and (ii) reflect adjustments in accordance with the Specified Accounting Principles to take into account any days elapsed between the date the physical inventory was conducted and the Closing Date.  The respective independent auditors (or other designee) of Seller and the Buyer Parties, if any, shall have the right to observe the taking of the Physical Inventory Count.  If Buyer fails to timely deliver the Adjustment Statements, then the Seller Representative shall have the option to declare the Closing Calculation to be deemed the final Adjustment Statements for purposes of this Section 2.07. Within sixty (60) days after delivery of the Adjustment Statements and adequate reasonable supporting information, the Seller Representative may deliver written notice (the "Protest Notice") to Buyer of any objections that the Seller Representative may have to the Adjustment Statements, provided that the Seller Representative's objections shall be limited to (i) the Adjustment Statements not being prepared in accordance with this Agreement, including Buyer's failure to correctly apply the Specified Accounting Principles or to provide reasonably adequate supporting details and work papers for its calculations, and (ii) arithmetic errors.  The Protest Notice shall set forth in reasonable detail the basis of such objection(s) together with the amount(s) in dispute; provided, that the Seller Representative's obligation to provide reasonable detail shall be conditioned on the Seller Representative having had such access and cooperation pursuant to this Subsection (a) (as described below) as it shall have deemed reasonably necessary.  Upon receipt of the Adjustment Statements, the Seller Representative and its Representatives shall be given prompt and reasonable access, during normal business hours, to all of Buyer's, the Acquired Companies' and their accountants' books and records (including working papers, schedules and calculations) reasonably relating to the preparation of the Adjustment Statements, including by Buyer making any applicable records available in electronic form where reasonably requested.  The Seller Representative and its Representatives may make inquiries of Buyer, the Acquired Companies, and their respective Representatives regarding questions concerning or disagreements with the Adjustment Statements arising in the course of their review thereof, and Buyer shall use its, and shall cause the Acquired Companies to use their respective, reasonable efforts to cooperate with and promptly respond to such inquiries.

(b) Upon receipt of a Protest Notice, Buyer and the Seller Representative shall attempt in good faith to resolve any dispute regarding the Adjustment Statements (and all such discussions related thereto shall, unless otherwise agreed by Buyer and the Seller Representative, be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule).  If Buyer and the Seller Representative are unable to resolve any disagreement with respect to the Adjustment Statements within thirty (30) days following Buyer's receipt of the Protest Notice, then Buyer and the Seller Representative shall engage, and submit such dispute for resolution to, a mutually agreed upon independent nationally or regionally recognized accounting firm (the "Independent Accountant").  The Independent Accountant will be jointly engaged by Buyer and the Seller Representative, will certify to Buyer and the Seller Representative that it is independent as to such engagement, will act as an expert and not an arbiter, and will be instructed to send to Buyer and the Seller Representative, within thirty (30) days of the date on which such dispute is referred to the Independent Accountant, its determination on the specific matters in dispute which calculation shall be between the determinations prepared by the Seller Representative in the Protest Notice and Buyer in the Adjustment Statements as to Final Closing Date Cash as a whole, Final Closing Date Indebtedness as a whole, and Final Closing Date Net Working Capital as a whole, but otherwise in accordance with the Specified Accounting Principles, and shall be final and binding on all Parties absent manifest error.  The Independent Accountant will determine the allocation of the cost of the Independent Accountant's review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Independent Accountant.  For example, should the items in dispute total an amount equal to $1,000 and the Independent Accountant awards $600 in favor of the Seller Representative's position, 60% of the costs of the Independent Accountant's review would be borne by Buyer and 40% of the costs of the Independent Accountant's review would be borne by Seller and the Seller Owners.

(c) The Parties agree as follows:

(i)
If the Final Closing Date Net Working Capital as finally determined pursuant to the foregoing provisions of this Section 2.07 is greater than the Estimated Closing Date Net Working Capital, Buyer shall owe the excess to Seller.  If the Final Closing Date Net Working Capital as finally determined pursuant to foregoing provisions of this Section 2.07 is less than the Estimated Closing Date Net Working Capital, then Seller and the Seller Owners shall owe the deficit to Buyer.

(ii)
If the Final Closing Date Cash as finally determined pursuant to the foregoing provisions of this Section 2.07 is greater than the Estimated Closing Date Cash, Buyer shall owe the excess to Seller.  If the Final Closing Date Cash as finally determined pursuant to foregoing provisions of this Section 2.07 is less than the Estimated Closing Date Cash, Seller and the Seller Owners shall owe the deficit to Buyer.

(iii)
If the Final Closing Date Indebtedness as finally determined pursuant to the foregoing provisions of this Section 2.07 is less than the Estimated Closing Date Indebtedness, Buyer shall owe the deficit to Seller.  If the Final Closing Date Indebtedness as finally determined pursuant to foregoing provisions of this Section 2.07 is greater than the Estimated Closing Date Indebtedness, Seller and the Seller Owners shall owe the excess to Buyer.

(iv)
The net amount, if any, of amounts owing to Buyer minus amounts owing to Seller pursuant to (i), (ii) and (iii) above is the "Buyer Adjustment Amount."  The net amount, if any, of amounts owing to Seller minus amounts owing to Buyer pursuant to (i), (ii) and (iii) is the "Seller Adjustment Amount."  The Parties agree that:

A.
Within ten (10) Business Days of the final determination of any Seller Adjustment Amount, (i) Buyer shall pay any Seller Adjustment Amount to Seller by wire transfer of immediately available funds in accordance with written instructions provided by the Seller Representative to Buyer, and (ii) Eastern, as party to the Escrow Agreement and on behalf of Buyer, and the Seller shall issue joint written instructions to the Escrow Agent for the release of all amounts remaining in the Working Capital Escrow Fund.

B.
Within ten (10) Business Days of the final determination of any Buyer Adjustment Amount, the Seller Representative and Eastern, as party to the Escrow Agreement and on behalf of Buyer, shall issue joint written instructions to Escrow Agent to pay (i) to Buyer from the Working Capital Escrow Fund an amount equal to the Buyer Adjustment Amount, and (ii) to the Seller Representative all amounts remaining, if any, in the Working Capital Escrow Fund after disbursement of the Buyer Adjustment Amount; provided, however, that in the event the Buyer Adjustment Amount is greater than the amount remaining in the Working Capital Escrow Fund (such excess amount, the "Excess Buyer Adjustment Amount"), (A) the Seller Representative and Eastern, as party to the Escrow Agreement and on behalf of Buyer, shall issue joint written instructions to the Escrow Agent to pay to Buyer the entire balance of the Working Capital Escrow Fund, and (B) Seller and the Seller Owners shall pay (or cause Seller Representative to pay on their behalf) to Buyer the amount of the Excess Buyer Adjustment Amount by wire transfer of immediately available funds in accordance with wire instructions provided by Buyer.  For clarity, Seller shall be jointly and severally liable for the entire Buyer Adjustment Amount and each Seller Owner shall be severally, but not jointly and severally, liable for his Pro Ration Percentage of the Buyer Adjustment Amount.

C.
Any payment of the Seller Adjustment Amount which is owed by Buyer and not so paid when due and payable in accordance Section 2.07(c)(iv)(A) shall bear simple interest from the date on which the amount is due and payable as provided in this clause (iv) to the date on which the payment is actually paid at a rate of five percent (5.00%) per annum (calculated on the basis of a 365 day year) which interest shall be payable to the Seller. Any payment of the Excess Buyer Adjustment Amount which is owed by Seller and the Seller Owners and which is not so paid when due and payable in accordance with Section 2.07(c)(iv)(B) shall bear simple interest from the date on which the amount is due and payable as provided in this clause (iv) to the date on which the payment is actually paid at a rate of five percent (5.00%) per annum (calculated on the basis of a 365 day year) which interest shall be payable to the Buyer.

(d) The Parties agree that the Selling Parties and their Affiliates may engage the Acquired Companies' accountants and advisors at Kraft CPAs PLLC and Bass, Berry & Sims and their respective Affiliates to advise or represent them in connection with the determination of the Final Closing Date Cash, the Final Closing Date Indebtedness, and the Final Closing Date Net Working Capital and the other matters addressed by this Section 2.07.

(e) The cost of any policy of title insurance obtained by Buyer, and any endorsements issued in connection therewith, any survey or zoning letter or report obtained by Buyer, and any recording fees, search and exam fees related to the Company Real Property shall be paid by Buyer. Other than Transfer Taxes (which are the subject of Section 12.06), all other costs and expenses of the Contemplated Transactions related to the Company Real Property not allocated above shall be divided between Buyer and Seller in accordance with the custom of the jurisdiction where the applicable Company Real Property is located; provided, however, under all circumstances Seller and Buyer shall split evenly (50/50) any such costs incurred if no such custom exists.  To the extent required for any particular Company Real Property, Seller and Buyer shall agree prior to Closing upon an appropriate value mutually acceptable to the Parties for such particular Company Real Property for purposes of determining any recordation or transfer tax applicable to each Company Real Property.

(f) All customary charges and rents with respect to the Company Real Property (other than ad valorem real estate taxes, which shall be allocated pursuant to Section 2.07(g) and Section 10.02) shall be prorated and adjusted between the parties as of the Closing Date.  If final prorations for those items addressed in this Subsection (f) cannot be made on the Closing Date, then Buyer and Seller agree that such times shall be estimated using the immediately preceding year as the basis, with such final adjustment(s) to the prorations to be made promptly once statements evidencing the actual figures for the applicable time period are received.  Payments in connection with such final adjustments shall be due and paid within thirty (30) days after mutual agreement of the amount(s) due. The prorations made in this Subsection (f) shall be without duplication of any items adjusted pursuant to the Adjustment Statements as set forth above or Subsection (g) below.

(g) To the extent not included in the calculation of Net Working Capital or Section 2.07(f), all real estate Taxes, special or general assessments, assessments under any Permitted Encumbrances, personal property Taxes, water and sewer rents, rates and charges and other municipal permit fees that relate to the Company Real Property or any personal property owned or used by the Acquired Companies in connection with the operation of their respective businesses with respect to time periods before and after the Closing shall be prorated and adjusted between the parties as of the Closing Date.  If final prorations for those items addressed in this Subsection (g) cannot be made on the Closing Date, then Buyer and Seller agree that such amounts shall be estimated based on the most recent available bill or periodic payment and shall be re-prorated promptly upon receipt of the actual Tax bill (such re-proration, if any, the "Property Tax Adjustment"). After the Property Tax Adjustment is complete, payments in connection with any Property Tax Adjustment shall be due and paid within thirty (30) days after mutual agreement of the amount(s) due. The prorations made in this Subsection (g) shall be without duplication of any items adjusted pursuant to the Adjustment Statements as set forth above or Subsection (f) above.

(h) Any payments made pursuant to this Section 2.07 (other than fees paid to the Independent Accountant) shall be treated by the Parties as an adjustment to the Purchase Price for Income Tax purposes, except to the extent applicable Law requires such payment to be treated differently.

Section 2.08 Deliveries by the Selling Parties.  At the Closing, the Selling Parties will deliver, or cause to be delivered, to the Buyer Parties in form and substance reasonably acceptable to the Buyer Parties, the following, duly executed by the Selling Parties and the Acquired Companies to the extent applicable:

(a) stock certificates representing all of the Shares, with blank transfer forms endorsed or stock powers executed in proper form for transfer;
(b) the Certificates of Incorporation of Big 3 Mold and Big 3 Products, each certified as of not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(c) the Certificates of Formation of Seller, Design Innovations and Sur-Form, each certified as of not more than ten (10) Business Days prior to the Closing Date by the Secretary of State of the State of Delaware;
(d) the Articles of Association and Memorandum of Association of Associated, certified as of not more than ten (10) Business Days prior to the Closing Date by the registrar of Companies for the United Kingdom ("Companies House"); and;
(e) Certificates of the Secretary of State of the State of Delaware as to the good standing of each of Seller, Big 3 Mold, Big 3 Products, Design Innovations, and Sur-Form in such jurisdiction, and a certificate as to the good standing of Associated in England and Wales as provided by Companies House, and from the equivalent officer of each other jurisdiction in which any Acquired Company is qualified to do business as to the good standing or legal existence, as applicable, of such Acquired Company in such jurisdiction, each as of not more than ten (10) Business Days prior to the Closing Date;
(f) a certificate of the Secretary of each of Seller and each of the Acquired Companies certifying as to the (i) authenticity and completeness of all necessary authorizing resolutions adopted by such Party with respect to the Contemplated Transaction, (ii) authenticity and completeness of the bylaws or operating agreements, as applicable, of such Party, and (iii) incumbency of all signatories to the Transaction Documents for such Party;
(g) a certificate executed by Seller duly completed pursuant to Section 1.445-2(b)(2) of the Treasury Regulations, certifying that the Seller is not a "foreign person" within the meaning of Section 1445 of the Code;
(h) the Escrow Agreement, executed by the Escrow Agent;
(i) the Restricted Activity Agreement;
(j) the Employment Agreements;
(k) the Riley Stock Agreement;
(l) a Certificate of Amendment to its Certificate of Formation for filing with the Secretary of State of the State of Delaware by which Seller changes its company name to a name that does not include the phrase "Big 3" or any variation or derivative thereof;
(m) the Required Consents;
(n) resignations of each of the Officers;
(o) terminations of each of the following:  the Management Services Agreement (as it relates to the Big 3 Mold and Big 3 Products) and the Riley Prior Employment Agreement;
(p) assignments in whole or in part, as applicable, of each of the Restrictive Covenants Agreements to allow Buyer the benefit of those certain restrictive covenants made in favor of Seller by certain individuals who will be employees of an Acquired Company following consummation of the Contemplated Transactions;
(q) affidavits required by the Buyer's applicable title insurance company for the Company Owned Real Property in the form attached hereto as Exhibit B;
(r) an electronic copy of the contents of the Data Room as of the close of business on the Business Day immediately prior to the Closing Date;
(s) in form and substance acceptable to Buyer Parties, payoff letters specifying the aggregate amount required to be paid to fully satisfy (i) all outstanding Indebtedness identified on Section 3.08(f) of the Company Disclosure Schedule (the "Indebtedness Payoffs"), and any necessary UCC termination statements, terminations and releases of stock pledges and the return of stock certificates evidencing such pledged stock, or other releases as may be required to evidence the satisfaction of all Closing Date Indebtedness upon payment by Buyer of the Closing Date Indebtedness in accordance with Section 2.03, and (ii) all previously unpaid Selling Expenses (the "Selling Expense Payoffs");
(t) evidence that Big 3 Products has qualified to conduct business as a foreign corporation in the States of New Jersey and Michigan, and that Big 3 Mold has qualified to conduct business as a foreign corporation in the State of Missouri, and in each case paid all costs and expenses associated therewith (including, without limitation, fees, fines and penalties, if any, due as a result of the qualification to do business and the failure to have so previously qualified for any prior time period for which qualification was required);
(u) a tax clearance letter issued by the Illinois Department of Revenue for each of Big 3 Products and Big 3 Mold evidencing no outstanding Liability for Taxes to the State of Illinois for all Tax periods for which payment is or becomes due and owing prior to the Closing Date;

(v) evidence that Seller shall have taken such actions, as Buyer deems reasonably necessary, to release the Member Employees from the provisions of any restrictive covenants set forth in any of Seller's Organizational Documents that would, or could reasonably be deemed to, prevent any such Member Employee from accepting and performing employment by the Acquired Companies or the Buyer Parties following consummation of the Contemplated Transactions;

(w) a copy of the fully-executed General Information Notice as to the Contemplated Transaction (the "Transaction GIN") with the New Jersey Department of Environmental Protection (the "NJDEP") the hard copy original of which shall be filed, or the information from which shall be filed by electronic submission, by Seller Representative, on behalf of Seller, with the NJDEP contemporaneously with the Closing, which filing shall identify Seller as "the person responsible for conducting the remediation," and such additional certificates, documents and supporting materials as may be necessary to comply with ISRA;

(x) a copy of the fully-executed ISRA Remediation Certification and Remediation Cost Review Form, the original of which shall be filed by the Seller Representative, on behalf of Seller, with the NJDEP contemporaneously with the Closing, and which shall identify Seller as "the party agreeing to conduct the remediation";

(y) the Post Closing Agreement contemplated by Section 8.01(e)(ii); and

(z) a copy of the fully-executed Trust Agreement contemplated by Section 8.01(e)(i).

Section 2.09 Deliveries by Buyer Parties. At the Closing, the Buyer Parties will deliver, or cause to be delivered, to the Selling Parties the following, in each case duly executed by the applicable Buyer Parties to the extent applicable:

(a) an aggregate amount in cash equal to the Closing Cash Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer;

(b) a certificate of the Secretary of State of the State of Delaware as to the good standing of Buyer in such jurisdiction and a certificate of the Secretary of the State of the State of Connecticut as to the legal existence of Eastern in such jurisdiction, each as of not more than ten (10) Business Days prior to the Closing Date;

(c) the Escrow Agreement, executed by Escrow Agent, together with the delivery of the Escrow Amounts by wire transfer to the Escrow Agent thereunder pursuant to Section 2.04;

(d) the Restricted Activity Agreements;

(e) the Employment Agreement;

(f) the Post Closing Agreement contemplated by Section 8.01(e)(ii); and

(g) evidence reasonably satisfactory to the Seller that the Representation and Warranty Policy has been procured and is in effect.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Except to the extent such representation or warranty is modified or qualified by the Company Disclosure Schedules, subject to Section 16.16, Seller hereby represents and warrants to the Buyer Parties as follows:

Section 3.01 Organization and Qualification.  Each of Big 3 Mold and Big 3 Products is a corporation duly incorporated, validly existing, and in good standing under the Law of the State of Delaware, and each (i) has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified, all of which are identified in Section 3.01 of the Closing Disclosure Schedules, except, in the case of clause (ii) above, where the failure to be so qualified would not be material to the Acquired Companies.  Each of Design Innovations and Sur-Form is a limited liability company duly organized, validly existing, and in good standing under the Law of the State of Delaware, and each (i) has all the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified, all of which are identified in Section 3.01 of the Company Disclosure Schedule, except, in the case of clause (ii) above, where the failure to be so qualified would not be material to the Acquired Companies.  Associated is a limited company existing under the laws of England and Wales and (i) has all the requisite company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) is duly qualified to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets or the conduct of its business requires it to be so qualified, all of which are identified in Section 3.01 of the Company Disclosure Schedule, except, in the case of clause (ii) above, where the failure to be so qualified would not be material to the Acquired Companies.

Section 3.02 Organizational Documents; Conflict.  The Data Room contains copies of the Organizational Documents, in each case true and correct in all material respects, of each of the Acquired Companies, in each case as currently in effect. The Acquired Companies are not in violation of their Organizational Documents.

Section 3.03 Capitalization.

(a) The Shares constitute 100% of the total issued and outstanding shares of capital stock in each of Big 3 Mold and Big 3 Products, all of which are owned by Seller.  All Shares are validly issued, fully paid and nonassessable. The Design Innovations Interests and the Sur-Form Interests are held beneficially and of record by Big 3 Products, constitute 100% of the total issued and outstanding membership interest in each of Design Innovations and Sur-Form Shares, respectively, and are validly issued, fully paid and nonassessable.  The Associated Shares constitute 100% of the issued and outstanding capital stock in Associated, all of which are owned by Mold.

(b) Except as expressly set forth in the Organizational Documents of the Acquired Companies, none of the Shares and none of the Subsidiary Interests are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation right, preemptive right, subscription right or any similar right.  Except for the Shares and the Subsidiary Interests, no other equity interests or other securities of any of the Acquired Companies are issued or outstanding.  All of the Shares and all of the Subsidiary Interests were issued in compliance with the Securities Act, as applicable, and other applicable securities Laws in all material respects.

(c) As of the Sale Time, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or obligations of any kind (contingent or otherwise) to which any Acquired Company is a party or by which it is bound obligating any Acquired Company to issue, deliver or sell additional securities of such Acquired Company or obligating such Acquired Company to issue, grant, extend or enter into any such security, option, warrant, call, right or obligation.  There are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire, directly or indirectly, any securities (or options or warrants to acquire any such securities) of such Acquired Company.

(d) Except for Design Innovations and Sur-Form (each of which is a wholly owned Subsidiary of Big 3 Products) and Associated, a limited company organized under the laws of England and Wales (a wholly owned Subsidiary of Big 3 Mold), the Acquired Companies have no Subsidiaries.   Neither Design Innovations nor Sur-Form has any Subsidiaries.  Associated has no Subsidiaries.

Section 3.04 Authority; Enforceability. Each of the Acquired Companies has the requisite corporate or limited liability company power and authority to execute and deliver this Agreement, each other Transaction Document to which it is or will be a party, and each instrument required to be executed and delivered by it at the Closing and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution and delivery by each Acquired Company of this Agreement, each other Transaction Document to which it is or will be a party, and each instrument required to be executed and delivered by it prior to or at the Closing, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions have been duly and validly approved by the board of directors or other applicable governing body of each Acquired Company and have been duly and validly authorized by all necessary corporate and limited liability company action, and no other corporate or limited liability company proceedings on the part of any Acquired Company are necessary to authorize this Agreement, any Transaction Document to which it is or will be a party, or any instrument required to be executed and delivered by it at the Closing or the consummation of Contemplated Transactions.  With respect to each Acquired Company, this Agreement, any Transaction Document to which it is or will be a party, or any instrument required to be executed and delivered by it at the Closing has been duly and validly executed and delivered by such Acquired Company and, assuming the due authorization, execution and delivery thereof by the Buyer Parties and the Selling Parties who are party thereto, constitutes a legal, valid and binding obligation of such Acquired Company, enforceable against such Acquired Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.05 No Conflict; Required Filings and Consents.  With respect to each Acquired Company, except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution and delivery by such Acquired Company of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it at the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it at the Closing does not and shall not, (a) conflict with, require a consent or notice under, or violate the Organizational Documents of such Acquired Company, (b) conflict in a material manner with, require a consent or notice or other Filing under, or violate any Law or Order applicable to such Acquired Company or by which any of its properties, rights or assets is bound or affected, or (c) result in any breach or violation of, require a consent or notice under, constitute a default under, or impair such Acquired Company's rights or alter the rights or obligations of such Acquired Company under, or give to any Person other than such Acquired Company any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of such Acquired Company's properties, rights or assets pursuant to, any Material Contract.  Except as set forth in Section 3.05 of the Company Disclosure Schedule, no Governmental Approval of, or Filing to or with, any Governmental Authority is required to be obtained or made by any Acquired Company in connection with the consummation of the Contemplated Transactions, except as may be necessary solely as a result of any facts or circumstances relating to Buyer and its Affiliates.

Section 3.06 Material Contracts.

(a) Section 3.06(a) of the Company Disclosure Schedule sets forth a true and complete list of all Material Contracts as to which any Acquired Company is a party or by which any Acquired Company is otherwise bound or to which any Acquired Company is a direct or indirect beneficiary by virtue of being a subsidiary of Seller, identifying each by reference to the particular clause(s) under this Subsection (a) to which it applies, and in each case specifically identifying the Acquired Company that is a party to such Material Contracts.  As used in this Agreement, "Material Contracts" means all of the following agreements to which any Acquired Company is a party or by which any Acquired Company is otherwise bound or to which any Acquired Company is a direct or indirect beneficiary by virtue of being a subsidiary of Seller:

(i)	any purchase order or series of related purchase orders that are outstanding and unfilled as of the date of this Agreement with any customer for the sale of goods or services in excess of $500,000;
(ii)	any agreement for the employment of any officer or employee which provides for annual payments in excess of $150,000;

(iii)	consulting agreements providing for annual payments in excess of $100,000;

(iv)	agreements with Key Customers and Key Suppliers, other than any supplier price lists;

(v)	the Real Property Leases and other items required to be identified on Section 3.13(a) and Section 3.13(b) of the Company Disclosure Schedule;

(vi)
leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual payment in excess of $50,000 and has an unexpired term as of the Closing Date in excess of one (1) year;

(vii)
agreements restricting in any manner any Acquired Company's rights to compete with any Person, restricting any Acquired Company's rights to sell to or purchase from any Person, or restricting the ability of any of the Acquired Companies to solicit employees of another Person;

(viii)	joint venture, co-marketing, or partnership agreements or other agreements related to strategic alignments or similar partnering arrangements;

(ix)
agreements between any Acquired Company and any Affiliate of an Acquired Company (other than another Acquired Company) with respect to the purchase or sale of goods or the performance or receipt of services;

(x)
agreements, instruments, plans, letters of intent, and other relevant documents, pertaining to the pending or targeted (A) acquisition of the business of any other Person by any Acquired Company (whether by way of acquisition of assets, acquisition of stock or other ownership interests, merger, consolidation, recapitalization, or otherwise), or (B) reorganization, recapitalization, or restructuring of the Acquired Companies or any of them;

(xi)
loan or credit agreements, pledge agreements, notes, security agreements, mortgages, debentures, indentures, factoring agreements, letters of credit (and reimbursement agreements with respect thereto), guaranties, swap agreements, hedging agreements, or other evidence of Indebtedness (including and identifying those to be released, terminated or canceled in connection with the Closing pursuant to the Indebtedness Payoff Letters, except security agreements ancillary to any lease of personal property with respect to the property so leased);

(xii)	guaranties, performance, bid or completion bonds, or surety agreements, in each case identified by the Acquired Company;

(xiii)
licenses other than Company IP Agreements or similar contracts requiring payments to or from any Acquired Company in excess of $100,000 per annum representing an interest in or in respect of (A) any real property or (B) any material rights, assets or property;

(xiv)	all agreements which require the payment of a transaction-related bonuses or any change of control, severance, or termination payments;

(xv)	all agreements containing provisions for the indemnification or exculpation of, or advancement of fees to, any Officer with respect to any D&O Claims;

(xvi)
all contracts relating to any settlement agreement to which any Acquired Company is a party, other than (A) releases immaterial in nature entered into with former employees or independent contractors of the Acquired Companies in the ordinary course of business in connection with the cessation of such employee's or independent contractor's employment with the Acquired Companies, (B) settlement agreements for cash only (which has been paid or accrued for in the finally determined Final Closing Date Net Working Capital) which do not exceed $100,000 individually as to such settlement, or (C) settlement agreements entered into more than two years prior to the date of this Agreement under which the Acquired Companies do not have any continuing obligations, liabilities or rights (excluding releases);

(xvii)
agreements since January 1, 2012, (A) for the purchase or acquisition, outside of the ordinary course of business, of assets that are material to the business and operations of an Acquired Company, or (B) that provide for indemnification by an Acquired Company of Claims related to purchases or acquisitions outside of the ordinary course of business, of assets that are material to the business and operations of an Acquired Company, which indemnification obligation has not yet expired by the terms of such agreement; and

(xviii)	agreements by any Acquired Company that provide for the "leasing" or sharing of employee services;
provided, however, that a Material Contract shall not include any (x) purchase or sale order entered into in the ordinary course of business other than as described in clause (i) above; (y) Material Contract terminable by the Acquired Company party thereto on notice of thirty (30) days or less without material penalty or residual or surviving material Liability on the part of an Acquired Company; or (z) confidentiality or non-disclosure agreement entered into in the ordinary course of business or in connection with the Contemplated Transactions or transactions comparable to the Contemplated Transactions other than any of the same imposing any obligation or Liability on an Acquired Company.

(b) Complete and correct copies of each Material Contract (including all material modifications, amendments and supplements thereto and waivers thereunder), or written descriptions of the material terms thereof in the case of any unwritten Material Contract, are contained in the Data Room.

(c) Except as set forth in Section 3.06(c) of the Company Disclosure Schedule: (A) all Material Contracts are valid, binding and in full force and effect as to the Acquired Company(ies) party thereto or bound thereby and, to the Selling Parties' Knowledge, the other parties thereto; (B) no default by any Acquired Company has occurred thereunder, and, to the Selling Parties' Knowledge, no default by the other Persons party thereto has occurred thereunder in any case that would be material to the rights or obligations of the Acquired Companies under the applicable Material Contract; and (C) no Acquired Company has received written notice from any Person party to a Material Contract, and the Selling Parties have no Knowledge, that an event has occurred that with the giving of notice or the passage of time would result in a default under or breach of any Material Contract, or in a termination thereof or would permit the acceleration or other changes of any right or obligation or the loss of any benefit under such Material Contract in any case that would be material to the rights or obligations of the Acquired Companies under the applicable Material Contract.
(d) To the Selling Parties' Knowledge, no facts or circumstances exist which would be reasonably likely to give rise to a material claim under a Material Contract by any other party thereto for indemnification or contribution from an Acquired Company.

Section 3.07 Compliance.

(a) Each of the Acquired Companies is in compliance in all material respects with all Laws applicable to it or its businesses, properties or assets, and no Acquired Company has received written notice from any Governmental Authority or, to the Selling Parties' Knowledge, other third party to the contrary.  Except as set forth in Section 3.07(a) of the Company Disclosure Schedule, or where the failure to have such Permit would not be material to the Acquired Companies, each of the Acquired Companies has all Permits required under applicable Laws or necessary in connection with the conduct of its business. Notwithstanding anything contained in this Agreement to the contrary, no representation is made in this Section 3.07 with respect to the matters described in Section 3.11 (Employee Benefit Plans), Section 3.12 (Labor and Employment Matters), Section 3.14 (Taxes), Section 3.15 (Intellectual Property), or Section 3.17 (Environmental Matters).

(b) Section 3.07(b) of the Company Disclosure Schedule sets forth a true and complete list of all Permits held by the Acquired Companies (other than Environmental Permits, which are addressed in Section 3.17), and the Data Room contains copies, in each case true and correct in all material respects, of each such Permit.  Such Permits constitute all of the Permits required for the Acquired Companies to operate their businesses as currently conducted in compliance with applicable Laws, in all material respects.

(c) No Acquired Company is a party to, or, to the Selling Parties' Knowledge, bound by, any Order or arbitration award (or agreement entered into in any administrative, judicial or arbitration Proceeding with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business activities of such Acquired Company.  No Acquired Company is in material violation of, or delinquent in respect to, any Order, arbitration award or Law of or agreement with, or any Permit from, any Governmental Authority to which the property, assets, personnel or business activities of any Acquired Company are subject.

(d) No Acquired Company has received any written notice of material non-compliance with any Customs and International Trade Laws, and, to the Selling Parties' Knowledge, each of the Acquired Companies has all necessary authority under all Customs and International Trade Laws to conduct its operations as currently conducted, including all necessary licenses for any export transactions, all necessary licenses and clearances for the disclosure of information to foreign Persons, and all necessary registrations with Governmental Authorities with authority to implement the Customs and International Trade Laws.  To Selling Parties' Knowledge, no Acquired Company has made or provided any material false information or material omission to any governmental entity in connection with the importing or exporting of products, the valuation or classification of imported or exported products, the duty treatment of imported or exported products, the eligibility of imported or exported products for favorable duty rates or other special treatment, country-of-origin marking, NAFTA certifications, other statements or certificates concerning origin, quota or visa rights, export licenses or other authorizations, licenses or approvals relating to the same.  No Acquired Company has received any written notice of, or made any voluntary disclosure to a Governmental Authority regarding, a violation of any Customs and International Trade Laws.  No Acquired Company has participated directly or indirectly in any boycotts or other similar practices in violation of the regulations of the United States Department of Commerce or Section 999 of the Code.

(e) Since January 1, 2014, each of the Acquired Companies: (i) has complied in all material respects with all Laws related to the Acquired Companies' protection, collection, use, disclosure, privacy and security of the Personal Information or the creation, maintenance or usage of databases of Personal Information (collectively, the "Privacy Laws"), and (ii) has taken commercially reasonable steps to protect and maintain the confidential nature of Personal Information in accordance with its applicable Privacy Laws.  Since January 1, 2014, no Person has commenced any Proceeding relating to the information privacy or data security practices of any of the Acquired Companies or, to the Selling Parties' Knowledge, has threatened any such Proceeding, or made any complaint to a Governmental Authority or any of the Acquired Companies relating to such practices. To the Knowledge of the Selling Parties, since January 1, 2014, there have been no (A) losses or thefts of, or security breach of any Acquired Company's systems resulting in any third-party access to, or acquisition of any Personal Information stored on such systems; (B) unauthorized access or unauthorized use of any such Personal Information; or (C) improper disclosure of any personally identifiable information or sensitive personal information in the possession, custody or control of the any of the Acquired Companies or any Person acting on any of their behalf.

Section 3.08 Financial Statements; Additional Financial Information; Liabilities.

(a) Section 3.08(a) of the Company Disclosure Schedule contains true and complete copies of the (i) audited consolidated balance sheet of Seller and the Acquired Companies (excluding Associated) as of December 31, 2014, December 31, 2015, December 31, 2016, December 31, 2017, and December 31, 2018, and the related statements of profit and loss, cash flows and shareholders' equity for the years then ended, together with all footnotes thereto (collectively, the "Annual Financial Statements"), and (ii) the unaudited consolidated balance sheet of Seller and the Acquired Companies (excluding Associated) as of July 31, 2019, and the related statements of profit and loss for the seven (7) months then ended (the "Interim Financial Statements" and, collectively with the Annual Financial Statements, the "Financial Statements").  The consolidated balance sheet of Seller and the Acquired Companies (excluding Associated) as of July 31, 2019 is referred to herein as the "Reference Balance Sheet" and July 31, 2019 is referred to herein as the "Balance Sheet Date."

(b) The Financial Statements were prepared on the basis of the books and records of Seller and the Acquired Companies kept in the ordinary course consistent with past practice.

(c) The Financial Statements have been prepared in accordance with Company GAAP and fairly present in all material respects and in accordance with Company GAAP (except, in the case of the Interim Financial Statements, for normal recurring year-end adjustments and the absence of notes) the consolidated financial position and results of operations of Seller and the Acquired Companies as of the respective dates thereof and for the periods indicated.

(d) The Estimated Closing Date Balance Sheet and the Closing Calculations were prepared by the Selling Parties in good faith, on a basis consistent with the Specified Accounting Principles.  The Account Listing identifies all accounts and sub-accounts applicable to the preparation of the balance sheets included in the Financial Statements, other than those pertaining to Company Cash, Indebtedness, and the Selling Expenses.
(e) The Acquired Companies do not have any Liabilities of any kind that would have been required to be reflected in or reserved against on the Reference Balance Sheet and were not so reflected in or reserved against, other than (i) Liabilities incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date, (ii) Liabilities incurred in connection with the Contemplated Transactions which have been satisfied, are reflected in the Selling Expense Payoffs delivered at the Closing, or will be reflected in the Final Closing Date Indebtedness or the Final Closing Date Net Working Capital, or (iii) Liabilities set forth in Section 3.08(e) of the Company Disclosure Schedule.

(f) Except as set forth on Section 3.08(f) of the Company Disclosure Schedule, the Acquired Companies have no outstanding Indebtedness, other than Intercompany Payables, all of which have been repaid or otherwise discharged in full prior to the Sale Time, and the Selling Expense Payoffs identify all of the Selling Expenses which have not been paid prior to the Closing Date.

Section 3.09 Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not been a Company Material Adverse Effect, and (except as set forth in Section 3.09 of the Company Disclosure Schedule and otherwise in furtherance of the Contemplated Transactions) the Acquired Companies have conducted their business in the ordinary course of business consistent with past practice.  Since the Balance Sheet Date, except as set forth in Section 3.09 of the Company Disclosure Schedule, no Acquired Company has:

(a) sold, transferred or otherwise disposed of any material asset or property, except for sales of inventory and transfers of cash in payment of such Acquired Company's Liabilities, all in the ordinary course of business;

(b) suffered any loss, or any material interruption in use, of any material assets or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God or other similar cause;

(c) waived any material right other than in the ordinary course of business consistent with past practices;

(d) increased the salary or other compensation payable to any director or employee at the executive officer level or more senior, other than normal periodic increases in the ordinary course of business consistent with past practices;

(e) amended any of its Organizational Documents;

(f) split, combined or reclassified any capital stock (or membership interests) of such Acquired Company;

(g) issued, sold or disposed of any capital stock (or membership interests) of such Acquired Company, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) capital stock (or membership interests) of the such Acquired Company;

(h) declared or paid any dividends or distributed on or in respect of the capital stock (or membership interests) of such Acquired Company or redeemed, purchased or acquired any such capital stock (or membership interests);

(i) made any change in any method of accounting or accounting practice of an Acquired Company, except as required by GAAP;

(j) incurred, assumed or guaranteed any Indebtedness except in the ordinary course of business consistent with past practice;

(k) transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements, other than any non-exclusive license or sublicense granted in the ordinary course of business that are included in Company IP Agreements;

(l) entered into, amended, terminated or had terminated (A) any Material Contract, or (B) any lease, sublease, arrangement, license, option, right of first refusal, right of first offer, right of first purchase, tenancy, purchase agreement, sale agreement or other agreement relating to the ownership, use or occupancy of all or any portion of the Company Real Property;

(m) (i) granted any bonuses, whether monetary or otherwise, in respect of its current or former employees, officers, directors, managers, independent contractors or consultants, other than as provided for in any written agreements or in the ordinary course of business consistent with past practices, or (ii) taken action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, manager, independent contractor or consultant, other than as provided for in any written agreements or in the ordinary course of business consistent with past practices;

(n) hired or promoted any person as or to (as the case may be) an officer of the Acquired Companies;
(o) adopted, entered into, or materially modified or terminated any:  (i) employment, severance or retention agreement with any current or former employee, officer, director, manager independent contractor or consultant, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a union, in each case whether written or oral, other than as provided for in such written agreements or in the ordinary course of business consistent with past practices;

(p) made any loan to (or forgiven any loan to), or entered into any other transaction with, any of stockholders (or members) or current or former directors, officers, managers and employees of such Acquired Company or any Affiliate of any of the foregoing;

(q) entered into a new line of business or abandoned or discontinued an existing line of business;

(r) adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(s) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $100,000 in the aggregate, except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(t) acquired by merger or consolidation with, or by purchase of a substantial portion of the assets or stock or other ownership interest(s) of, or by any other manner, any business or any Person or any division thereof;

(u) taken any action to make, change or rescind any Tax election (other than in the ordinary course and consistent with past practice) or amended any Tax Return or taken any position on any Tax Return, taken any action, omitted to take any action or entered into any other transaction in each case that is outside the ordinary course of business and has the effect of increasing the Tax liability or reducing any Tax asset of any Acquired Company in respect of any period following the Closing;

(v) made any capital investment in, or any loan to, any other Person;

(w) made any formal change in such Acquired Company's cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue, or acceptance of customer deposits; or

(x) entered into any agreement to do any of the foregoing, or taken any action or omitted to take any action which action or omission would reasonably be expected to result in any of the foregoing.

Section 3.10 Absence of Litigation, Claims and Orders. Except as set forth in Section 3.10 of the Company Disclosure Schedule:

(a) Since January 1, 2014, there has been no, and there is currently no, Proceedings pending nor, to the Selling Parties' Knowledge, threatened against any of the Acquired Companies or any of their respective past or current officers, directors, managers or Affiliates, with respect to or affecting (i) any Acquired Company's operations, assets, business, products sales practices, or financial condition or any of the Company Real Property, or with respect to the consummation of the Contemplated Transactions, or (ii) with respect to which any of the Acquired Companies has an indemnification obligation (including with respect to any asserted or reasonably anticipated but unasserted D&O Claim), and to the Selling Parties' Knowledge no event has occurred or circumstance exists which would be reasonably likely to give rise to any of the foregoing.  Since January 1, 2014 no Acquired Company has initiated any Proceeding pertaining to any of the Company Real Property

(b) Since January 1, 2014, there has been no, and there is currently no Proceeding (including, to the Selling Parties' Knowledge, any investigation) before any Governmental Authority, commission or other administrative authority, pending nor, to the Selling Parties' Knowledge, threatened against any of the Acquired Companies or any of their respective past or current officers, directors, managers or Affiliates, with respect to or affecting any Acquired Company's operations, business, assets, product sales practices, or financial condition, or with respect to the consummation of the Contemplated Transactions, and, in each case, no Acquired Company has received any written notice and the Selling Parties' have no Knowledge that an event has occurred or that any circumstance exists which would be reasonably likely to give rise to any of the foregoing from any Governmental Authority.

(c) There are no (i) material Claims pending nor, to the Selling Parties' Knowledge, threatened against the Acquired Companies or their properties, rights or assets, or (ii) material Orders outstanding to which any Acquired Company or any of its properties, rights or assets is subject.

(d) There are no Claims pending or, to the Selling Parties' Knowledge, threatened on behalf of or against any Acquired Company that challenge (i) the validity of this Agreement or any other Transaction Document, or (ii) any action taken or to be taken by any Acquired Company pursuant to this Agreement or any other Transaction Document or in connection with the Contemplated Transactions.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a complete list of each of the Benefit Plans of any of the Acquired Companies. For purposes of this Agreement, "Benefit Plan" means any employee pension benefit plan (as defined in Section 3(2) of ERISA), employee welfare benefit plan (as defined in Section 3(1) of ERISA), or other bonus, deferred compensation, stock (or membership interest) purchase, stock (or membership interest) option, supplemental retirement, compensation, employment, consulting, incentive, bonus, performance award, phantom equity, stock, stock based, change in control, retention, severance, salary continuation, vacation, sick leave, accrued leave, paid time off, health, medical, welfare, disability, life insurance, accidental death and dismemberment, fringe benefit, or similar plan, arrangement, policy, program, practice or agreement (and any amendment thereto), in each case, whether or not reduced to writing and whether funded or unfunded, sponsored, maintained or contributed to by any of the Acquired Companies in which any of the Company Employees, former employees of any of the Acquired Companies, or their respective dependents or beneficiaries participate.  Other than the other Acquired Companies and Seller, no Acquired Company has any ERISA Affiliates.

(b) None of the Acquired Companies, nor any ERISA Affiliate, maintains or contributes to (or in the past six (6) years has maintained or contributed to) any (i) employee benefit plan that is subject to Title IV of ERISA (including a "defined benefit plan" as defined in Section 3(35) of ERISA or a "multiemployer plan" as defined in Section 3(37) of ERISA), or (ii) "multiple employer plan" within the meaning of Section 413(c) of the Code.

(c) Except as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or applicable state Law or during any post-termination severance period, neither any Acquired Company nor any ERISA Affiliate provides any former employee coverage under any retiree or post-employment medical benefit plan or any other post-termination benefit plan, and neither any Acquired Company nor any ERISA Affiliate has any Liability to provide post-termination or retiree medical benefits to any individual or ever represented, promised, or contracted to any individual that such individual would be provided with post-termination retiree medical benefits.

(d) With respect to each Benefit Plan:

(i)
Each Benefit Plan materially complies (and has materially complied) with, and has been administered and maintained, in all material respects, in accordance with, all applicable Laws and Orders (including ERISA, the Code, the Affordable Care Act, HIPAA, and all applicable local Laws), and has been operated, in all material respects, in accordance with its respective terms, and is in compliance, in all material respects, with all applicable statutory and regulatory standards and requirements with respect to form, fiduciary conduct and reporting and disclosure to governmental agencies and participants.

(ii)
Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter as to its qualification under the Code or is entitled to rely on an opinion or advisory letter, in either case issued by the IRS, and the Data Room contains a copy of the most recent favorable determination letter and/or opinion letter or advisory letter issued by the IRS concerning such Benefit Plan's qualification, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Benefit Plan.  No assets have been directly transferred or merged into any such Benefit Plan except as set forth in Section 3.11(d) of the Company Disclosure Schedule.

(iii)
No "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to a Benefit Plan that could reasonably be expected to result in a material Liability to any Acquired Company.  Each fiduciary of a Benefit Plan (within the meaning of Section 3(21)(A) of ERISA) has complied in all material respects with the requirements of the Code, ERISA and all other applicable laws with respect to the Benefit Plan.  Neither any Acquired Company nor any ERISA Affiliate, nor, to the Selling Parties' Knowledge, any of their directors, officers, managers or employees (to the extent they or any of them are fiduciaries with respect to a Benefit Plan) have breached any responsibility or other obligation imposed upon fiduciaries under Title I of ERISA which would reasonably be expected to subject an Acquired Company to a material Tax, material penalty or material Liability under ERISA, nor have they engaged in any other transaction with respect to a Benefit Plan which would reasonably be expected to result in any Claim being made under, by or on behalf of such Benefit Plan by a Person with standing to make such a Claim (other than an ordinary claim for benefits).

(iv)
With respect to each Benefit Plan, to the extent applicable, the Data Room contains copies, in each case true and correct in all material respects, of:  the Form 5500 annual report for the three (3) most recently completed years for which such a report was required to have been filed with schedules and financial statements attached; the three (3) most recently distributed summary annual reports; the summary plan description together with each summary of modifications thereto; the plan document and all amendments thereto; material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan; the two most recent summaries of benefits and coverage and participant and fiduciary fee disclosures; the nondiscrimination, coverage and any other applicable testing performed with respect to the three most recent years, if any; all contracts with custodians, third-party administrators, actuaries, investment managers or advisors, consultants, business associates (as such term is defined under HIPAA) and other independent contractors that are now in effect; fidelity bond and fiduciary liability insurance policies; and any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any governmental authority including the Employee Plans Compliance Resolution System, Voluntary Fiduciary Correction Program, or Delinquent Filer Voluntary Compliance Program.

(v)
Except as set forth in Section 3.11(d)(v) of the Company Disclosure Schedule, to the Selling Parties' Knowledge, no act or omission has occurred with respect to a Benefit Plan that would reasonably be expected to subject any Acquired Company to any material fine, material penalty, material Tax or material Liability imposed by ERISA or the Code (other than routine Liabilities for benefits and administrative expenses under such Benefit Plan).  Except for Claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no Claims, Proceedings (including investigations) or hearings pending or, to the Selling Parties' knowledge, threatened with respect to any Benefit Plan.

(vi)	No Benefit Plan has assets that include securities issued by an ERISA Affiliate or Acquired Company.

(vii)	Contributions to each Benefit Plan have been made and allocated pursuant to the provisions of each Benefit Plan.

(viii)
Each Benefit Plan can be amended, terminated, or otherwise discontinued after the Closing in accordance with its terms, without Liability to any Acquired Companies or any ERISA Affiliate other than ordinary administrative expenses typically incurred in a termination event.

(e) Each Benefit Plan which is a nonqualified deferred compensation arrangement for purposes of Section 409A of the Code has been administered and documented in all material respects in accordance with the provisions of Section 409A of the Code and the regulations and guidance issued thereunder, and, to the Selling Parties' Knowledge, no act or omission has occurred with respect to any nonqualified deferred compensation arrangement maintained by an Acquired Company that would subject any Acquired Company (or any current or former employee of an Acquired Company) to any material fine, material penalty, material Tax or material Liability imposed by the Code.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions constitutes a triggering event under any Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) will or is reasonably expected to result in any payment, acceleration, vesting or increase in benefits (including a stock or membership interest or a stock or membership interest based compensation) to any current or former employee of any Acquired Company.

(g) Nothing has occurred that could result in a material increase in the benefits under, or the expense of maintaining, any Benefit Plan from the level of benefits or expenses incurred for the most recently completed fiscal year.  There has been no amendment to, announcement by any Acquired Companies or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such Benefit Plan above the level of the expense incurred for the most recently completed fiscal year.  Neither any Acquired Company nor any of ERISA Affiliate has any Liability, commitment or obligation, or has made any representations to any director, officer, employee, independent contractor, or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan in connection with the consummation of the Contemplated Transactions or otherwise.

Section 3.12 Labor and Employment Matters.

(a) No Acquired Company is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.  To the Selling Parties' Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving any Company Employees.

(b) Since January 1, 2014, there has not been, and, to the Selling Parties' Knowledge, there is not now threatened, with respect to Company Employees:

(i)	any strike, slowdown, picketing or work stoppage;

(ii)
any material charge, grievance proceeding, or other claim against such Acquired Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable state, local or foreign Governmental Authority; or

(iii)	any application for certification of a collective bargaining agent.

(c) Since January 1, 2014, there has not been, and, to the Selling Parties' Knowledge,  there is not now threatened, with respect to any Company Employees, lockout of any employees.

(d) Each Acquired Company is in compliance with all applicable Laws and Orders relating to the employment of workers (collectively, "Employment Laws") in all material respects, including the National Labor Relations Act, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 as amended, Executive Order 11246, HIPAA, the Americans with Disabilities Act, the Family Medical Leave Act, applicable state Laws and Orders addressing matters governed by the foregoing, or any other Laws pertaining to employment discrimination, occupational safety or health, wages and hours, unemployment compensation, workers compensation, and the classification of Persons as employees or independent contractors.

(e) Except as set forth on Section 3.12(e) of the Company Disclosure Schedule, since January 1, 2014, there has been no, and there currently is no, Proceeding (including, to the Selling Parties' Knowledge, any investigation) pending nor, has any Acquired Company received notice asserting that any Acquired Company has violated any of the Employment Laws.

(f) Since March 1, 2018, no Acquired Company has caused, or made any decision to cause, (i) a "plant closing" or "business closing" as defined in the WARN Act, affecting any site of employment or one or more operating units within any site of employment of any Acquired Company, or (ii) a "mass layoff" as defined in the WARN Act, nor have the Acquired Companies singly or collectively been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act.  Section 3.12(f) of the Company Disclosure Schedule sets forth the number of employees of the Acquired Companies in each State whose employment was terminated for any reason or who suffered an "employment loss" for purposes of the WARN Act during the ninety (90) day period ending on the date immediately preceding the Closing Date.

Section 3.13 Assets.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all real property with respect to which an Acquired Company holds a fee simple interest, including a fee simple interest in any buildings or improvements located thereon (collectively, the "Company Owned Real Property").  Except for the Permitted Encumbrances and as disclosed on Section 3.13(a) of the Company Disclosure Schedule, no Acquired Company has entered into or granted any lease, arrangement, license, option, right of first refusal, right of first purchase, rights of first offer, tenancy, sales agreement or other agreement or instrument relating to the use or occupancy of all or any portion of the Company Owned Real Property by any Person other than the Acquired Companies which are currently in effect with respect thereto.

(b) Section 3.13(b) of the Company Disclosure Schedule lists (i) all real property with respect to which any Acquired Company holds a leasehold interest or otherwise has a license to use (collectively, the "Company Leased Real Property", and together with the Company Owned Real Property, the "Company Real Property") and (ii) each agreement under which any Acquired Company leases or otherwise has the right to use any Company Leased Real Property (collectively, the "Real Property Leases"), and the Data Room contains copies, in each case true and correct in all material respects, of the Real Property Leases.  Except as set forth on Section 3.13(b) of the Company Disclosure Schedule, other than Permitted Encumbrances, no Acquired Company has entered into any sublease, arrangement, license or other agreement relating to the use or occupancy of all or any portion of the Company Leased Real Property by any Person other than the Acquired Companies, or any agreement, option, right of first refusal, right of first purchase, right of first offer or similar arrangement for the purchase of any of the Company Leased Real Property.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Schedule:

(i)
no Acquired Company has received notice that there exists any condemnation or intended condemnation of any Company Real Property or eminent domain Proceeding for the purchase of any Company Real Property or any special assessment with respect to any Company Real Property or an intended special assessment with respect to any Company Real Property;

(ii)
no Acquired Company has received written notice from any Governmental Authority requiring any work, repairs, construction, alterations or installations on or in connection with any of the Company Real Property that remains incomplete; or asserting any violation of any Law (including the Americans with Disabilities Act) or Orders affecting any portion of the Company Real Property that remain uncured;

(iii)
no Acquired Company has received written notice of any Claims by any party to a Real Property Lease with respect to funds owed, or pending or actual defaults by, any party to a Real Property Lease that remain uncured;

(iv)	no Acquired Company, as tenant, has entered into any oral agreement or so-called "side letter agreement" between with its landlord under any Real Property Lease;

(v)	no Acquired Company has failed to perform any material required improvements to the Company Leased Real Property required by any Real Property Lease to be performed by the Acquired Company;
(vi)	no Acquired Company has received written notice of a default under any Real Property Lease;
(vii)
to the Selling Parties' Knowledge, the current uses and activities on the Company Real Property do not violate, nor has any Selling Party received any written notice that any Acquired Companies' current use or activity on the Company Real Property violates, any Law relating to zoning, building use and occupancy, subdivision control, fire protection and wetlands protection;

(viii)
no Acquired Company has received written notice that the Company Real Property, as used by the Acquired Company, fails to comply with applicable zoning laws and regulations applicable to the land on which such Company Real Property is located and that the Acquired Company's usage is not a so called non-conforming use otherwise permitted thereunder;

(ix)	there are no bailments, warehouse or similar agreements in place with respect to any Company Real Property.
(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, the Acquired Companies own good title to, or hold pursuant to valid and enforceable leases, all personal property purportedly owned or actually used in connection with the operation of their respective businesses.  All of the personal property shown to be owned on the Reference Balance Sheet (except for such personal property sold or disposed of subsequent to the Balance Sheet Date in the ordinary course of business) or acquired by any Acquired Company since the Balance Sheet Date is owned by one or more of the Acquired Companies (and for the avoidance of doubt, not by Seller), free and clear of all Liens other than Permitted Encumbrances.  Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, all tangible personal property of the Acquired Companies other than inventory in transit to an Acquired Company is on location at the Company Real Property, and all tangible personal property located at the Company Real Property (including any prototypes built for or provided by any customer) is owned by the Acquired Companies. Upon consummation of the Contemplated Transactions, the Acquired Companies will have good and marketable title to, or will hold pursuant to valid and enforceable leases, all personal property purportedly owned or actually used in connection with the operation of the business, in each case, free and clear of all Liens except (i) Permitted Encumbrances (other than as set forth in Section 3.13(d) of the Company disclosure Schedule); and (ii) Liens created by Buyer.

(e) The accounts receivable of the Acquired Companies reflected in the Reference Balance Sheet and not collected since the Balance Sheet Date or arising since the Balance Sheet Date (collectively, the "Receivables") have arisen from bona fide transactions entered into by an Acquired Company involving the sale of goods or the rendering of services in the ordinary course of business.  No Acquired Company has received any written claim of set-off or other defenses or counterclaims with respect to the Receivables other than normal cash discounts accrued in the ordinary course of business.

(f) All inventory of the Acquired Companies, whether or not reflected in the Interim Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established or will be reflected in the Final Closing Date Balance Sheet.  All such inventory is owned by the Acquired Companies free and clear of all Liens, except Permitted Encumbrances, and no inventory is held on a consignment basis.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the current circumstances of the Acquired Companies in the judgment of the Acquired Companies' management team and have been maintained in a manner consistent with past practice.  Except as disclosed in Section 3.13(d) of the Company Disclosure Schedule, all inventory (whether raw materials, work-in-process or finished goods) of the Acquired Companies is located on-site at the Company Real Property, other than newly acquired inventory in transit to an Acquired Company at the Company Real Property.

(g) Each item of the personal property shown to be owned on the Reference Balance Sheet and all of such personal property (except such personal property sold or disposed of subsequent to the Balance Sheet Date in the ordinary course of business) acquired by any Acquired Company since the Balance Sheet Date is in good operating condition and repair, ordinary wear and tear excepted, and such personal property together with the Company Real Property, is adequate and sufficient for the Acquired Companies' operation of their respective businesses as currently conducted.

Section 3.14 Taxes.

(a) Except as set forth in Section 3.14(a) of the Company Disclosure Schedule

(i)
All Income Tax Returns and other material Tax Returns required to be filed by any of the Acquired Companies have been timely filed.  Such Tax Returns are true, complete and correct in all material respects.  All Taxes due and owing by any Acquired Company (whether or not shown on any Tax Return) prior to the Sale Time have been timely paid.  Section 3.14(a)(i) of the Company Disclosure Schedule sets forth a true and complete list for each Acquired Company of all Tax Returns filed by each Acquired Company for all periods beginning on or after January 1, 2016.

(ii)
Each Acquired Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other Person, and complied with all information reporting and backup withholding provisions of applicable Law.  Since January 1, 2016, each Acquired Company has complied, and is currently complying, in all material respects with applicable Tax Laws pertaining to the classification of Persons as employees or independent contractors.

(iii)
No Claim has been made since January 1, 2012, by any Taxing Authority in any jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is, or may be, subject to Tax by that jurisdiction.

(iv)
No currently effective extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes or Tax Returns of any Acquired Company (other than as a result of the filing of an automatic extension to file any Income Tax Return in the ordinary course of business).

(v)
The amount of the Acquired Companies' Liability for unpaid Taxes for all periods ending on or before the Balance Sheet Date does not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Reference Balance Sheet.  As of the Sale Time, the amount of the Acquired Companies' Liability for unpaid Taxes for all periods ending following the Balance Sheet Date shall not, in the aggregate, materially exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Acquired Companies (which accruals do not exceed comparable amounts incurred in similar periods in prior years).

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a description of each Proceeding (including investigation) that currently is being conducted by any Taxing Authority with respect to any Acquired Company and any such Proceeding that was resolved at any time in the last three (3) years.

(c) Except as set forth in Section 3.14(c) of the Company Disclosure Schedule:

(i)	All deficiencies asserted, or assessments made, against any Acquired Company as a result of any examinations by any Taxing Authority have been fully resolved.

(ii)
No Acquired Company is a party to or the subject of any Proceeding (including any investigation) by any Taxing Authority.  There are no pending or, to the Selling Parties' Knowledge, threatened Proceedings by any Taxing Authority.

(iii)	There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of any Acquired Company.

(iv)	No Acquired Company is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement, other than any agreement the principal subject of which is not Tax.

(v)
No private letter ruling, technical advice memorandum, or similar agreement or ruling has been requested, entered into or issued by any Taxing Authority with respect to any Acquired Company that will be binding after the Sale Time.

(vi)
No Acquired Company has been or is a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a Tax group of which Seller is the parent and Seller and the Acquired Companies have been the sole members).  No Acquired Company has Liability for Taxes of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502‑6 (or any corresponding provision of state, local or foreign Tax Law), or as transferee or successor.

(d) No Acquired Company will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)
any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending at or prior to the Sale Time;

(ii)	an installment sale or open transaction occurring at or prior to the Sale Time;

(iii)	a prepaid amount received at or prior to the Sale Time;

(iv)	any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Tax Law entered into at or prior to the Sale Time; or

(v)	any election under Section 108(i) of the Code.

(e) No Acquired Company is or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(f) Since December 31, 2016, no Acquired Company has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in Section 355 of the Code.

(g) No Acquired Company is, or has been, a party to, or a promoter of, a "listed transaction" within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b).

(h) Section 3.14(h) of the Company Disclosure Schedule sets forth all foreign jurisdictions in which any Acquired Company is subject to Tax, is engaged in business or has a permanent establishment, or has entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8.  No Acquired Company has transferred an intangible the transfer of which is subject to the rules of Section 367(d) of the Code.

(i) No property owned by an Acquired Company is (A) required to be treated as being owned by another Person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (B) subject to Section 168(g)(1)(A) of the Code, or (C) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) Neither the execution nor delivery of this Agreement, nor the consummation of any of the Contemplated Transactions (either alone or in combination with any other events) will result in any "parachute payment" under Section 280G of the Code.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a correct, current and complete list of:  (A) all Company IP Registrations, and specifying as to each Company IP Registration, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; and (B) all trademarks, service marks, trade names, trade dress, brands, logos and similar designations of source or origin, and all Software, in each case that is included in Company Intellectual Property that is not registered but that is material to the business or operations of any Acquired Company as currently conducted.  All assignments, instruments, recordings, filings and fees required by Governmental Authorities and authorized registrars necessary to establish, record, perfect, and maintain the applicable Acquired Company's ownership interest in each Company IP Registration have been validly executed, timely filed with, and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing, subsisting, and in full force and effect.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a correct, current and complete list of all Company IP Agreements material to the business or operation of the Acquired Companies as currently conducted.  Each Company IP Agreement listed on Section 3.15(b) of the Company Disclosure Schedule is valid and binding on the Acquired Company(ies) party thereto in accordance with its terms and is in full force and effect.  Neither Acquired Company(ies) party thereto nor, to the Selling Parties' Knowledge, any other party thereto, is in breach of or default under (or is alleged in writing to be in breach of or default under), or has provided or received any written notice of breach or default of or any intention to terminate (including by non-renewal), any material Company IP Agreement.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, the Acquired Companies are, collectively, the sole and exclusive legal and beneficial (and with respect to Company IP Registrations, record) owners of all right, title and interest in and to the Company Intellectual Property, and have the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Acquired Companies as currently conducted, in each case, free and clear of Liens other than Permitted Encumbrances.

(d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, the consummation of the Contemplated Transactions will not result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any third party in respect of, the right of any Acquired Company to own, use or hold for use any material Intellectual Property as owned, used or held for use in the conduct of its respective business or operations as currently conducted.

(e) All of the Company IP Registrations (other than pending applications for any Company IP Registrations) are subsisting and, to the Selling Parties' Knowledge, valid and enforceable.  Each Acquired Company has taken reasonable steps to maintain its Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f) No Acquired Company has received any written notice that the conduct of the business of each of the Acquired Companies as currently and formerly conducted since January 1, 2014, and the Company Intellectual Property as currently and formerly conducted since January 1, 2014, by the Acquired Companies, has infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any third party.  To the Selling Parties' Knowledge, no Acquired Company has received any notice that any third party has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) Except as set forth in Section 3.15(g) of the Company Disclosure Schedule, since January 1, 2014, there have been no Proceedings (including any oppositions, cancellations, post-grant proceedings, interferences or re-examinations), whether settled, pending or, to the Selling Parties' Knowledge, threatened in writing (including in the form of offers to obtain a license):  (A) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any person by any of the Acquired Companies; (B) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the rights of any Acquired Company with respect to any Company Intellectual Property; or (C) by any Acquired Company, or, to the Selling Parties' Knowledge, any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property.  To the Selling Parties' Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding.  No Acquired Company is subject to any outstanding or prospective Order of any Governmental Authority (including any motion or petition therefor) that does or would materially restrict or impair the use of any Company Intellectual Property.
(h) Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, none of the Software included in the Company Intellectual Property includes, incorporates, links to or otherwise requires the use of any open source, free software, or freeware of any kind.  To the Selling Parties' Knowledge, no Acquired Company has received written notice of material non-compliance of any notice, attribution, and other requirements of each license for the applicable open source, free software, or freeware disclosed in Section 3.15(h) of the Company Disclosure Schedule.  Except as set forth in Section 3.15(h) of the Company Disclosure Schedule, no Acquired Company has used any open source, free software, or freeware of any kind, including but not limited to any open source, free software, or freeware included in Section 3.15(h) of the Company Disclosure Schedule in a manner that does, will, or would reasonably be expected to, require the:  (A) disclosure or distribution of any Software owned by the Acquired Companies in source code form or object code form; (B) license or other provision of any such Acquired Company-owned Software on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant, or other rights under any Intellectual Property owned by the Acquired Companies or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any portion of such Acquired Company-owned Software.
Section 3.16 Insurance.  Section 3.16 of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability, environmental, pollution, title and other casualty and property or liability insurance maintained by any Acquired Company and each other current policy maintained by any of the Acquired Companies relating to its assets, business, operations, employees, officers, or directors or managers (collectively, but excluding any of the same constituting a Benefit Plan, the "Insurance Policies").  All premiums due and payable with respect to each Insurance Policy have been paid, all of the Insurance Policies are in full force and effect.  No Acquired Company has received notice of cancellation of any Insurance Policy.  Except as set forth Section 3.16 of the Company Disclosure Schedule, there are no claims pending under any Insurance Policy as to which coverage has been questioned, denied or disputed, or in respect of which any Acquired Company has received written notice of an outstanding reservation of rights.  To the Knowledge of the Selling Parties, no Acquired Company is in default under, or has otherwise failed to comply with any provision contained in, any Insurance Policy, in any material respect.  All insurance for the benefit of any third party required to be maintained by the Acquired Companies under any Material Contract has been so maintained and is currently in full force and effect.

Section 3.17 Environmental Matters.

Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) Each Acquired Company and its operations at the Company Real Property and any other real property now or previously owned, occupied or operated by any Acquired Company, including any Offsite Facility (collectively, the "Premises") have been since January 1, 2014, in compliance with applicable Environmental Laws in all material respects, and to the Selling Parties' Knowledge, no Acquired Company or its operations at any of the Premises has violated any applicable Environmental Laws since January 1, 2014.

(b) Each Acquired Company and all of the Company Real Property have possessed since January 1, 2014, and now possess all Environmental Permits that are required for the operation of any Acquired Company's businesses as currently conducted.   A list of all Environmental Permits currently in effect at each Acquired Company operation and Company Real Property is included in Section 3.17 of the Company Disclosure Schedule.

(c) Since January 1, 2014, no Acquired Company has received any written communication from any Governmental Authority or other Person alleging any material failure to comply with any applicable Environmental Law by (i) any Acquired Company, or (ii) any lessee or sublessee of or other interest holder in any Company Owned Real Property.

(d) There is no Claim under any applicable Environmental Law pending or, to the Selling Parties' Knowledge, threatened, against any Acquired Company or any of the Premises, or under which any Acquired Company may have any Liability with respect to any of the Premises.

(e) Since January 1, 2014, no Acquired Company has received any written notice from any Governmental Authority or other Person that any Acquired Company is a potentially responsible party with respect to any Offsite Facility pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state Law.

(f) Since January 1, 2014, no Acquired Company has caused a Release of any Hazardous Substance in violation of Environmental Law.
(g) No Acquired Company is a party to or bound by any agreement, contract, lease or other instrument imposing any material Liability or material obligation (including any indemnification obligation or obligation not to engage in any type of business activity) on an Acquired Company with respect to the Environmental Laws, the Environmental Permits or Hazardous Substances.

(h) With respect to the Millville, New Jersey location of the Acquired Companies ("Millville"), Seller's Licensed Site Remediation Professional ("Seller's LSRP") has completed a preliminary assessment (the "PA"), which was conducted, to the Selling Parties' Knowledge, in accordance with the requirements of the NJDEP, N.J.A.C. 7:26E. A true and correct copy of the report of Seller's LSRP with respect to such PA (the "Millville Report") is contained in the Data Room.  Based on the results of the PA, Seller's LSRP is conducting a site investigation ("SI") in accordance with the requirements of the NJDEP, N.J.A.C. 7:26E.  The scope of work as prepared by Seller's LSRP for the SI and provided to Seller is contained in the Data Room.

(i) The Buyer Parties acknowledge that (i) the representations and warranties contained in this Section 3.17 are the only representations and warranties being made with respect to compliance with or Liability under Environmental Laws, and (ii) no other representation or warranty contained in this Agreement (including in Section 3.07) shall apply to any such matters, and (iii) no other representation or warranty, express or implied, is being made with respect thereto.

Section 3.18 Brokers.  Except for Stout and the Management Company, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.  The fees or commissions due to each of Stout and the Management Company shall be paid in full by Selling Parties on or before the Closing Date (which payment may be made pursuant to Section 2.03 of this Agreement as a payment of Selling Expenses).

Section 3.19 Affiliated Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedule, and except for the Intercompany Agreements, no officer, director, manager, shareholder, member or Affiliate of any of the Acquired Companies or any individual in such officer's, director's, manager's, shareholder's, member's or Affiliate's immediate family is a party to any agreement or transaction with any of the Acquired Companies (other than Benefit Plans and any agreement, contract, commitment or transaction which is not substantially less favorable to the applicable Acquired Company as would be obtained by such Acquired Company at the time in a comparable arm's-length transaction with a Person not affiliated or associated with any Acquired Company) or has any interest in any material property used by the Acquired Companies.

Section 3.20 Customers and Suppliers.

(a) Section 3.20(a) of the Company Disclosure Schedule sets forth the Acquired Companies' ten (10) largest customers as a percentage of the Acquired Companies' gross sales (on a consolidated basis) for the fiscal years ended December 31, 2017 and December 31, 2018 (the "Key Customers").

(b) Section 3.20(b) of the Company Disclosure Schedule sets forth the Acquired Companies' ten (10) largest suppliers as a percentage of the Acquired Companies' purchases (on a consolidated basis) for the fiscal years ended December 31, 2017 and December 31, 2018 (the "Key Suppliers").

(c) To the Selling Parties' Knowledge, none of the Key Customers or Key Suppliers has, since January 1, 2018, notified any of the Acquired Companies that it has cancelled or materially adversely altered, or intends to cancel or materially adversely alter, its business relationship with the Acquired Companies.

Section 3.21 Warranties and Product Liability.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a copy of the standard form of product warranty offered by each of the Acquired Companies, and, other than such standard product warranty, no Acquired Company has offered or provided any express product warranty on any goods or services which any of them has sold and under which any of them continues to have any Liability or obligation.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth a correct and complete listing of:

(i)
the amount expended by Acquired Companies from December 31, 2016 through December 31, 2018 in respect of warranty claims which have been made against any of the Acquired Companies on account of products and services sold; and

(ii)
the amount expended by the Acquired Companies or any of its Subsidiaries from December 31, 2016 through December 31, 2018 in defending against or satisfying product liability Claims or Proceedings which have been made against the Acquired Companies on account of products sold.

Section 3.22 Solvency.  As of the date of this Agreement (but without giving effect to the Contemplated Transactions), each Acquired Company is Solvent.  For purposes of this Section 3.22, the term "Solvent" with respect to an Acquired Company means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of such Acquired Company and its Subsidiaries taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of such Acquired Company and its Subsidiaries taken as a whole, including contingent and other Liabilities, as of such date, as such terms are generally determined in accordance with the applicable Law of the State of Delaware and federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities (contingent or otherwise) of such Acquired Company and its Subsidiaries taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) such Acquired Company will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; (c) such Acquired Company will be able to pay its Liabilities, including contingent and other Liabilities, as they mature in the ordinary course of business; and (d) any other solvency requirement set forth under the applicable Law of the State of Delaware, or any other federal or state Laws applicable as of such date to such Acquired Company will have been satisfied as of such date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SELLING PARTIES

Except as set forth in the Company Disclosure Schedules, (A) Seller hereby makes as of the date hereof each of the following representations and warranties to the extent the same pertains to Seller, and (B) each Seller Owner, on a several basis, and not on a joint and several basis, hereby makes as of the date hereof, (i) each of the following representations and warranties to the extent the same pertains to Seller, and (ii) each of the other representations and warranties solely with respect to such Seller Owner:

Section 4.01 Organization.

(a) Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Seller has all the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b) TVV III is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  TVV III has all the requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not be material to the ability of TVV III to perform its obligations under this Agreement.

(c) TVV IIIA is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.  TVV IIIA has all the requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted except where the failure to have such power and authority would not be material to the ability of TVV IIIA to perform its obligations under this Agreement.

Section 4.02 Authority; Enforceability.  Such Selling Party, if an entity, has the requisite limited liability company power and authority or limited partnership power and authority, as applicable, to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party, and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions.  If such Selling Party is an entity, its execution and delivery of this Agreement and each other Transaction Agreement to which it is or will be a party, and to perform its obligations hereunder and thereunder, and to consummate the Contemplated Transactions have been duly and validly approved by such Selling Party's board of directors, managers or general partner(s), as applicable, and has been duly and validly authorized by all limited liability company, limited partnership, or similar action, and no other limited liability company, limited partnership, or similar proceedings on the part of such Selling Party is necessary for the execution and delivery by such Selling Party of this Agreement and each other Transaction Document to which it is or will be a party, and each instrument required to be executed and delivered by it at the Closing, and the performance by such Selling Party of its obligations hereunder and thereunder, and the consummation by such Selling Party of the Contemplated Transactions.  The execution and delivery by such Selling Party of this Agreement, the other Transaction Documents to which Selling Party is or will be a party, or any instrument required by this Agreement to be executed and delivered by such Selling Party at the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is or will be a party, and any instrument required by this Agreement to be executed and delivered by it at the Closing shall not, as applicable, conflict with, require a consent or notice under or violate any Organizational Document of such Selling Party.  With respect to each Selling Party that is an individual, such Selling Party is competent, under no duress or legal restraint, and has all requisite legal capacity, power and authority to execute and deliver this Agreement and any related documents to which such Selling Party is a party and to perform such Selling Party's obligations hereunder and thereunder.  This Agreement and each other Transaction Document to which such Selling Party is or will be a party, and each instrument required to be executed and delivered by such Selling Party at the Closing has been duly and validly executed and delivered by such Selling Party and, assuming the due authorization, execution and delivery thereof by the other Parties and thereto, constitutes the legal, valid and binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

Section 4.03 No Conflict; Required Filings and Consents.  Except as disclosed on Section 4.03 of the Company Disclosure Schedule, the execution and delivery by such Selling Party of this Agreement, the other Transaction Documents to which Selling Party is or will be a party, or any instrument required by this Agreement to be executed and delivered by such Selling Party at the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is or will be a party, and any instrument required by this Agreement to be executed and delivered by it at the Closing shall not, as applicable, (a) conflict with, require a consent or notice under, or violate any Law or Order applicable to such Selling Party or by which any of such Selling Party's respective properties, rights or assets is bound or affected, except any such conflict or violation that would not, individually or in the aggregate, restrict such Selling Party's ability to consummate the Contemplated Transactions, or (b) result in any breach or violation of, require a consent or notice under, or constitute a default under, any contractual obligation to which Selling Party is bound.  Except as set forth on Section 4.03 of the Company Disclosure Schedule, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to such Selling Party in connection with the consummation of the Contemplated Transactions.

Section 4.04 Selling Party Interests.  Such Selling Party holds record and beneficial ownership in the membership interests of Seller identified in Section 4.04 of the Company Disclosure Schedule.  Such Selling Party does not own any shares of the capital stock or other ownership interest or securities of Big 3 Mold or Big 3 Products (other than the Shares in the case of Seller), any membership or other ownership interest or securities of Design Innovations, Sur-Form or Associated, or any option, warrant or other right to acquire any such shares, membership interests, or other ownership interests or securities.  Section 1.1 of the Company Disclosure Schedule properly identifies each of the Seller Owners' Pro Ration Percentage, and such Seller Owner agrees that its or his Pro Ration Percentage accurately reflects its or his agreement to the proportionate Liability for Losses incurred by the Buyer Indemnified Parties set forth in this Agreement, any variance between such Pro Ration Percentage and such Seller Owner's membership interest in Seller notwithstanding, and provided that any such Liability will be subject to the applicable limitations and procedures set forth in this Agreement.

Section 4.05 Title. Except as disclosed on Section 4.05 of the Company Disclosure Schedule, Seller (a) is the record and beneficial owner of the Shares, (b) has good, valid and marketable title to the Shares, free and clear of all Liens except as are imposed by the Securities Act and other applicable securities Laws, and (c) has full power, right and authority to sell, assign, transfer and deliver the Shares to Buyer.  Upon the consummation of the Contemplated Transactions in accordance with the terms of this Agreement, at the Closing Buyer will have acquired good and valid title to the Shares, free and clear of all Liens except Liens created by Buyer and as are imposed by applicable the Securities Act and other applicable securities Laws or Liens created by Buyer.

Section 4.06 Brokers.  Except for Stout and the Management Company, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of the Selling Parties.  All fees and expenses of Stout and the Management Company owing by any of the Selling Parties, any of the Acquired Companies, or any Affiliate of any of the foregoing in connection with the Contemplated Transactions are Selling Expenses and, to the extent not previously paid, are reflected in the Selling Expense Payoffs.
Section 4.07 Solvency.  As of the date of this Agreement (but without giving effect to the Contemplated Transactions), Seller is Solvent.  For purposes of this Section 4.07, the term "Solvent" with respect to Seller means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Seller and its Subsidiaries taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of Seller and its Subsidiaries taken as a whole, including contingent and other Liabilities (including contingent Liabilities for indemnification of Losses pursuant to this Agreement), as of such date, as such terms are generally determined in accordance with the applicable Law of the State of Delaware  and federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities (contingent or otherwise) of Seller and its Subsidiaries taken as a whole, on its existing debts (including contingent Liabilities) as such debts become absolute and matured; (b) Seller will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposes to be engaged following such date; (c) Seller will be able to pay its Liabilities, including contingent and other Liabilities, as they mature in the ordinary course of business; and (d) any other solvency requirement set forth under the applicable Law of the State of Delaware, or any other federal or state Laws applicable to Seller will have been satisfied as of such date.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES

The Buyer Parties hereby represent and warrant to the Selling Parties as follows:

Section 5.01 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing, in good standing and newly formed under the Law of the State of Delaware and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Eastern is a corporation duly incorporated, validly existing, and in good standing under the Law of the State of Connecticut and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.02 Authority; Enforceability.  Each Buyer Party has all necessary corporate power and authority to execute and deliver this Agreement, each other Transaction Document to which it is or will be a party, and each instrument required to be executed and delivered by it at the Closing and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions.  The execution and delivery by each Buyer Party of this Agreement, each other Transaction Document to which it is or will be a party, and each instrument required to be executed and delivered by such Buyer Party at the Closing, the performance of its obligations hereunder and thereunder, and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of such Buyer Party, and no other corporate or similar proceedings on the part of such Buyer Party is necessary to authorize this Agreement, any other Transaction Document to which it is or will be a party, or any instrument required to be executed and delivered by it at the Closing or the consummation of the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery thereof by each of the Acquired Companies and each of the Selling Parties, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 5.03 No Conflict; Required Filings and Consents.  With respect to each Buyer Party, the execution and delivery by it of this Agreement, the other Transaction Documents to which it is or will be a party, or any instrument required by this Agreement to be executed and delivered by it at the Closing do not, and the performance of this Agreement, the other Transaction Documents to which it is or will be a party, and any instrument required by this Agreement to be executed and delivered by it at the Closing shall not, (a) conflict with or violate the Organizational Documents of such Buyer Party, (b) conflict with or violate in any respect any Law or Order applicable to such Buyer Party or by which any of its properties, rights or assets is bound or affected, or (c) result in a breach or violation of, or require a consent or notice under, or constitute a default (or an event that with or without notice or lapse of time or both would become a default) under, or impair such Buyer Party's rights or alter the rights or obligations of such Buyer Party or any other Person under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract to which such Buyer Party is a party, or by which such Buyer Party or its properties, rights or assets is or are bound or affected.  Assuming the accuracy of the representations and warranties of Seller set forth in ARTICLE III and of Seller and Seller Owners set forth in ARTICLE IV, no Governmental Approval of any Governmental Authority is required to be obtained or made by or with respect to Eastern or Buyer in connection with the consummation of the Contemplated Transactions.

Section 5.04 Absence of Litigation, Claims and Orders.  There are no (a) material Proceedings pending or, to the Knowledge of Buyer, threatened against either Buyer Party or any of their respective Subsidiaries or any of its or their respective properties, rights or assets, or (b) material Orders outstanding to which Buyer or any of its Subsidiaries or any of its or their respective properties, rights or assets is subject.  There are no Proceedings pending, or, to the Knowledge of Buyer, threatened on behalf of or against either Buyer Party or any of their respective Subsidiaries that (i) challenge (A) the validity of this Agreement or any other Transaction Document to which either Buyer Party is or will be a party, or (B) any action taken or to be taken by either Buyer Party pursuant to this Agreement or any other Transaction Documents to which a Buyer Party is or will be a party or in connection with the Contemplated Transactions, (ii) could impair or delay the Contemplated Transactions or the ability of Buyer Parties to consummate the Contemplated Transactions, or (iii) could adversely affect either Buyer Party's performance under this Agreement or the consummation of the Contemplated Transactions.

Section 5.05 Solvency.  Immediately prior to the Closing, and, in reliance on the accuracy of the representations and warranties of Seller and the Seller Owners set forth in ARTICLE III with respect to the Acquired Companies, immediately after giving effect to all of the Contemplated Transactions and any associated financing obtained by the Buyer Parties in connection with the Contemplated Transactions, including, making the payments contemplated by ARTICLE II, and payment of all related fees and expenses, Eastern is and will be Solvent.  For purposes of this Section 5.05, the term "Solvent" with respect to Eastern means that, as of any date of determination, (a) the amount of the fair saleable value of the assets of Eastern and its Subsidiaries taken as a whole, exceeds, as of such date, the sum of (i) the value of all Liabilities of Eastern and its Subsidiaries taken as a whole, including contingent and other Liabilities, as of such date, as such terms are generally determined in accordance with the applicable Law of the State of Connecticut and federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities (contingent or otherwise) of Eastern and its Subsidiaries taken as a whole, on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) Eastern will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; (c) Eastern will be able to pay its Liabilities, including contingent and other Liabilities, as they mature in the ordinary course of business; and (d) any other solvency requirement set forth under the applicable Law of the State of Connecticut, or any other federal or state Laws applicable to Eastern will have been satisfied as of such date.

Section 5.06 Investment Intent.  Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to their distribution within the meaning of Section 2(a)(11) of the Securities Act.  Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.  Buyer acknowledges that the Shares have not been registered under the Securities Act, or any state securities Laws, and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state, foreign or federal securities Laws.  Eastern is an "accredited investor" (as defined in Regulation D promulgated pursuant to the Securities Act).
Section 5.07 Independent Investigation.  Each Buyer Party acknowledges and covenants and agrees: (a) that it and its Representatives and Affiliates have undertaken their own independent inquiry, investigation, examination and analysis of the Shares, the Acquired Companies, the Contemplated Transactions, and the business, assets, Liabilities, customers, suppliers, officers, employees, personnel, contracts, condition (financial and otherwise), cash flow, operations and prospects of the Acquired Companies, and based thereon, such Buyer Party has formed an independent judgment concerning the foregoing matters including such Buyer Party's own estimate of the value of the business of the Acquired Companies, as well as the effects on the business of the Acquired Companies resulting from the knowledge of Persons other than the Parties of the Contemplated Transactions (including the identity of the Buyer Parties); and (b) that it has had the opportunity to visit with Seller and the Acquired Companies and meet with its and their respective Representatives and Affiliates to discuss the business and the assets, Liabilities, customers, suppliers, officers, employees, personnel, contracts, operations, condition (financial and otherwise), cash flow, operations and prospects of the Acquired Companies. Each Buyer Party acknowledges and agrees that, in connection with such investigation, each Buyer Party and its Representatives and Affiliates have received from or on behalf the Selling Parties and their respective Representatives and Affiliates certain Projections, and each Buyer Party acknowledges that (i) there are uncertainties inherent in making Projections and (ii) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections so furnished to it and its Representatives (including the reasonableness of the assumptions underlying any Projections where such assumptions are explicitly disclosed). Each Buyer Party acknowledges and agrees that none of the Selling Parties, the Acquired Companies, or any other Person is making any representation or warranty with respect to, or will have or be subject to any Liability to any Buyer Party, or any other Person resulting from, the distribution to the Buyer Parties, or its use of, any Projections. Each Buyer Party specifically acknowledges and agrees that neither the Selling Parties nor the Acquired Companies, nor any other Person, makes any, and none of the foregoing has made any, representations or warranties to such Buyer Party regarding the probable success or profitability of the Acquired Companies. Each Buyer Party acknowledges and agrees that neither the Buyer Parties nor any of their respective Affiliates shall have any claim for Losses to the extent resulting from, or caused by, the knowledge of Persons other than the Parties of the Contemplated Transactions (including the identity of the Buyer Parties). Each Buyer Party acknowledges and agrees that neither the Buyer Parties nor any of their respective Affiliates has relied upon, and each Buyer Party expressly waives and releases each Selling Party and its Affiliates and their respective Representatives from any Liability for any claims or Losses (including claims based upon fraudulent inducement) arising out of, relating to or resulting from, any representation, warranty, statement, advice, document, projection, or other information of any type provided or made available by the Selling Parties or the Acquired Companies, any of their respective Affiliates or any of their respective Representatives including any Projections and any information made available to the Buyer Parties through management presentations, in the Data Room or otherwise, except for those representations and warranties expressly set forth in ARTICLE III and ARTICLE IV of this Agreement.

Section 5.08 Brokers.  No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of either Buyer Party.

Section 5.09 Representation and Warranty Policy.  Exhibit A sets forth a true and correct copy of the Representation and Warranty Policy, which is in full force and effect as of the date hereof.

ARTICLE VI
LIMITATION ON WARRANTIES

Section 6.01 Limitation on Warranties of Selling Parties.  Except as expressly set forth in ARTICLE III and ARTICLE IV, each Buyer Party acknowledges and agrees that no Selling Party makes any express or implied warranty of any kind whatsoever, including any representation as to physical condition or value of any of the assets of the Acquired Companies or the future profitability or future earnings performance of the Acquired Companies.  THE REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLER OWNERS IN ARTICLE III AND ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES TO THE BUYER PARTIES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN, AND SUBJECT TO THE TERMS OF, THE OTHER TRANSACTION DOCUMENTS), AND THE BUYER PARTIES UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE ACQUIRED COMPANIES, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY THE SELLING PARTIES.  Nothing in this Section 6.01 shall limit the rights or remedies of the Buyer Parties or any other Buyer Indemnified Persons under applicable Law for matters involving Fraud, an intentional misrepresentation contained in this Agreement, or conduct punishable under applicable criminal Law of a Selling Party, in each case subject to the provisions of Section 13.05(d).

Section 6.02 Limitation on Warranties of Buyer Parties.  Except as expressly set forth in ARTICLE V, each Selling Party acknowledges and agrees that neither Buyer Party makes any express or implied warranty of any kind whatsoever.  THE REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES IN ARTICLE V CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES TO ANY OF THE SELLING PARTIES IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN, AND SUBJECT TO THE TERMS OF, THE OTHER TRANSACTION DOCUMENTS), AND THE SELLING PARTIES UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY THE BUYER PARTIES.  Nothing in this Section 6.02 shall limit the rights or remedies of the Selling Parties or any other Seller Indemnified Persons under applicable Law for matters involving Fraud, an intentional misrepresentation contained in this Agreement, or conduct punishable under applicable criminal Law of a Buyer Party.

Section 6.03 General Limitation.  In furtherance, and not limitation, of Section 6.01 and Section 6.02, the Parties agree that none of them make any representations or warranties to any other Party except as contained in this Agreement and the other Transaction Documents, and any and all prior representations and warranties made by any Party or its Representatives, whether or not reduced to writing, are merged into and superseded by this Agreement, it being intended that no such prior representations or warranties shall survive the execution and delivery of this Agreement or the applicable Transaction Document, and no Party shall have any Liability to another Party with respect to any such prior representations and warranties.
ARTICLE VII
[RESERVED]

ARTICLE VIII
ENVIRONMENTAL MATTERS
Following the Closing, Buyer Parties and Selling Parties agree to undertake certain actions as further described below in this ARTICLE XIII with respect to the environmental matters at Millville, the Centralia, Illinois location of the Acquired Companies ("Centralia"), and the Dearborn and Chesterfield, Michigan locations of the Acquired Companies.

Section 8.01 Millville ISRA Compliance.

(a) Seller has engaged Ransom Environmental as its environmental consultant, and an on-staff individual at Ransom Environmental as the Seller's LSRP, and David B. Farer, Esq. and Jay A. Jaffe, Esq., of the law firm of Greenbaum, Rowe, Smith & Davis LLP, as its environmental counsel to assist the Seller with its compliance with ISRA.  Seller may substitute a different Seller's LSRP or environmental counsel, upon prior written notice to Buyer and, with respect to Seller's LSRP, subject to Buyer's consent, which consent shall not be unreasonably withheld or delayed.
(b) Seller shall be responsible for all costs and expenses required for compliance with ISRA with respect to the Contemplated Transaction.
(c) Within five (5) days following the Closing Date, as required by ISRA, Seller shall file with the NJDEP (i) the Transaction GIN with the NJDEP as to the Contemplated Transaction and (ii) such additional certificates, documents and supporting materials as may be necessary to comply with ISRA with respect to the Contemplated Transaction.  Seller shall identify itself in the Transaction GIN as the "person responsible for conducting the remediation" as provided for in the applicable Environmental Laws.
(d) Seller or Seller Representative shall prepare, and contemporaneously with the Closing cause the filing of, all certificates, documents and supporting materials required to close the Contemplated Transaction in accordance with ISRA, including but not limited to an ISRA Remediation Certification with the NJDEP.  Seller shall identify itself to NJDEP in the documents contemplated by this Section 8.01 as "the party agreeing to conduct the remediation".
(e) With respect to Seller's filing of the ISRA Remediation Certificate for Millville contemporaneously with the Closing:
(i)
Effective as of the Closing, Seller shall establish and maintain a remediation funding source, in accordance with ISRA and other applicable New Jersey Environmental Laws, reasonably acceptable to Seller's LSRP and the NJDEP, with and for the benefit of the NJDEP (the "Remediation Funding Source").  Any funds remaining in the Remediation Funding Source shall be returned to Seller Owners at the time such funds are released by the NJDEP.  Seller shall promptly provide Buyer with a copy of the Remediation Funding Source.  The initial Remediation Funding Source shall be a "remediation trust fund" established by Seller, as grantor, with the law firm of Greenbaum, Rowe, Smith & Davis LLP, as trustee, funded in cash in the initial amount of $101,350.00, as evidenced by that certain Remediation Trust Fund Agreement between Seller and Greenbaum, Rowe, Smith & Davis LLP, effective as of the Closing Date (the "Trust Agreement").

(ii)
Buyer and Seller Representative shall enter into a post-closing access agreement at Closing with respect to Millville for purposes of allowing Seller Representative, Seller's LSRP, and its subcontractors access to Millville, upon reasonable and customary terms (the "Post Closing Agreement"), in recordable form, to perform remediation work necessary or required to obtain a Response Action Outcome ("RAO") pursuant to ISRA and to conduct any work that may be required during the applicable audit period (the "Millville Remediation"). The Post Closing Agreement shall be recorded on the Cumberland County, New Jersey land records by Buyer immediately after the Closing, and prior to the recording of any mortgage against Millville that may be granted by Buyer.

(iii)
Seller shall have the right to complete all remediation (as defined in ISRA), in such a manner as is determined by Seller's LSRP in accordance with applicable Environmental Laws, including, without limitation, through the use of engineering controls (including without limitation utilizing current and future structures and improvements as a cap), institutional controls (including without limitation a deed notice), as such terms are defined under ISRA, groundwater classification exception area and/or well restriction area, and/or alternative remediation standards and/or technical impracticability, provided that same shall not unreasonably interfere with the use of Millville for its current use.  Seller shall diligently perform the Millville Remediation to completion following the Closing pursuant to the Post Closing Agreement and in full compliance with ISRA.  Under no circumstance shall Seller have responsibility to address any release of Hazardous Substances at Millville that occurs after the Closing, unless and then only to the extent caused by Seller or Seller's LSRP, or any of their respective contractors or subcontractors.  Buyer shall, at no cost or expense to Seller, reasonably cooperate with Seller with respect to the Seller complying with ISRA.  During the course of the Seller's ISRA compliance, Seller shall use reasonable efforts to minimize any commercially unreasonable interference with the use of Millville by Buyer.  Upon Seller's receipt and delivery to Buyer of the RAO and upon the termination of all applicable statutory NJDEP audit periods: (A) Seller's obligations with respect to the Millville Remediation shall be deemed complete; and (B) Buyer shall have released Seller with respect to the Millville Remediation and Seller's ISRA compliance obligations. Upon Seller's receipt and delivery to Buyer of the RAO, Buyer shall, at Buyer's cost and expense, be responsible for any engineering controls, or institutional controls, including complying with the requirements of any permits, which shall be transferred to Buyer, and the posting of any required replacement financial assurance.

(iv)
In the event of Seller's failure to perform the Millville Remediation necessary or required to comply with ISRA within the timeframes established by the NJDEP, Buyer shall, without objection from Seller or Seller Owners, or Seller Representative on their behalf, be permitted pursue any rights it has to access and use the Remediation Funding Source to complete ISRA compliance, perform the Millville Remediation, and obtain the Response Action Outcome.

Section 8.02 Costs. Except as may be provided above in this ARTICLE VIII, Seller and the Seller Owners, on the one hand, and Buyer, on the other hand, shall be responsible for their own respective costs, fees and expenses in connection with the foregoing environmental covenants set forth in this ARTICLE VIII.
Section 8.03 Survival. The provisions of Article VIII shall survive the Closing.

ARTICLE IX
COVENANTS

Section 9.01 Further Assurances.  As and when required by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to transfer and convey the Shares to Buyer on the terms contained in this Agreement, and to otherwise comply with the terms of this Agreement and consummate the Contemplated Transactions.

Section 9.02 Compliance with WARN Act  In reliance on the truth and accuracy of the Selling Parties' representations and warranties set forth in Section 3.12(f), Buyer agrees that it will not, and will cause the Acquired Companies not to, cause any of the employees of the Acquired Companies to suffer an "employment loss" for purposes of the WARN Act if such employment loss would create any liability for any of the Selling Parties in their capacities as such under the WARN Act.  For avoidance of doubt, no past or current employee of the Acquired Companies (excluding any Seller Owner), nor any of such employee's heirs, personal representatives, administrators, successors or assigns, shall be entitled to rely on, be entitled to assert any claim with respect to, or otherwise have any third-party beneficiary rights with respect to, Buyer's covenants in this Section 9.02.

Section 9.03 Fees and Expenses; Representation and Warranty Policy.
(a) Except as expressly contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement and the other Transaction Documents and the Contemplated Transactions (including the Selling Expenses to the extent not paid prior to the Closing or identified in the Selling Expense Payoffs) (i) by any of the Selling Parties or any of the Acquired Companies prior to the Closing shall be paid by Seller and the Seller Owners, and (ii) by the Buyer Parties or by the Acquired Companies following the Closing shall be paid by the Buyer Parties.
(b) The Representation and Warranty Policy Costs shall be borne fifty percent (50%) by Buyer and Eastern, on the one hand, and fifty percent (50%) by Seller and the Seller Owners, on the other hand.  At Closing, the portion of the Representation and Warranty Policy Costs borne by Seller and Seller Owners will be paid as a Selling Expense via deduction to the Closing Cash Amount pursuant to Section 2.02(b) and paid pursuant to Section 2.03.  Buyer and Eastern acknowledge and agree that the Representation and Warranty Policy, once issued, shall not be amended or modified without the prior written consent of the Seller Representative. The Representation and Warranty Policy shall provide that neither Buyer, nor Eastern nor the R&W Insurer shall have any rights of subrogation with respect to the Acquired Companies or any Seller Indemnified Person, except in the case of Fraud committed by a Selling Party.

Section 9.04 Officers and Directors Liability.

(a) Buyer shall cause the Acquired Companies to:  (i)  maintain in effect for a period of six (6) years from the Sale Time those provisions (the "Indemnification Provisions") contained in each Acquired Company's Organizational Documents which are in effect immediately prior to the Sale Time to the extent such provisions provide for any Acquired Company to indemnify and hold harmless each current or former (as of the Sale Time) officer, director, or manager of an Acquired Company or any current or former (as of the Sale Time) officer, director, employee, agent or trustee of any Benefit Plan (each, an "Officer") from and against any losses, Claims, damages, Liabilities, judgments, costs, expenses (including reasonable attorneys' fees), fines and settlements in connection with any threatened, pending or completed Claim or Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action by or omission of such Officer occurring prior to the Sale Time, whether asserted or commenced prior to, at or after the Sale Time to the full extent required or permitted by the Indemnification Provisions (each, a "D&O Claim"), other than a D&O Claim against any past or current Officer who is a Selling Party and which such D&O Claim has arisen or arises out of, or has related or relates to, a claim asserted by any other Selling Party (or such other Selling Party's heirs, executors, personal representatives, successors and assigns) with respect to the Contemplated Transactions (each, a "Released D&O Claim"), all such Released D&O Claims being released pursuant to the release of each Selling Party set forth in Section 10.01; and (ii) honor such Indemnification Provisions and advance expenses to the Officers in connection with each D&O Claim other than the Released D&O Claims to the full extent required or permitted by the Indemnification Provisions.  Following the Closing, Seller shall obtain, and for a period of six (6) years after the Closing, maintain a tail policy (the "D&O Tail Policy") to the current director and officer liability insurance policy maintained by the Acquired Companies and identified in the attached Exhibit C; and, for clarity, the release of any Released D&O Claim shall not limit such person's rights of coverage by or recovery from the D&O Tail Policy.

(b) The provisions of this Section 9.04 are intended to be for the benefit of, and shall be enforceable by, each Officer and such Officer's heirs and personal representatives, and shall be binding on all successors and permitted assigns of the Acquired Companies and Buyer. Buyer shall cause the surviving or resulting entity of any merger, consolidation or similar transaction involving Buyer or any Acquired Company to assume the obligations of Buyer or such Acquired Company imposed by this Section 9.04.

Section 9.05 Preservation of Records.  In the event and for so long as either Buyer Party, any Acquired Company, or any Selling Party is involved in, contesting or defending against any Claim or Proceeding that is not subject to the indemnification provisions contained in ARTICLE XII or ARTICLE XIII involving the Acquired Companies in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction occurring, the Buyer Parties as a group, jointly and severally, and the Selling Parties as a group, jointly and severally, shall cooperate reasonably with the other and the respective counsel of the other, as applicable, in such involvement in, or contest or defense of, such Proceeding, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such involvement in, or contest or defense of, such Proceeding; provided that the Party requesting cooperation will reimburse each other Party for such other Party's reasonable and documented out-of-pocket costs and expenses of furnishing such cooperation.  As promptly as practicable after the Closing, Seller shall deliver or cause to be delivered to the Buyer Parties, any original minute books, stock certificate books and registers, other ownership records of each of the Acquired Companies, if any, and copies of any books and records of the Acquired Companies then in the possession of Seller.

Section 9.06 Third-Party Claims; Litigation Support.  In the event and for so long as either Buyer Party, any Acquired Company, or any Selling Party is involved in, contesting or defending against any Claim or Proceeding that is not subject to the indemnification provisions contained in ARTICLE XII or ARTICLE XIII involving the Acquired Companies in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction occurring, the Buyer Parties as a group, jointly and severally, and the Selling Parties as a group, jointly and severally, shall cooperate reasonably with the other and the respective counsel of the other, as applicable, in such involvement in, or contest or defense of, such Proceeding, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such involvement in, or contest or defense of, such Proceeding; provided that the Party requesting cooperation will reimburse each other Party for such other Party's reasonable and documented out-of-pocket costs and expenses of furnishing such cooperation.

Section 9.07 Missouri Good Standing Certificate.  Seller shall use reasonable efforts to deliver as promptly as practicable, but in no event later than thirty (30) days from the Closing Date, a certificate of the Secretary of State of the State of Missouri as to the good standing of Big 3 Products as a foreign corporation qualified to do business in the State of Missouri.

Section 9.08 Employment and Employee Benefits.  Buyer and the Acquired Companies will be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination or the modification of any employment agreement of a Company Employee after the Sale Time (subject to the Selling Parties' obligations under this Agreement to the extent any of the same constitute Closing Date Indebtedness or Selling Expenses), including, assuming the accuracy of the Selling Parties' representations and warranties set forth in Section 3.12(f), any Claims arising out of or relating to any plant closing, mass layoff, or similar event under the WARN Act occurring after the Sale Time.  The Acquired Companies Benefit Plans in effect immediately prior to the Sale Time, as identified in Section 3.11(a) of the Company Disclosure Schedule, shall initially continue to be maintained by the applicable Acquired Companies immediately following the Sale Time and the Acquired Companies shall take all actions necessary to keep such Benefit Plans in effect on the same terms as such Benefit Plans existed and were operated prior to the Sale Time, after which time the Company Employees shall be transitioned to applicable Buyer Plans.   Upon transition of any Company Employee to any benefit plan, program, practice, policy and arrangement maintained by Buyer or any of its Subsidiaries or Affiliates following the Sale Time (the "Buyer Plans"), the Buyer Parties and their Subsidiaries and Affiliates shall treat, and shall cause each Buyer Plan in which such Company Employee (or the spouse, domestic partner or any dependent of any Company Employee) participates or is eligible to participate to treat, for purposes of eligibility to participate, vesting and accrual of and entitlement to benefits (other than accrual of benefits under any "defined benefit plan," as defined in Section 3(35) of ERISA), all service with the Acquired Companies as service with the Buyer Parties and their Subsidiaries and Affiliates.  With respect to any Buyer Plan that is a welfare plan maintained by the Buyer Parties or their Affiliates in which the Company Employees will be eligible to participate after the Closing, the Buyer Parties shall, and shall cause the Acquired Companies to use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Company Employees to the extent such conditions and exclusions were satisfied or did not apply to such Company Employees, prior to the Closing, under comparable Buyer Plans that are welfare plans, and (ii) provide each Company Employee with credit for any deductibles and out-of-pocket requirements paid for the plan year that includes the Closing Date under a Buyer Plan that is a welfare plan in satisfying any comparable deductible or out-of-pocket requirements to the extent applicable under any comparable plan following the Closing Date with respect to the plan year that includes the Closing Date.  The Buyer Parties will incorporate each Company Employee's current hire date for benefit purposes to ensure that no gaps in coverage or benefits occur. Nothing in this Agreement shall prevent or limit the Buyer's ability to modify, merge, terminate or otherwise discontinue any Benefit Plan after the Sale Time.  Nothing in this Section 9.08 (i) is intended to, or shall be construed to, confer upon any Company Employee or any other Person other than the parties any rights or remedies under this Agreement, or (ii) shall establish, amend or be deemed to establish or amend any Benefit Plan or any benefit plan, program, policy or arrangement of Buyer (or any of its Affiliates) or shall limit the rights of the Acquired Companies, Buyer or any of their respective Affiliates to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement after the Sale Time.

ARTICLE X
RELEASES

Section 10.01 Acquired Companies Releases.  Effective upon the Closing, each of the Acquired Companies, on behalf of itself and its past, present or future successors, assigns, employees, agents, equity holders, partners, Affiliates (including, in the case of Big 3 Mold and Big 3 Products, the other Acquired Companies) and representatives (including their past, present or future officers and directors) (collectively, the "Company Releasors") hereby fully and irrevocably waive, release and discharge forever Seller and each of its directors, officers, managers, employees, members, representatives, agents and its Affiliates (other than the Acquired Companies in their capacity as such) each of their directors, officers, managers, employees, members, representatives, agents and those of its Affiliates (collectively, "Seller Released Parties") from any claims, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments or liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys', brokers' and accountants' fees and expenses) which any Company Releasor has or may have against any Seller Released Party, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist to the extent it has arisen or arises out of or relates to an action, event, circumstance or fact occurring or existing prior to the Closing (collectively, the "Seller Released Claims"). The Acquired Companies and Buyer shall refrain, and shall cause each other Company Releasor to refrain, from directly or indirectly asserting any claim or commencing (or causing to be commenced) any action of any kind before any court, arbitrator or Governmental Authority against any Seller Released Party based upon any Seller Released Claim. Notwithstanding the foregoing, this Section 10.01 shall not apply to any claims specifically provided for under this Agreement or any Transaction Document.

Section 10.02 Selling Parties' Releases and Officers Indemnification.  Each Selling Party, on its own behalf and on behalf of its Affiliates, each of its directors, officers, managers, employees, representatives, agents of such Selling Party or any such Affiliate, and the heirs, executors, personal representatives, successor and assigns of each of the foregoing (collectively, the "Seller Releasors"), hereby fully and irrevocably waives, releases and discharges forever each Acquired Company, each Buyer Party, each Affiliate of Eastern and each of the directors, officers, managers, employees, representatives, and agents of each of the foregoing (collectively, "Buyer Released Parties") from any Claims, demands, debts, accounts, covenants, contracts, arrangements, promises, obligations, damages, judgments or Liabilities of any kind, in law or equity, and causes of action of every kind and nature, or otherwise (including claims for damages, costs, expenses, and attorneys', brokers' and accountants' fees and expenses) which any Seller Releasor has or may have against any Buyer Released Party, whether known or unknown, suspected or unsuspected, and that now exist or may hereafter exist to the extent it has arisen or arises out of or relates to an action, event, circumstance or fact occurring or existing prior to the Sale Time (collectively, the "Buyer Released Claims"). The Selling Parties shall refrain, and shall cause each other Seller Releasor to refrain, from directly or indirectly asserting any claim or commencing (or causing to be commenced) any action of any kind before any Governmental Authority against any Buyer Released Party based upon any Buyer Released Claim. Notwithstanding the foregoing, this Section 10.02 shall not apply to release (i) any rights or claims specifically provided for under this Agreement (including under Section 2.07, ARTICLE XII, or ARTICLE XIII) or any Transaction Document, (ii) to the extent accrued for on the Acquired Companies' financial books and records as of Sale Time and taken into account as part of the net working capital adjustment, or otherwise accruing in the ordinary course of business (A) any salary accrued but unpaid by the Acquired Companies as of the Sale Time, and any bonuses or other employee benefits to which such Selling Party is or may be entitled from the Acquired Companies, and (B) any business expense reimbursements for business expenses incurred in the ordinary course of business consistent with past practices but not reimbursed as of the Sale Time; (iii) any D&O Claim (expressly excluding any Released D&O Claim; provided that, for clarity, the release under this Section 10.02 of any Released D&O Claim shall only be effective as to the Buyer Released Parties and shall not limit any Seller Releasor's rights of coverage by or recovery with respect to any D&O Claim or otherwise from the D&O Tail Policy).

ARTICLE XI
SELLER REPRESENTATIVE

Section 11.01 General; Appointment and Replacement.  Seller and each Seller Owner agrees that the Seller Representative shall serve as the representative of such Selling Party and as such Selling Party's attorney-in-fact and agent in connection with the execution and performance of this Agreement, the Escrow Agreement, and the Contemplated Transactions with such authority and power as may be necessary, appropriate or helpful to properly represent the Selling Parties and to make and receive all payments and notices and take (or refrain from taking) all actions required or permitted to be taken by Seller Representative as and to the extent provided in this Agreement and the Escrow Agreement.  This power is irrevocable and coupled with an interest, and shall not be affected by the death, incapacity, illness, dissolution or other inability to act of Seller or any of the Seller Owners.  Seller and Seller Owners hereby appoint Initial Rep to serve as the initial Seller Representative.  Initial Rep and each successor Seller Representative shall serve as Seller Representative until its death, dissolution, resignation or removal.  The Seller Representative then serving may be removed at any time by TVV III by providing written notice to Buyer of the same, and which notice shall identify a successor Seller Representative selected by TVV III, and which Seller and each of the Seller Owners agree shall have all of the duties and authority identified in this ARTICLE XI as the Seller Representative from and after the time of such identification.  The Representative Amount will be used for the purposes of paying directly, or reimbursing the Seller Representative for, any expenses (including, without limitation, expenses associated with the compensation of personnel of Seller Representative or its Affiliates) in connection with Seller Representative's performance of its duties pursuant to this Agreement and the Escrow Agreement. The Selling Parties will not receive any interest or earnings on the Representative Amount and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will hold the funds constituting the Representative Amount separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Seller Representative's responsibilities, the Seller Representative will distribute the balance of the Representative Amount to the Seller for further distribution to its equity holders.  In no event shall the Representative Amount be deemed or construed as a limitation on the Liability of any of the Selling Parties owing to any Buyer Parties or any Buyer Indemnified Persons arising pursuant to this Agreement.

Section 11.02 Authority.  Seller and each of the Seller Owners hereby irrevocably grant the Seller Representative full power and authority:

(a) to execute and deliver, on behalf of such Selling Party, and to accept delivery of, on behalf of such Selling Party, such documents as the Seller Representative determines, in its sole discretion, to be appropriate to consummate and perform the obligations of such Selling Party under this Agreement;

(b) to interpret the terms and provisions of this Agreement, the Escrow Agreement, or any of the other Transaction Documents or instruments delivered or to be delivered to the Buyer Parties or the Acquired Companies by such Selling Party pursuant to this Agreement, and to perform under this Agreement, the Escrow Agreement or any other Transaction Document to the extent contemplated by its terms;

(c) to acknowledge receipt of the Purchase Price for the Shares as payment in full thereof, to designate the manner of payment of such Purchase Price, and to certify, on behalf of such Selling Party, as to the accuracy of the representations and warranties of the Selling Parties under, or pursuant to the terms of, this Agreement;

(d) to receive any payments due to such Selling Party, on behalf of such Selling Party, for distribution to such Selling Party in accordance with the terms of this Agreement;

(e) to execute and deliver all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the performance of this Agreement and the consummation  of the Contemplated Transactions;

(f) to (i) dispute or refrain from disputing, on behalf of such Selling Party, any claim made by Buyer or any Buyer Indemnified Person under this Agreement; (ii) negotiate and compromise, on behalf of such Selling Party, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of such Selling Party, any settlement agreement, release or other document with respect to such dispute or remedy;

(g) to give or agree to, on behalf of such Selling Party, any and all consents, waivers, amendments or modifications, the Seller Representative determines in its sole discretion, to be necessary or appropriate under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;

(h) to enforce, on behalf of such Selling Party, any claim against the Buyer Parties arising under this Agreement;

(i) to engage attorneys, accountants and agents at the expense of Seller and the Seller Owners;

(j) to amend this Agreement (other than an amendment of this ARTICLE XI),  and to terminate or amend the Escrow Agreement or any of the instruments to be delivered to the Buyer Parties by such Selling Party pursuant to this Agreement; and

(k) to give such instructions and to take such action or refrain from taking such action, on behalf of such Selling Party, as the Seller Representative deems, in its sole discretion, necessary or appropriate to carry out the provisions of this Agreement.

Section 11.03 Reliance.  Each Selling Party hereby agrees that:

(a) all actions taken by the Seller Representative under or pursuant to this Agreement or the Escrow Agreement shall be binding upon such Selling Party and such Selling Party's successors, heirs, executors, legal representatives and assigns as if expressly ratified and confirmed in writing by each of them;

(b) in all matters in which action by the Seller Representative is required or permitted, notwithstanding any dispute or disagreement among Selling Parties, or between any other Selling Party and the Seller Representative, the Buyer Parties shall be entitled to rely on any and all action taken by the Seller Representative under this Agreement without any Liability to, or obligation to inquire of, any other Selling Party, regardless of whether either Buyer Party or any other Buyer Indemnified Person has knowledge of any such dispute or disagreement;

(c) notice to the Seller Representative, delivered in a manner provided in this Agreement, shall be deemed to be notice to all Selling Parties for purposes of this Agreement; and

(d) the power and authority of the Seller Representative, as described in this Agreement and the Escrow Agreement, shall continue in force until all rights and obligations of Selling Parties under this Agreement and the Escrow Agreement shall have terminated, expired or been fully performed.

Section 11.04 Actions by Seller and the Seller Owners.  The foregoing provisions of this ARTICLE XI notwithstanding, Seller and each of the Seller Owners agrees, at the request of the Seller Representative: (a) to take all actions necessary or appropriate to consummate the Contemplated Transactions (including, in the case of Seller, delivery of the Shares and acceptance of the consideration therefor) individually on such Party's own behalf, and (b) to deliver, individually on such Party's own behalf, any other payments or documents required of such Party pursuant to this Agreement or the Escrow Agreement.  Further, Seller and each of the Seller Owners acknowledges and agrees that, as between Seller, the Seller Owners, and the Seller Representative, in the event a Seller Owner breaches such Seller Owner's own representations, warranties, covenants or obligations under this Agreement and the Buyer Indemnified Persons recover from the R&W Escrow Fund on account thereof, unless otherwise agreed with the Seller Representative, such Seller Owner shall promptly contribute to the Seller Representative the amount so recovered from the R&W Escrow Fund for distribution to Seller.

Section 11.05 Indemnification of Seller Representative.  Seller and the Seller Owners shall severally indemnify and hold harmless the Seller Representative from and against any Losses (except Losses caused by the Seller Representative's willful misconduct) that the Seller Representative may suffer or incur in connection with any action or omission taken or omitted to be taken by the Seller Representative  pursuant to this ARTICLE XI.  Seller, in the first instance and to the extent of its assets, and thereafter the other Selling Parties pro-rata (based on their respective Pro Ration Percentages), shall be responsible for such Losses.  The Seller Representative shall not be liable to any Selling Party with respect to any action or omission (except for the Seller Representative's willful misconduct) taken or omitted to be taken by the Seller Representative pursuant to this ARTICLE XI. All of the rights, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing and the removal of any Person acting as Seller Representative.

ARTICLE XII
TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer and the Acquired Companies, on the one hand, and Seller, on the other, for certain Tax matters following the Closing Date:

Section 12.01 Filing of Tax Returns.

(a) Subject to the terms and conditions set forth on Annex C to this Agreement, the Seller Representative shall, at the sole cost and expense of the Selling Parties, prepare, or cause to be prepared, all Income Tax Returns (excluding the Company Amended Income Tax Returns) of the Acquired Companies for Pre-Closing Tax Periods (each such Tax Return and any amendment thereof, a "Company Pre-Closing Income Tax Return").  No later than thirty (30) days prior to the due date for filing thereof, the Seller Representative shall provide Buyer with a draft of each Company Pre-Closing Income Tax Return.  With respect to each Company Pre-Closing Income Tax Return, the Seller Representative shall make any revisions as are reasonably requested by Buyer within fifteen (15) days after a draft of such Company Pre-Closing Income Tax Return has been furnished to Buyer; provided that, if Buyer and the Seller Representative are unable to agree on any such revisions, then Buyer and the Seller Representative shall promptly submit the issues in dispute and their respective positions to the Independent Accountant for resolution and the provisions of Section 2.07(b) (including the allocation of the cost of the Independent Accountant's review and report) will apply, mutatis mutandis. The final version of each Company Pre-Closing Income Tax Return shall be delivered by the Seller Representative to Buyer no fewer than five (5) days prior to the due date for the filing thereof, accompanied by Seller's and the Seller Owners' payment of all Taxes that are payable in respect of such Company Pre-Closing Income Tax Return to the extent in excess of the remaining balance in the Tax Escrow Fund.  Buyer shall arrange for the signing and timely filing of each such Company Pre-Closing Income Tax Return and, to the extent such Taxes are within the then remaining Tax Escrow General Subaccount or have been funded by Seller or the Seller Owners pursuant to the preceding sentence, the timely payment of any Taxes that are shown as payable with respect to such returns.  Unless otherwise required by applicable Laws and expressly allowing for the Agreed Adjustments, all Company Pre-Closing Income Tax Returns shall be prepared in accordance with existing (immediately prior to the Closing Date) practices and accounting methods of the Acquired Companies.

(b) Buyer shall prepare or cause to be prepared all Tax Returns (whether original Tax Returns or amended Tax Returns) of the Acquired Companies that relate to Straddle Periods (collectively, the "Straddle Returns") or that relate to Taxes other than Income Taxes for Pre-Closing Tax Periods (together with the Straddle Returns, the "Buyer Prepared Returns"). Buyer shall deliver drafts of any such original Buyer Prepared Returns (including amended Buyer Prepared Returns, and including in each case such supporting papers as may reasonably be requested by the Seller Representative) to the Seller Representative at least thirty (30) days prior to the due date for the respective Straddle Return for the Seller Representative's review and comment.  With respect to any Straddle Return related to Income Taxes, Buyer shall make any revisions as are reasonably requested by the Seller Representative within fifteen (15) days after a draft of the Straddle Return has been furnished to the Seller Representative.  With respect to Buyer Prepared Returns not related to Income Taxes, Buyer shall provide such Straddle Return (including such supporting papers as may reasonably be requested by the Seller Representative) to the Seller Representative at least seven (7) days prior to the filing of such Straddle Returns. With respect to any Buyer Prepared Returns not related to Income Taxes, Buyer shall make any revisions as are reasonably requested by the Seller Representative within three (3) days after a draft of the Buyer Prepared Return has been furnished to the Seller Representative. Seller and the Seller Owners, jointly and severally (but in the case of each Seller Owner limited to such Seller Owner's Pro Ration Percentage of the applicable Taxes) shall pay to Buyer, within five (5) days after the date on which any Straddle Return is provided to the Seller Representative pursuant to the foregoing, an amount equal to the portion of the Taxes with respect to such Straddle Return that is allocable (under Section 12.02) to the portion of the Straddle Period that ends on the Closing Date, only to the extent that this portion of such Taxes is in excess of (i) any Liabilities for Taxes included within Net Working Capital or otherwise prorated pursuant to Section 2.07, and (ii) the remaining balance in the Tax Escrow General Subaccount, and that are undisputed by the Seller Representative.  If Buyer and the Seller Representative are unable to agree on the amount of Taxes to be paid to Buyer pursuant to the immediately preceding sentence, then Buyer and the Seller Representative shall promptly submit the issues in dispute and their respective positions to the Independent Accountant for resolution and the provisions of Section 2.07(b) (including the allocation of the cost of the Independent Accountant's review and report) will apply, mutatis mutandis.

(c) All Tax Returns of the Acquired Companies that include Pre-Closing Tax Periods (including, for the avoidance of doubt, any Straddle Periods of the Acquired Companies) shall be prepared in accordance with the past practice and custom of the Acquired Companies, except as otherwise required by applicable Law or as expressly contemplated by this Section 12.01 and Annex C.

(d) Buyer shall be a "C corporation" for purposes of the Code. Buyer shall cause the Acquired Companies to join Buyer's "consolidated group" (within the meaning of Treasury Regulations Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date, and as a result, the taxable year of the Acquired Companies for U.S. federal income tax purposes will end on the Closing Date (the "Agreed Tax Treatment"). Each party hereto shall file all Income Tax Returns consistently with the Agreed Tax Treatment and shall not take any position inconsistent therewith.
(e) For the avoidance of doubt, any Selling Expenses, change of control payments or expenses and other expenses or fees, in each case, incurred by any Acquired Company in connection with the Contemplated Transactions shall be allocable to the applicable Pre-Closing Tax Period. Any success-based fees shall be deducted in accordance with Rev. Proc. 2011-29 unless otherwise determined by the Seller Representative.

Section 12.02 Straddle Periods.  For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Acquired Companies for any Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Acquired Companies were closed at the conclusion of the Closing Date; provided, however, (a) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, (b) bonus depreciation for property placed in service prior to the Closing Date shall be allocated entirely to Seller, and bonus depreciation for property placed in service on or after the Closing Date shall be allocated entirely to Buyer, (c) periodic taxes (excluding, for the avoidance of doubt, income, franchise/capital, sales, use, and withholding Taxes) such as real and personal property taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

Section 12.03 Buyer Tax Covenants.

(a) Buyer shall not take any action not expressly contemplated by the Transaction Documents on the Closing Date that is outside the ordinary course of business, and Buyer shall not cause or permit the Acquired Companies to take any such action on the Closing Date, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax asset of any Acquired Company in respect of any Pre-Closing Tax Period or increasing the liability of Seller under this Agreement, except as otherwise required by applicable Law.

(b) Buyer covenants that without the prior written consent of the Seller Representative (which shall not be unreasonably withheld, conditioned or delayed) or as necessary to comply with applicable Law, Buyer shall not, and shall not cause or permit the Acquired Companies to, make or change any Tax election, take any position on any Tax Return, initiate a voluntary disclosure process or other correspondence with a Taxing Authority, surrender any right to claim a refund of Taxes or compromise or settle any Tax liability, in each case if such action could have the effect of increasing the Tax liability or reducing any Tax asset of any Acquired Company in respect of any Pre-Closing Tax Period.

(c) Buyer covenants that, without the prior written consent of the Seller Representative or except as otherwise expressly contemplated by this Agreement, Buyer shall not, and shall not cause or permit the Acquired Companies to, file any Company Pre-Closing Income Tax Return (amended or otherwise) for any Acquired Company; provided that if Buyer reasonably determines (based on advice of outside tax advisors) that applicable Law requires such a Company Pre-Closing Income Tax Return to be filed, then Buyer shall first consult with the Seller Representative prior to making such a filing and (x) if the Seller Representative agrees with such determination, then the Seller Representative shall control the preparation of such Company Pre-Closing Income Tax Return in accordance with Section 12.01(a) or (y) if the Seller Representative disagrees with Buyer's determination, then the Independent Accountant shall resolve the dispute submit the issues in dispute and their respective positions to the Independent Accountant for resolution in accordance with the procedures set forth in Section 2.07(b) (including the allocation of the cost of the Independent Accountant's review and report), mutatis mutandis.

(d) Buyer shall not, and shall not cause or permit its Affiliates (including the Acquired Companies) to, without the written consent of the Seller Representative (which shall not be unreasonably withheld, conditioned or delayed), agree to the waiver or any extension of the statute of limitations relating to any Taxes of the Acquired Companies for any Pre-Closing Tax Period (including any Straddle Period).

(e) Subject to limitations set forth in Annex C, any Tax refund received by Buyer or its Affiliates (including the Acquired Companies) that relates to a Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period through the end of the Closing Date, calculated in accordance with Section 12.02) of any Acquired Company, including, but not limited to the federal R&D tax credit refund for tax years 2013 through 2016 described on Section 12.03(e) of the Company Disclosure Schedule (the "R&D Credit"), shall be for the account of Seller, and shall not be subject to set-off or adjustment.  Buyer shall pay or cause to be paid any such Tax refund, including any R&D Credit, to the Seller Representative within five (5) days after receipt thereof.  Upon written request of the Seller Representative, Buyer will cooperate in a commercially reasonable manner with the Seller Representative, at the sole expense of Seller and the Seller Owners, in obtaining any such Tax refund (including through the filing of amended Tax Returns or claims for refund); provided the same is permitted by applicable Law; provided, further that, any such Tax refund (other than the R&D Credit) shall not have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any of its Affiliates (including any Acquired Company), in each case, in respect of any Post-Closing Tax Period; and provided further that, if Buyer and the Seller Representative are unable to agree on a determination in connection therewith, then Buyer and the Seller Representative shall promptly submit the issues in dispute and their respective positions to the Independent Accountant for resolution and the provisions of Section 2.07(b) (including the allocation of the cost of the Independent Accountant's review and report) will apply, mutatis mutandis.

(f) Buyer will not make any election under Code Section 338 (or any similar provision under state, local, or non-U.S. Law) with respect to the purchase of the Shares.

Section 12.04 Contests Related to Taxes.

(a) Buyer agrees to give written notice to Seller of the receipt of any written notice by Buyer or an Affiliate of Buyer (including the Acquired Companies) which involves the assertion or commencement of any audit, assessment or other Claim involving Taxes (any such audit, assessment or other Claim, a "Tax Claim") for a Pre-Closing Tax Period (including, for the avoidance of doubt, any Straddle Period), or in respect of which indemnity may be sought pursuant to this Agreement, within ten (10) Business Days of such receipt of such written notice.

(b) The Selling Parties acting through the Seller Representative shall have the exclusive right, and the obligation, to represent the interests of the Acquired Companies at the sole expense of Seller and the Seller Owners in any and all Tax Claims relating to Tax Returns or Taxes of the Acquired Companies for any taxable periods ending on or before the Closing Date excluding any of the same arising from any Straddle Return (all such Tax Claims, "Seller Tax Claims").  In pursuing or defending a Seller Tax Claim:  (i) the Seller Representative shall control such contest diligently and in good faith; (ii) the Seller Representative shall keep Buyer reasonably informed regarding the status of such Tax Claim; and (iii) the Seller Representative shall permit Buyer, at its sole cost and expense, to be present at or participate in, or cause any Acquired Company to be present at or participate in, such Seller Tax Claim.  None of the Selling Parties or any of their Affiliates shall be entitled to settle any Seller Tax Claim without the prior written consent of Buyer (not to be unreasonably withheld, delayed or conditioned).

(c) Buyer shall have the exclusive right to represent the interests of the Acquired Companies at the sole expense of Buyer in any and all Tax Claims relating to Straddle Returns or Taxes of the Acquired Companies for any Straddle Period (all Tax Claims contemplated by this sentence are "Buyer Tax Claims").  In pursuing or defending a Buyer Tax Claim:  (i) Buyer shall control such contest diligently and in good faith; (ii) Buyer shall keep the Seller Representative reasonably informed regarding the status of such Tax Claim; and (iii) permit the Seller Representative, at the sole cost and expense of Seller and the Seller Owners, to be present at or participate in such Buyer Tax Claim.  None of Buyer or its Affiliates (including the Acquired Companies) shall be entitled to settle any Buyer Tax Claim without the prior written consent of the Seller Representative (not to be unreasonably withheld, delayed or conditioned, and which shall be deemed given if not withheld in writing within fifteen (15) Business Days of Buyer's written request therefor).

(d) This Section 12.04 shall take precedence over Section 13.06 with respect to any Tax Claim.

Section 12.05 Cooperation on Tax Matters.  Each Party shall cooperate fully, as and to the extent reasonably requested by another Party, in connection with the preparation and filing of Tax Returns pursuant to this ARTICLE XII and any Seller Tax Claim or Buyer Tax Claim.  Such cooperation shall include the retention and (upon the request of another Party) the provision of records and information that are reasonably relevant to any Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 12.05.  Any information obtained pursuant to this Section 12.05 or pursuant to any other provision of this ARTICLE XII providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes by a requesting Party shall be kept confidential by the requesting Party, its Affiliates, and their respective legal and Tax Representatives.

Section 12.06 Transfer Taxes.  Any and all transfer, documentary, sales, use, stamp, value added, conveyance, controlling interest transfer, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions ("Transfer Taxes") by any Party shall be borne 50% by Buyer, on the one hand, and 50% by Seller and the Seller Owners, on the other hand.

ARTICLE XIII
SURVIVAL AND INDEMNIFICATION

Section 13.01 Survival.  All representations and warranties set forth in Articles III, IV, and V of this Agreement, or included in any certificate delivered pursuant hereto by a Party on the Closing Date, and any covenants and agreements of the Parties set forth in this Agreement, shall survive the execution and delivery of this Agreement and the Closing as follows:

(a) The General Representations shall survive the Closing until February 28, 2021 (the "General Survival Period");

(b) Each Tax Representation and the Parties' respective obligations under ARTICLE X shall survive until the conclusion of the sixtieth (60th) day following the expiration of the statutes of limitations applicable to the subject matter thereof (including extensions) (the "Tax Survival Period");

(c) Each Fundamental Representation and each Broker Representation shall survive until the first to occur of (i) the conclusion of the ninetieth (90th) day following the expiration of the statutes of limitations applicable to the subject matter thereof (including extensions), and (ii) the sixth (6th) anniversary of the Sale Time (the "Fundamental and Broker Survival Period");

(d) Each Secondary Representation shall survive until:  (i) the sixth (6th) anniversary of the Sale Time if such Secondary Representation is not an Excluded Matter (the "Included Secondary Survival Period"); and (ii) the second (2nd) anniversary of the Sale Time, if such Secondary Representation is an Excluded Matter (the "Excluded Secondary Survival Period").

(e) Except as set forth in Section 13.01(f), any covenant or agreement of a Party or Parties set forth in this Agreement: (i) which contemplates continuance until a specified date or for a specified period shall survive until sixty (60) days after the last specified date or the last day of such specified period such covenant or agreement imposes an obligation on such Party or Parties, and (ii) which does not contemplate continuance until a specified date or for a specified period, shall survive for the General Survival Period (the "Covenant Survival Period") (the Covenant Survival Period, the General Survival Period, the Tax Survival Period, the Fundamental and Broker Survival Period, or the Included Secondary Survival Period, the Excluded Secondary Survival Period, as applicable, is the "Applicable Limitation Period").

(f) The covenants of the Parties set forth in Section 9.01 and ARTICLE X, and those set forth in Sections 13.03 through and including Section 13.11, and ARTICLE XIV with respect to them, shall survive without limitation as to time.

Section 13.02 Indemnification.

(a) Subject to the limitations set forth in this ARTICLE XIII, from and after the Closing, Seller shall, and each Seller Owner shall on a several (and not on a joint and several basis) as set forth in Section 13.04(e), except as expressly indicated below in this Subsection (a) and subject to the other limitations in this ARTICLE XIII, shall defend (as to Third-Party Claims only), indemnify and hold harmless the Buyer Parties, their Affiliates (including the Acquired Companies), the respective Representatives of each of the foregoing, and the respective heirs, executors, personal representatives, administrators, successors and assigns of each of the foregoing (collectively, the "Buyer Indemnified Persons") from and against any and all Losses, suffered, incurred, sustained by, or imposed upon, any of them based upon, as a result of, or arising from or attributable to:

(i)
the breach of any representation or warranty of any of the Selling Parties contained in this Agreement, provided that, in the case of the breach of a representation or warranty of a Seller Owner about such Seller Owner set forth in ARTICLE IV (a "Seller Owner Misrepresentation") only such Seller Owner shall have an obligation under this clause (i);

(ii)
the nonfulfillment or breach by any Selling Party of its covenants or agreements contained in this Agreement, provided that, in the case of the nonfulfillment or breach of a covenant or agreement of a Seller Owner with respect only to such Seller Owner set forth in this Agreement (a "Seller Owner Covenant Breach"), only such Seller Owner shall have an obligation under this clause (ii);

(iii)
other than Transfer Taxes (which are the subject of Section 12.06), (A) any and all Taxes for any period (or the non-payment thereof) of the Selling Parties and their respective Affiliates (other than the Acquired Companies); (B) any and all Taxes (or the non-payment thereof) of the Acquired Companies for any Pre-Closing Tax Period (including the portion of any Straddle Period attributable to Seller and the Seller Owners pursuant to Section 12.02 and including any such Taxes that become due as a result of an Audit Settlement); (C) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group (other than one consisting solely of two or more Acquired Companies) of which any Acquired Company (or any predecessor) is or was a member on or prior to the Closing Date to the extent that any Acquired Company is liable for Taxes (including any such Taxes that may become due as a result of an Audit Settlement); and (D) any and all Taxes of any Person (other than an Acquired Company) imposed on an Acquired Company as a transferee or successor, by contract or pursuant to any Laws, which Taxes relate to an event or transaction, or any period, occurring at or before the Sale Time, provided that the Selling Parties shall not be responsible for any Taxes that become due solely as a result of the Agreed Adjustments reflected in the federal Company Amended Income Tax Returns, and provided further that the Selling Parties shall not be responsible for any Taxes in an amount in excess of the Tax Escrow State Subaccount that become due solely as a result of (i) the Agreed Adjustments as reflected in the state Company Amended Income Tax Returns, (ii) any reapportionment of income from one state to another as a result of the Nexus Study and as reflected in the state Company Amended Income Tax Returns, and (iii) the New State Tax Return Liabilities.

(iv)	any Closing Date Indebtedness not taken into account in adjusting the Purchase Price pursuant to ARTICLE II; or

(v)	any Selling Expenses that are neither paid prior to Closing nor identified in the Selling Expenses Payoffs and paid at the Closing pursuant to Section 2.03.

(b) Subject to the limitations set forth in this ARTICLE XIII, from and after the Closing, the Buyer Parties, jointly and severally, shall defend (as to Third-Party Claims only), indemnify and hold harmless the Selling Parties, their Affiliates (excluding the Acquired Companies), the respective Representatives of each of the foregoing, and the respective heirs, executors, personal representatives, administrators, successors and assigns of each of the foregoing (the "Seller Indemnified Persons"), from and against any and all Losses, suffered, incurred, sustained by, or imposed upon, any of them based upon, as a result of, or arising from:

(i)	the breach of any representation or warranty of the Buyer Parties contained in this Agreement; or

(ii)	the nonfulfillment or breach by the Buyer Parties or the Acquired Companies of their respective covenants or agreements contained in this Agreement.

Section 13.03 Calculation of Losses; Materiality Scrape.

(a) For the purposes of calculating Losses to which an Indemnified Party is entitled under this ARTICLE XIII from an Indemnifying Party:  (i) such Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; (ii) such Losses shall not include Losses related to any matter that was actually taken into account in the final determinations of Final Closing Date Net Working Capital, Final Closing Date Cash, or Final Closing Date Indebtedness pursuant to Section 2.07; (iii) such Losses shall not include Losses reserved for in the Financial Statements; (iv) such Losses shall be reduced by the amount of any Tax Benefit that is attributable to such Losses and that is realized in the taxable year in which the Loss occurs or the immediately succeeding taxable year; and (v) such Losses shall be reduced by the amount of any prior or subsequent recovery to the extent actually received by the Indemnified Party from any Person other than a Party, another Buyer Indemnified Person, or another Seller Indemnified Person, with respect to such Losses (other than in the case of a Buyer Indemnified Person only, by any Buyer Indemnified Person under the Representation and Warranty Policy, provided that the failure of any Buyer Indemnified Person to recover in respect of any Losses under the Representation and Warranty Policy shall not affect the amount of Losses for which Seller or Seller Owners may be obligated under this Article XIII), ("Third Party Recoveries"); provided, no Indemnified Party shall be obligated to assert a claim of any nature against any customer or supplier of the Acquired Companies on account of the matter giving rise to such Losses, but shall otherwise use commercially reasonable efforts to obtain such Third Party Recoveries and shall diligently pursue with best efforts recovery under available insurance coverage (other than, in the case of a Buyer Indemnified Person only, the Representation and Warranty Policy); and further provided that the Indemnified Party shall promptly reimburse its Indemnifying Party for any subsequent Third Party Recoveries with respect to such Losses to the extent previously paid by its Indemnifying Party pursuant to this ARTICLE XI so as to avoid a double recovery.

(b) Under Section 13.02(a)(i) and Section 13.02(b)(i) (but not, for the avoidance of doubt, in connection with any claim based on Fraud, intentional misrepresentation contained herein, or conduct punishable under applicable criminal law), for purposes of determining whether any breach of any representation or warranty made by or on behalf of any Party in this Agreement has occurred (other than the representations and warranties of Seller and the Seller Owners contained in (i) the first sentence of Section 3.09 that since the Balance Sheet Date there has not been a Company Material Adverse Effect and (ii) Section 3.08(c)), and for purposes of determining the amount of Losses, if any, resulting from such breach, shall be determined as if such representation or warranty did not contain any qualifications as to materiality, including any qualifying reference to the words "material," "materially," or "Company Material Adverse Effect."

Section 13.04 Limitations on Indemnification Obligations.  The respective obligations of Seller and the Seller Owners to indemnify the Buyer Indemnified Persons pursuant to Section 13.02(a) and of the Buyer Parties to indemnify the Seller Indemnified Persons pursuant to Section 13.02(b) are subject to the following additional limitations and qualifications:

(a) Seller and the Seller Owners shall have no indemnification obligation pursuant to Section 13.02(a)(i) with respect to any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than $20,000.00, and such items less than $20,000.00 will not be counted or aggregated for purposes of calculating the Seller Deductible; provided, however, that if the amount of Losses with respect to any individual claim or series of claims having the same nature or origin aggregate to $20,000.00 or more, the full amount of such Losses shall be subject to indemnification obligation of Seller and the Seller Owners under Section 13.02(a)(i); provided further that this Subsection (a) shall not apply with respect to the indemnification obligation of Seller and the Seller Owners pursuant to Section 13.02(a)(i) on account of the breach of any of the Special Representations (Losses subject to such indemnification obligation pursuant to Section 13.02(a)(i) on account of the breach of any of the Special Representations being "Special Representation Losses") or any of the Secondary Representations (Losses subject to such indemnification obligation pursuant to Section 13.02(a)(i) on account of the breach of any of the Secondary Representations being "Secondary Representation Losses").

(b) Seller and the Seller Owners shall have no indemnification obligation pursuant to Section 13.02(a)(i) for any Losses until the aggregate amount of all Losses incurred by the Buyer Indemnified Persons exceeds $408,252.00 (the "Seller Deductible"), and then only for the amount by which such Losses exceed the Seller Deductible; provided, however, that this Subsection (b) shall not apply with respect to the indemnification obligation of Seller and the Seller Owners pursuant to Section 13.02(a)(i) on account of any Special Representation Losses or any Secondary Representation Losses.

(c) The maximum aggregate indemnification obligation of Seller and the Seller Owners under Section 13.02(a)(i) for Losses on account of breach of the General Representations and Secondary Representations other than any Excluded Matters shall not exceed the R&W Escrow Amount (the "General Seller Cap").  The maximum aggregate indemnification obligation of Seller and the Seller Owners under Section 13.02(a)(i) for Losses on account of the Excluded Matters (other than with respect to any Special Representations Loss that is an Excluded Matter) (Losses subject to such indemnification obligation being "Excluded Matters Losses"), including Secondary Representation Losses with respect to Secondary Representations which are Excluded Matters, shall not exceed $250,000 (the "Excluded Matter Seller Cap").  The maximum aggregate indemnification obligation of Seller and the Seller Owners under Section 13.02(a) shall not exceed the Purchase Price, as adjusted pursuant to Section 2.09 (the "Ultimate Seller Cap").

(d) The maximum aggregate indemnification obligation of any Seller Owner on account of the Excluded Matters Losses shall not exceed the product obtained by multiplying the applicable Excluded Matter Seller Cap times such Seller Owner's Pro Ration Percentage (for each Seller Owner, the "Excluded Matter Pro Rated Cap").  The maximum aggregate indemnification obligation of any Seller Owner under Section 13.02(a) shall not exceed the product obtained by multiplying the Ultimate Seller Cap times such Seller Owner's Pro Ration Percentage (for each Seller Owner, the "Ultimate Pro Rated Cap").

(e) Notwithstanding anything in this Agreement to the contrary, no Seller Owner shall have any liability for any Loss, except in the case of Losses resulting from a Seller Owner Misrepresentation or a Seller Owner Covenant Breach, in excess of the amount equal to the product obtained by multiplying the amount of such Loss times such Seller Owner's Pro Ration Percentage.
(f) For the avoidance of doubt, no costs or expenses (including Court costs, and attorneys', accountants', investigators' and experts' fees and expenses) incurred by any of the Selling Parties in defending any Direct Claim or Third-Party Claim asserted by any Buyer Indemnified Person shall be taken into account in determining Losses for purposes for calculating whether or not the Seller Deductible, the General Seller Cap, the Excluded Matter Seller Cap, the Ultimate Seller Cap, any Excluded Matter Pro Rated Cap or any Ultimate Pro Rated Cap has been exceed or may be recoverable by the Selling Parties from the R&W Escrow Fund.
(g) The Buyer Parties shall have no indemnification obligation pursuant to Section 13.02(b)(i) with respect to any individual claim or series of claims having the same nature or origin where the Losses relating thereto are less than $20,000.00, and such items less than $20,000.00 will not be counted or aggregated for purposes of calculating the Buyer Deductible; provided, however, that if the amount of such Losses with respect to any individual claim or series of claims having the same nature or origin aggregate to $20,000.00 or more, the full amount of such Losses shall be subject to the Buyer Parties' indemnification obligation under Section 13.02(b)(i); provided further that this Subsection (g) shall not apply with respect to the Buyer Parties' indemnification obligation pursuant to Section 13.02(b)(i) on account of the breach of any of the Special Representations.

(h) The Buyer Parties shall have no indemnification obligation pursuant to Section 13.02(b)(i) for any Losses until the aggregate amount of all Losses incurred by the Seller Indemnified Persons exceeds $408,252.00 (the "Buyer Deductible"), and then only for the amount by which such Losses exceed the Buyer Deductible; provided, however, that this Subsection (h) shall not apply with respect to the Buyer Parties' indemnification obligation pursuant to Section 13.02(b)(i) on account of the breach of any of the Special Representations.

(i) The maximum aggregate indemnification obligation of the Buyer Parties under Section 13.02(b)(i) on account of breach of the Buyer Parties' representations and warranties set forth in this Agreement (other than Fundamental Representations) and under Section 13.02(b)(ii) shall not exceed $10,000,000.00 (the "General Buyer Cap").  The maximum aggregate indemnification obligation of the Buyer Parties under Section 13.02(b) shall not exceed the Purchase Price, as adjusted pursuant to Section 2.07 (the "Ultimate Buyer Cap").

(j) None of the limitations on Seller's and the Seller Owners' indemnification obligations under Section 13.02(a) set forth in this Section 13.04 shall apply with respect to Losses which would be their obligation under Section 13.02(a) but for this Section 13.04 if the matter giving rise to such Losses was Fraud, intentional misrepresentation in ARTICLE III or ARTICLE IV, or conduct punishable under applicable criminal Law of such Selling Party.  None of the limitations on the Buyer Parties' indemnification obligations under Section 13.02(b) set forth in this Section 13.04 shall apply with respect to Losses which would be their obligation under Section 13.02(b) but for this Section 13.04 if the matter giving rise to such Losses was Fraud, intentional misrepresentation in ARTICLE V, or conduct punishable under applicable criminal Law of such Buyer Party.

(k) For the avoidance of doubt, no costs or expenses (including Court costs, and attorneys', accountants', investigators' and experts' fees and expenses) incurred by either of the Buyer Parties in defending any Direct Claim or Third-Party Claim asserted by any Seller Indemnified Person shall be taken into account in determining Losses for purposes for calculating whether or not the Buyer Deductible, the General Buyer Cap, or the Ultimate Buyer Cap has been exceeded.
(l) Notwithstanding any other provision of this Agreement to the contrary, except with respect to a breach of Section 3.14(d), Seller and Seller Owners will have no obligation to indemnify any Buyer Indemnified Persons from and against any Taxes of the Acquired Companies that are attributable to Post-Closing Tax Periods.

Section 13.05 Satisfaction of Losses Incurred by Buyer Indemnified Persons.

(a) Subject to the other limitations on the Seller's and Seller Owner's indemnification obligations contained in this ARTICLE XIII, any amounts owing to any Buyer Indemnified Person shall be paid or satisfied as follows:

(i)
pursuant to Section 13.02(a)(i) with respect to a breach of any General Representation (other than with respect to any Excluded Matter) (any such amounts so owing, the "General Indemnification Obligations") shall be paid as follows: (x) first, subject to Section 13.04(b), from the R&W Escrow Fund up to an amount equal to the Retention Amount less the Seller Deductible (such amount, the "Seller Retention Amount"), if and to the extent available, until the Seller Retention Amount is exhausted or otherwise unavailable, and (y) then, under and in accordance with the terms of the Representation and Warranty Policy; it being agreed that other than with respect to the Seller Retention Amount included in the R&W Escrow Fund, the Seller and Seller Owners shall have no Liability for any General Indemnification Obligations;

(ii)
pursuant to Section 13.02(a)(i) with respect to a breach of any Special Representations (other than with respect to any Excluded Matter) or a breach of any Secondary Representations (other than with respect to any Excluded Matter), shall be paid as follows: (w) first, from the R&W Escrow Fund, if and to the extent available, up to an amount equal to the Retention Amount, (x) second, to the extent any such amounts are not recovered under clause (w) as a result of the R&W Escrow Fund having been exhausted, from the Seller and the Seller Owners up to an amount equal to any remaining Retention Amount, (y) third, under and in accordance with the terms of the Representation and Warranty Policy; it being agreed that, other than with respect payment of any remaining Retention Amount, the Seller and Seller Owners shall have no Liability with respect to a breach of any Secondary Representation (other than with respect to any Excluded Matter Losses, which are addressed in Section 13.05(a)(iv)), and (z) fourth, in the case of claims pursuant to Section 13.02(a)(i) solely with respect to a breach of any Special Representation, to the extent the aggregate amount of all Losses subject to indemnification pursuant to Section 13.02(a)(i) and Section 13.02(a)(iii) exceed the sum of the Original Retention Amount plus the Policy Limit, from the Seller and the Seller Owners up to the Ultimate Seller Cap (if it applies), provided that no Seller Owner shall be obligated to pay in excess of its or his Ultimate Pro Rated Cap (if it applies);

(iii)
pursuant to Section 13.02(a)(iii) with respect to (A) Taxes other than Excluded Tax Matters, shall be paid, subject to the limitations set forth in Section 13.02(a)(iii) and Annex C, as follows: (w) first, from the Tax Escrow Fund, if and to the extent available, up to the amount of the Tax Escrow Amount, but in each case subject to any applicable Tax Escrow Subaccount limitation, until the Tax Escrow Amount is exhausted or otherwise unavailable, (x) second, from the R&W Escrow Fund, if and to the extent available, up to an amount equal to any remaining Retention Amount, (y) third under and in accordance with the terms of the Representation and Warranty Policy, and (z) fourth, to the extent the aggregate amount of all Losses subject to indemnification pursuant to Section 13.02(a)(iii) exceed the sum of the Original Retention Amount plus the Policy Limit, from the Seller and the Seller Owners up to the Ultimate Seller Cap (if it applies), provided that no Seller Owner shall be obligated to pay in excess of its or his Ultimate Pro Rated Cap (if it applies); and (B) Excluded Tax Matters, shall be paid, subject to the limitations set forth in Section 13.02(a)(iii) and Annex C, as follows: (y) first, from the Tax Escrow Fund, if and to the extent available, up to the amount of the Tax Escrow Amount, but in each case subject to any applicable Tax Escrow Subaccount limitation, until the Tax Escrow Amount is exhausted or otherwise unavailable, and (z) from the Seller and the Seller Owners up to the Ultimate Seller Cap (if it applies), provided that no Seller Owner shall be obligated to pay in excess of its or his Ultimate Pro Rated Cap (if it applies);

(iv)
pursuant to Section 13.02(a)(i) with respect to a breach of a representation or warranty that constitutes an Excluded Matter, shall be paid as follows, with the priority of recourse to be made solely at the election of the Buyer Indemnified Person: (x) from the R&W Escrow Fund, if and to the extent available (A) with respect to a breach of any General Representation or Secondary Representation that constitutes an Excluded Matter, up to the amount of the applicable Excluded Matter Seller Cap, and (B) with respect to a breach of any Special Representation that constitutes an Excluded Matter, up to the amount of the Ultimate Seller Cap, (y) from the Seller and the Seller Owners (A) with respect to a breach of any General Representation or Secondary Representation that constitutes an Excluded Matter, up to the amount of the applicable Excluded Matter Seller Cap, provided that no Seller Owner shall be obligated to pay in excess of its or his Excluded Matter Pro Rated Cap, and (B) with respect to a breach of any Special Representation that constitutes an Excluded Matter, up to the amount of the Ultimate Seller Cap, provided no Seller Owner shall be obligated to pay in excess of its or his Ultimate Pro Rated Cap, and (z) from any combination of the foregoing (x) and (y) and, in each case, after which the Seller and Seller Owners shall have no Liability for Excluded Matters;

(v)
pursuant to Section 13.02(a)(ii), shall be paid as follows: (x) first, from the R&W Escrow Fund, if and to the extent available, up to the amount of all amounts remaining in the R&W Escrow Fund, and (y) second, to the extent any such amounts are not recovered under clause (x), from the Seller and the Seller Owners up to the Ultimate Seller Cap (if it applies), provided that no Seller Owner shall be obligated to pay in excess of its or his Ultimate Pro Rated Cap (if it applies); and

(vi)
pursuant to Section 13.02(a)(iv) or Section 13.02(a)(v), shall be paid as follows, with the priority of recourse to be made solely at the election of the Buyer Indemnified Person: (A) from the Seller and the Seller Owners up to the Ultimate Seller Cap (if it applies), provided that no Seller Owner shall be obligated to pay in excess of its or his Ultimate Pro Rated Cap (if it applies); (B) from the R&W Escrow Fund, if and to the extent available, up to the amount of all amounts remaining in the R&W Escrow Fund, and (C) from any combination of the foregoing (A) and (B);

Nothing in this Agreement shall (x) in any way limit the Buyer Indemnified Persons from making a claim or recovering under the Representation and Warranty Policy, (y) be deemed to limit any rights of the Buyer Parties (or any additional insured under the Representation and Warranty Policy) as against the R&W Insurer under the Representation and Warranty Policy, or (z) obligate the Buyer Parties or any of the other Buyer Indemnified Persons to take action to recover or to actually obtain any recovery under the Representation and Warranty Policy, it being agreed that any such decision shall be in the sole discretion of the Buyer Parties, provided that, for clarity, the election not to seek recovery or the failure of any Buyer Indemnified Person to recover in respect of any Losses under the Representation and Warranty Policy shall not affect the amount of Losses for which Seller or Seller Owners may be obligated under this Article XIII.

(b) Losses subject to the indemnification obligations of a Seller Owner on account of a Seller Owner Misrepresentation or a Seller Owner Covenant Breach shall be payable to the Buyer Indemnified Persons solely by the Seller Owner obligated with respect to the same, up to such Seller Owner's Ultimate Pro Rated Cap (if it applies), subject in each case to Section 13.05(a).

(c) Claims for indemnification made pursuant to this Agreement for which Seller or any Seller Owner is responsible for payment pursuant to ARTICLE XIII of this Agreement shall be paid (or, in the case of claims satisfied, in whole or in part, by recovery against the R&W Escrow Fund or the Tax Escrow Fund, joint written instructions shall be delivered by Buyer and the Seller Representative to the Escrow Agent) within five (5) days of a final written settlement among the Indemnifying Party and the Indemnified Party or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.
(d) For any claims under Section 13.02(a)(i) based on Fraud, intentional misrepresentation or conduct punishable under applicable criminal Law of the Selling Parties, the Acquired Company or any of their respective Representatives or Affiliates, Buyer shall first attempt recourse, using commercially reasonable efforts, against the Representation and Warranty Policy, and all Losses associated with any such claim will be payable by Seller and the Seller Owners up to the Retention Amount, and then the Seller and the Seller Owners shall only be liable for the amounts in excess of that recovered or recoverable against such Representation and Warranty Policy (and the Seller and the Seller Owners shall be reimbursed from any subsequent recoveries from the Representation and Warranty Policy).

Section 13.06 Indemnification Procedures. The following procedures shall govern claims for indemnification under this ARTICLE XIII:

(a) A Buyer Indemnified Person or a Seller Indemnified Person (the "Indemnified Party") to be entitled to any indemnification provided for under this ARTICLE XIII in respect of a claim made against the Indemnified Party by any Person who is not a Party (an "Underlying Claim") shall notify the Indemnifying Party from which indemnification is claimed in writing of the Underlying Claim promptly following receipt by such Indemnified Party of notice of the Underlying Claim; provided, however, that failure to so give such notification shall not affect the Indemnified Party's right to indemnification provided for under this ARTICLE XIII except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party's receipt thereof, copies of all notices and documents (including Court papers) received by the Indemnified Party relating to the Underlying Claim, other than those notices and documents separately addressed to the Indemnifying Party.  A claim for indemnification by an Indemnified Party subject to this Subsection (a) is referred to in this Agreement as a "Third-Party Claim."  Anything in this Section 13.06 to the contrary notwithstanding, the term "Indemnifying Party" as used in this Section 13.06 shall mean:  (i) the Seller Representative when the Party against which a Third-Party Claim or other claim for indemnification asserted pursuant to this ARTICLE XIII is Seller or any of the Seller Owners; and (ii) Buyer when the Party against which a Third-Party Claim or other claim for indemnification asserted pursuant to this ARTICLE XIII is a Buyer Party.

(b) If an Underlying Claim is made against an Indemnified Party, the Indemnifying Party shall, subject to Section 13.06(e), be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party; provided, however, that if the defendants in any such Underlying Claim include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there exists any actual conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall not have the right to direct the defense of the Underlying Claim on behalf of such Indemnified Party, and such Indemnified Party shall have the right to retain, at the Indemnifying Party's expense, one separate counsel reasonably satisfactory to the Indemnifying Party to defend the Underlying Claim on behalf of such Indemnified Party.  Subject to the immediately preceding proviso, should the Indemnifying Party so elect to assume the defense of an Underlying Claim, (i) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense thereof, and (ii) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, in each case at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.  Provided that prompt notice was provided of such Third-Party Claim pursuant to Section 13.06(a), the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed such defense.

(c) If the Indemnifying Party chooses to defend or prosecute an Underlying Claim, the Indemnified Party shall cooperate in good faith in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge, including, in the case of an Underlying Claim for which any Buyer Indemnified Person may be entitled to indemnification, providing the Indemnifying Party with reasonable access to books, records, employees and officers (including as witnesses) of the Acquired Companies.  If the Indemnifying Party assumes the defense of an Underlying Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Underlying Claim without the Indemnifying Party's prior written consent (not to be unreasonably withheld, conditioned or delayed).  If the Indemnifying Party assumes the defense of an Underlying Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of an Underlying Claim that the Indemnifying Party may recommend that (i) by its terms obligates the Indemnifying Party or Representation and Warranty Policy to pay, subject to the limitations herein or in such Representation and Warranty Policy, the full amount of the Liability in connection with such Underlying Claim, and money damages constituting such Liability is the sole remedy obtained by the Person prosecuting the Underlying Claim, and (ii) releases the Indemnified Party in connection with such Underlying Claim.

(d) The foregoing notwithstanding (and in each case subject to the terms of the Representation and Warranty Policy), if the Indemnifying Party does not choose to defend or prosecute an Underlying Claim within thirty (30) days after receiving notice of such Underlying Claim from the Indemnified Party, then the Indemnified Party may, at its option, and if the Indemnifying Party is precluded from defending such Underlying Claim by Section 13.06(b) or Section 13.06(e), then the Indemnified Party shall, undertake the defense of, and with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed given unless expressly denied within fifteen (15) days of request therefor), may compromise or settle the Third-Party Claim on behalf of the Indemnifying Party. Under no circumstances will the Indemnifying Party have any Liability in connection with any settlement of any Underlying Claim that is entered into by the Indemnified Party pursuant to this Section 13.06(d) without its prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) The foregoing notwithstanding (and in each case subject to the terms of the Representation and Warranty Policy), the Indemnifying Party shall not have the right, and shall lose the right, to assume or control the defense of an Underlying Claim if any of the following occurs:

(i)	Upon petition by the Indemnified Party, the appropriate Court rules that the Indemnifying Party failed to diligently defend such proceeding;

(ii)	such Underlying Claim involves criminal actions or allegations of criminal actions made by a third party against the Indemnified Party or the Indemnifying Party;

(iii)	such Underlying Claim seeks an injunction or equitable relief against the Indemnified Party;

(iv)
the Underlying Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Indemnified Party, and an impairment of the relationship of the Indemnified Party or any of its Subsidiaries with such Person could, in the Indemnified Party's reasonable discretion, have a material negative impact on the business, of the Indemnified Party or any of its Affiliates;

(v)	the Indemnifying Party does not acknowledge responsibility for all Losses ultimately determined to result from the Underlying Claim, subject to Sections 13.04 and 13.05; or

(vi)
the settlement of, or an adverse judgment with respect to, such Underlying Claim is likely, in the good faith judgment of the Indemnified Party, to establish a precedent, custom or practice adverse, in any material respect, to the continuing business interests or the reputation of the Indemnified Party or any of its Affiliates;

(vii)
if a material portion of the Losses arising from the Third-Party Claim with respect to such Underlying Claim are reasonably likely to be satisfied under the Representation and Warranty Policy and the R&W Insurer or the terms of the Representation and Warranty Policy prohibit the assumption of the defense of such Underlying Claim by such Indemnifying Party.

(f) The parties agree that if an Underlying Claim results in a Third-Party Claim being brought by any Buyer Indemnified Person which includes or involves a claim against the Representation and Warranty Policy for indemnification pursuant to Section 13.02(a)(i) or otherwise in respect of any misstatement or inaccuracy in, or any breach of, any representation or warranty made in this Agreement in respect of which the Indemnifying Party has elected to assume the defense under this Section 13.06 (an "Insured Claim"), then the R&W Insurer or its Representatives shall have the right to associate effectively in the defense of the Insured Claim (or have sole defense thereof in the case of an Underlying Claim that the Indemnifying Party has become precluded from controlling the defense pursuant to Section 13.06(e)(vi)), and the Parties and their respective Affiliates shall provide the R&W Insurer such cooperation and information as the R&W Insurer may reasonably require in connection therewith; provided, however, that nothing in this Section 13.06(f) shall require any waiver of attorney-client privilege or work product protection; and provided further that Section 13.06(e)(vi) shall control over this Section 13.06(f) to the extent applicable.

(g) Any claim for indemnification by an Indemnified Party under this ARTICLE XI on account of a Loss which does not result from an Underlying Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof following the obtaining of current actual (and not constructive) knowledge thereof by an executive officer of the Indemnified Party (or the Indemnified Party himself or herself, if an individual); provided, however, that failure to so give such notification shall not affect the Indemnified Party's right to indemnification provided for under this ARTICLE XI except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (with reasonable supporting documentation, to the extent available) and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall reasonably cooperate and assist the Indemnifying Party's investigation and, if necessary, resolution of such Direct Claim by giving such information and assistance (including, if the Indemnified Party is a Buyer Indemnified Person, providing access to Buyer's and the Acquired Companies' premises and personnel and the right to examine and copy any accounts, documents or records, and furnishing employees to assist in the investigation, defense and resolution of such matters, all to the extent the same does not unreasonably interfere with the business operations of the Buyer and the Acquired Companies) as the Indemnifying Party or any of its Representatives may reasonably request.  If the Indemnifying Party does not so respond and deny Liability for such Direct Claim within such thirty (30) day period, the Indemnifying Party shall be deemed to have acknowledged responsibility for all Losses in connection with such Direct Claim (subject to Section 13.04, to the extent applicable).  To the extent the Direct Claim is covered under the Representation and Warranty Policy, the same procedural, cooperative and other requirements and obligations relating to such insurance, resolving claims and obtaining recourse thereunder as described in Section 13.06(f) shall apply with respect to the Direct Claim.

(h) Claims for indemnification made pursuant to this Agreement for which Seller or any Seller Owner, or any Buyer Party is responsible for payment pursuant to ARTICLE XIII of this Agreement shall be due and payable no later than five (5) Business Days following a final written settlement among the Indemnifying Party and the Indemnified Party with respect to such claim, or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party (either, a "Final Determination"). For Losses to be paid for the account of Seller and the Seller Owners from the R&W Escrow Fund or the Tax Escrow Fund, as applicable, the Seller Representative and Buyer shall deliver to Escrow Agent a joint written instruction for payment of the same in form and substance satisfactory to Buyer within five (5) Business Days following the Final Determination.  For amounts payable directly by Seller and the Seller Owners, such amounts shall be paid by wire transfer of immediately available funds from the applicable Indemnifying Party to an account designated by Buyer to the Seller Representative within five (5) Business Days following the Final Determination.  Any amount payable to a Buyer Indemnified Person not so paid by the Seller or a Seller Owner, to the extent applicable, or by the Escrow Agent on account of failure of the Seller Representative to act in accordance with the foregoing shall bear simple interest from the date on which the amount is first due and payable to the date on which the payment is actually paid at a rate of five percent (5.00%) per annum (calculated on the basis of a 365 day year), such interest to be payable by Seller and the Seller Owners (with no Seller Owner responsible for more than its Pro Ration Percentage of such interest unless the payment is owing from solely such Seller Owner on account of its or his Seller Owner Misrepresentation or Seller Owner Covenant Breach, in which case the Seller Owner shall be solely responsible for 100% thereof).  Any interest shall be due and payable on demand by Buyer, and shall not be subject to any of the limitations set forth in Section 13.04.  Amounts payable by the Buyer Parties shall be paid by wire transfer of immediately available funds from the applicable Indemnifying Party to an account designated by the Seller Representative to Buyer within five (5) Business Days of such amounts becoming due under the foregoing.  Any amount payable to a Seller Indemnified Person not so paid by the Buyer Parties in accordance with the foregoing shall bear simple interest from the date on which the amount is first due and payable to the date on which the payment is actually paid at a rate of five percent (5.00%) per annum (calculated on the basis of a 365 day year), such interest to be payable by Buyer Parties.  Any interest shall be due and payable on demand by the Seller Representative, and shall not be subject to any of the limitations set forth in Section 13.04.

Section 13.07  Exclusive Remedy.

(a) Except with respect to the matters in Section 2.07 and as set forth in ARTICLE X and Section 12.04, the Parties agree that the sole and exclusive remedies of the Parties and the other Buyer Indemnified Persons and the other Seller Indemnified Persons, respectively, for any claims or losses (including any losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of, relating to or based upon the matters set forth in this Agreement are the indemnification or reimbursement obligations of the Parties set forth in this ARTICLE XIII and the Representation and Warranty Policy (to the extent applicable), provided, however, that nothing set forth in this ARTICLE XIII shall limit any Party's rights or remedies at law, in equity or otherwise on account of Fraud, an intentional misrepresentation contained in this Agreement, or conduct punishable under applicable criminal Law of any other Party, in each case subject to the provisions of Section 13.05(d).  In furtherance of (but subject to the proviso set forth in) the preceding sentence, each of the Parties hereby waives, to the fullest extent permitted under applicable Law, any and all rights and claims for Losses it may have against any other Party arising under, based upon or relating to this Agreement, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this ARTICLE XIII).  IN FURTHERANCE OF (BUT SUBJECT TO THE PROVISO SET FORTH IN) THE FIRST SENTENCE OF THIS SUBSECTION (a), EACH OF THE PARTIES:  (i) EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS; (ii) ACKNOWLEDGES THAT IT UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS; AND (iii) ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT.

(b) Anything set forth in this ARTICLE XIII, to the contrary notwithstanding, this ARTICLE XIII applies solely to the respective obligations of the Parties under this Agreement.  Neither this ARTICLE XIII nor any of the limitations, procedures or other provisions set forth in it have any relevance with respect to any claim any Party may assert against another Party under or pursuant to any of the other Transaction Documents, expressly including, for the avoidance of doubt, the Restricted Activity Agreements, the Escrow Agreement or any Employment Agreement entered into at or following the Closing by any of the Seller Owners with any of the Buyer Parties or Acquired Companies.

Section 13.08  Adjustment to Purchase Price. The Parties agree that any Losses paid by any Party to any Indemnified Party pursuant to this ARTICLE XIII shall be treated for Income Tax purposes as an adjustment to the Purchase Price (upward if paid by a Buyer Party, downward if paid by, or from the R&W Escrow Fund or the Tax Escrow Fund for the account of, Seller or any Seller Owner), except to the extent otherwise required by applicable Law.

Section 13.09  Claims Against the R&W Escrow Fund, and Tax Escrow Fund; Release of R&W Escrow and Tax Escrow Fund.

(a) Buyer and Seller Representative shall act, and Eastern shall cause Buyer to act and Seller and the Seller Owners shall cause Seller Representative to act, in accordance with Section 13.06(g) with respect to any Losses payable to a Buyer Indemnified Person from the R&W Escrow Fund or the Tax Escrow Fund.

(b) On the first Business Day after February 28, 2021 ("R&W Escrow Release Date"), Buyer, on the one hand, and the Seller Representative, on the other hand, shall issue joint written instructions to the Escrow Agent directing the Escrow Agent to release to Seller the portion, if any, of the R&W Escrow Fund then remaining in excess of the aggregate amount, if any, of all Direct Claims and Third-Party Claims of the Buyer Indemnified Persons which have been properly asserted prior to such date and remain pending and unresolved on such date.  Thereafter, as soon as reasonably practicable after the resolution of any such claim, and subject to any payments required from the R&W Escrow Fund to the Buyer Indemnified Persons with respect to such resolution, Buyer, on the one hand, and the Seller Representative, on the other hand, shall issue joint written instructions to the Escrow Agent directing the Escrow Agent to release to Seller any portion of the remaining R&W Escrow Fund in excess of an amount equal to the aggregate amount of all Direct Claims and Third-Party Claims of the Buyer Indemnified Persons agreed to be paid as a result of such resolution.  Notwithstanding, and if no Claims remain pending, the Escrow Agent shall be authorized to release to Seller that portion of the R&W Escrow Fund, as described above, in the event Buyer has failed and continues to fail to issue the required joint written instructions to Escrow Agent within thirty (30) days' written notice by Seller after the R&W Escrow Release Date, unless Escrow Agent receives written objection from Buyer.

(c) On the first Business Day after August 30, 2021 ("Tax Escrow Release Date"), Buyer, on the one hand, and the Seller Representative, on the other hand, shall issue joint written instructions to the Escrow Agent directing the Escrow Agent to release to Seller the portion, if any, of the Tax Escrow Fund (taking into account, in each instance, the limitations of any applicable Tax Escrow Subaccount) then remaining in excess of the aggregate amount, if any, of all Third-Party Claims of the Buyer Indemnified Persons related to Taxes (the "Tax Indemnification Claims"), which have been properly asserted prior to such date and remain pending and unresolved on such date.  Thereafter, as soon as reasonably practicable after the resolution of any such Tax Indemnification Claim, and subject to any payments required from the Tax Escrow Fund to the Buyer Indemnified Persons with respect to such resolution, Buyer, on the one hand, and the Seller Representative, on the other hand, shall issue joint written instructions to the Escrow Agent directing the Escrow Agent to release to Seller any portion of the remaining Tax Escrow Fund in excess of an amount equal to the aggregate amount of all Tax Indemnification Claims of the Buyer Indemnified Persons agreed to be paid as a result of such resolution. Notwithstanding, and if no Tax Indemnification Claims remain pending, the Escrow Agent shall be authorized to release to Seller that portion of the Tax Escrow Fund, as described above, in the event Buyer has failed and continues to fail to issue the required joint written instructions to Escrow Agent within thirty (30) days' written notice by Seller after the Tax Escrow Release Date, unless Escrow Agent receives written objection from Buyer.
Section 13.10 Mitigation; Cooperation.  Each Party shall take commercially reasonable steps to mitigate any of its Losses subject to indemnification under this ARTICLE XIII upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, provided no Party (or other Indemnified Party) shall be obligated to assert any insurance claim (including any claim under the Representation and Warranty Policy) except in its sole discretion, and provided further no Party (or other Indemnified Party) shall have any obligation to mitigate with respect to Losses arising from Fraud, intentional misrepresentation contained herein, or conduct punishable under applicable criminal Law of any other Party.  Each of the Parties shall cooperate with the other Parties and Indemnified Parties with respect to resolving any claim or Liability with respect to which a Party is obligated to indemnify under this ARTICLE XIII, including by attempting to mutually and reasonably agree on reasonable legal budgets and fees.

Section 13.11 Termination of Indemnification.  Any Party's obligations under this ARTICLE XIII in respect of a breach of representations and warranties or covenants will terminate at the end of the Applicable Limitation Period therefor (as set forth in Section 13.01), unless an Indemnified Party prior to the end of the Applicable Limitation Period made a proper Direct Claim or Third-Party Claim with respect thereto pursuant to Section 13.06, in which case such Direct Claim or Third-Party Claim (and only such claim), if then unresolved, will not be extinguished by the expiration of the Applicable Limitation Period set forth in Section 13.01 until such claim has been satisfied or otherwise resolved as provided herein. Notwithstanding anything to the contrary contained herein, Buyer will have no right to assert any claim pursuant to this ARTICLE XIII to the extent it is a Loss, cause of action or claim with respect to which Buyer or any of its Affiliates has taken action (or caused action to be taken) to accelerate the time period in which such matter is asserted or payable, provided that actions undertaken by Buyer or any of its Affiliates or Representatives in good faith (including negotiations, workout attempts and settlement discussions) with any Person in an attempt to resolve, settle or otherwise dispose of such Loss, cause of action or claim shall not bar Buyer's rights to assert a claim pursuant to this ARTICLE XIII.

ARTICLE XIV
[RESERVED]

ARTICLE XV
[RESERVED]

ARTICLE XVI
GENERAL PROVISIONS

Section 16.01 Amendment. This Agreement may be amended at any time, but only by an instrument in writing signed by Buyer and Seller Representative (and the other Selling Parties, in the case, solely, of any amendment to ARTICLE XI).

Section 16.03 Waiver.

(a) Buyer may extend the time for the performance of any of the obligations or other acts required to be performed by any Selling Party hereunder, waive any inaccuracies in the representations and warranties of any Selling Party contained herein or in any document delivered pursuant hereto, and waive compliance with any of a Selling Party's agreements contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by Buyer.

(b) Seller Representative may extend the time for the performance of any of the obligations or other acts required to be performed by either Buyer Party or any Acquired Company hereunder, waive any inaccuracies in the representations and warranties of either Buyer Party contained herein or in any document delivered pursuant hereto, and waive compliance with any of a Buyer Party's or Acquired Company's agreements contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Seller Representative.

Section 16.03 Notices.  All notices or other communications which are required or permitted to be given under this Agreement shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier, or by registered or certified mail (postage prepaid, return receipt requested), or by email (if applicable, and provided that confirmation of receipt is obtained from the recipient) as follows:

(a) If to either Buyer Party or any Acquired Company:

c/o The Eastern Company
112 Bridge Street
Naugatuck, Connecticut  06770
 Email:  jsullivan@easterncompany.com
Attention:  John L. Sullivan III, Chief Financial Officer and Vice President

with a copy (which shall not constitute notice) to:

Reid and Riege, P.C.
One Financial Plaza
Hartford, Connecticut  06103
Email:  rmule@rrlawpc.com
 Attention:  Robert M. Mulé, Esquire

(b) If to any Selling Party:

c/o Big 3 Holdings, LLC, Seller Representative
One American Center, Suite 500
 3100 West End Avenue
Nashville, Tennessee  37203
E-mail: andrew@tvvcapital.com
Attention: Andrew W. Byrd

with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee  37201
E-mail: JFuller@bassberry.com
 RHoffman@bassberry.com
Attention: John L. Fuller, Esquire
 S. Ryan Hoffman, Esquire

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 16.03.  All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of receipt or refusal of receipt and (ii) in the case of email, upon confirmation of receipt.

Section 16.04 Specific Performance. The provisions of Section 13.07 notwithstanding, the Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by a Party in accordance with its express terms or otherwise breached by a Party.  It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent the continuation of breaches of this Agreement by another Party or to seek an injunction or injunctions to prevent threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement against another Party in any court having jurisdiction, without need to post bond or other security, and the Parties agree that specific performance is a remedy intended by the Parties for any such breaches or threatened breaches.  The Parties agree that they shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of specific performance as a remedy for breaching this Agreement.  The remedies provided for in this Section 16.04 are in addition to any other remedy to which a Party is entitled under this Agreement and that by seeking the remedies provided for in this Section 16.04, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement.

Section 16.05 Certain Matters of Construction.  The headings and titles to the Articles, Sections and Subsections of this Agreement are: (a) for purposes of convenience only; (b) not part of this Agreement; and (c) to be given no force or effect in construing or interpreting this Agreement or any of its provisions.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 16.06 Interpretation.  Unless the context indicates otherwise, each pronoun used in this Agreement shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof.  The terms "including," "includes," "include" and words of like import shall be construed broadly as if followed by the words "without limitation" or "but not limited to."  The terms "herein," "hereunder," "herewith," "hereby" and "hereof" and words of like import, unless otherwise expressly stated, refer to this entire Agreement as a whole (including the Company Disclosure Schedule, the Buyer Disclosure Schedule, and any Annexes and Exhibits) and not to any particular provision of this Agreement, and Article, Section, Schedule, Annex and Exhibit references are to the Articles and Sections of, and Schedules, Annexes and Exhibits to, this Agreement unless otherwise specified.  Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement.  The term "pending" shall mean pending (but shall not be construed as referring to any Proceeding against a Party or Affiliate of a Party that has been filed but not yet served on the Party or Affiliate), and "threatened" means threatened (and shall be construed as referring, without limitation, to any Proceeding against a Party or Affiliate of a Party that has been filed but not yet served on the Party or Affiliate).  Words describing the singular number will include the plural and vice versa.  The phrase "made available" in ARTICLE III or ARTICLE IV means that the information or item referred to has been made available to a Party to whom such information or item is to be made available if such requested information (i) has been posted to the Data Room or (ii) actually delivered or provided (including electronically) to Buyer or any of Buyer's Representatives.  All references to "dollars" or "$" will be deemed references to the lawful money of the United States of America.  Unless the context otherwise requires, references herein: (a) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (b) to a statute or Regulation means such statute or Regulation as amended from time to time and includes any successor legislation or Regulation thereto and, in the case of any statute, any rules and Regulations promulgated thereunder or pursuant thereto.

Section 16.07 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, equity or public policy, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner adverse to the Parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, Buyer and the Seller Representative shall negotiate in good faith to amend or otherwise modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner such that that Contemplated Transactions are fulfilled to the extent possible in the manner contemplated by the Parties.

Section 16.08 Entire Agreement.  This Agreement and the Transaction Documents (including all Exhibits, Annexes and Schedules hereto (which are incorporated into this Agreement by this reference) and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement between the Parties or any of them with respect to the subject matter of this Agreement and the Contemplated Transactions and supersede all prior representations, agreements, understandings and undertakings among the Parties, or any of them, whether or not reduced to writing in whole or part and including the LoI and the Confidentiality Agreement, with respect to the subject matter of this Agreement and the Contemplated Transactions, all of which are terminated hereby.

Section 16.09 Assignment. This Agreement and all of its provisions are and shall be binding upon and do and shall inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations of any Party may be assigned or delegated by any Selling Party without the prior written consent of Buyer, or by either Buyer Party or any Acquired Company without the prior written consent of the Seller Representative, and any attempted or purported assignment without such consent shall be void and of no force and effect; provided, however, that (a) either Buyer Party or any Acquired Company may assign its rights, but not its obligations, under this Agreement to any Financing Sources to Eastern or any Affiliate of Eastern as security for obligations to such Financing Sources in respect of the financing arrangements entered into in connection with the Contemplated Transactions or the operations of Eastern or its Affiliates; provided, further, that no such assignment shall in any way affect the obligations or other Liabilities of either Buyer Party or any Acquired Company under this Agreement, (b) Eastern or Buyer may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its Affiliates or to any Person which becomes a successor in interest (by purchase of assets or stock, or by merger or otherwise) to Eastern or Buyer, and (c)  any Selling Party may assign this Agreement to any of its beneficial owners or successors by operation of Law; provided, that no such assignment by any Party permitted under this paragraph shall in any way affect such Selling Party's obligations or other Liabilities under this Agreement.

Section 16.10 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy under or by reason of this Agreement; provided that (i) the Persons referenced (either specifically or as a member of a class or group) in Section 2.07(d), Section 9.04, Section 10.01, ARTICLE XIII, and Section 16.11 are intended third-party beneficiaries of such provisions in which they are so referenced, having the right to enforce the same, and (ii) that the Financing Sources shall be intended third parties beneficiaries of Sections 16.13, 16.14, and 16.15 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions (and the related definitions or other provisions of this Agreement to the extent a modification would serve to modify the substance of such provisions) in respect to the Financing Sources may be made without the prior consent of the Financing Sources).

Section 16.11 Representation of Selling Parties  Eastern, Buyer and the Acquired Companies unconditionally and irrevocably agree, on their own behalf and on behalf of the other Buyer Indemnified Persons, that Bass, Berry & Sims may serve as counsel to any one or more Selling Parties (including the Seller Representative), or any of their officers, directors, managers or Affiliates in connection with any matters related to this Agreement and the Contemplated Transactions, including any Proceeding or claim arising out of or relating to this Agreement or the Contemplated Transactions, or any other matters, notwithstanding any representation by Bass, Berry & Sims prior to the Closing of the Acquired Companies.  To the extent that Bass, Berry & Sims enjoys attorney-client privilege with any of the Selling Parties (including the Seller Representative), Eastern, Buyer and the Acquired Companies hereby (i) waive any claim they have or may have that Bass, Berry & Sims has a conflict of interest or is otherwise prohibited from engaging in such representation, and (ii) agree that, in the event that a dispute arises out this Agreement between Eastern, Buyer or any Acquired Company, on the one hand, and any Selling Party (including the Seller Representative) or any of a Selling Party's Affiliates, on the other, Bass, Berry & Sims may represent the Selling Parties (including the Seller Representative) or any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Eastern, Buyer or any Acquired Company and even though Bass, Berry & Sims may have represented the Acquired Companies in a matter substantially related to such dispute. Eastern, Buyer and the Acquired Companies also further unconditionally and irrevocably agree that, as to all communications among Bass, Berry & Sims and the Acquired Companies (prior to completion of the Closing) and the Selling Parties (including the Seller Representative) or the Selling Parties' Affiliates and Representatives, that relate in any way to this Agreement or the Contemplated Transactions, the attorney-client privilege and the expectation of client confidence belongs to and may be controlled by the Seller Representative and shall not pass to or be claimed by Eastern, Buyer or any Acquired Company.  To the extent any files of Bass, Berry & Sims for the Acquired Companies in respect of this Agreement or the Contemplated Transactions contemplated by this Agreement (but not in respect to any other matter) constitute property of the client, only the Seller Representative (and not any Acquired Company) will hold such property rights. The foregoing notwithstanding, in the event that a dispute arises between Eastern, Buyer or any Acquired Company and a third party other than a Party, any Acquired Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Bass, Berry & Sims to such third party.

Section 16.12 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any Party in the exercise of any right under this Agreement will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement in this Agreement, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right.  Any and all remedies expressly conferred upon a Party in this Agreement will be deemed cumulative with and not exclusive of any other remedy, and a Party's claiming or seeking of any one remedy shall not preclude the Party claiming or seeking any other remedy.

Section 16.13 Non-Recourse. Except to the extent otherwise set forth in the Escrow Agreement or as otherwise expressly provided herein, this Agreement may only be enforced against, and any claim based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement, the Escrow Agreement, or as otherwise expressly provided herein, no past, present or future director, officer, employee, incorporator, manager, member, partner, equityholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of any Party under this Agreement or for any claim based on, in respect of or by reason of the Contemplated Transactions. Without limiting the foregoing, no claim will be brought or maintained by Buyer or any other Buyer Indemnified Person or any of their respective successors or permitted assigns against any present or future equity holder, stockholder, member, partner, manager, director, officer, employee (present or former), Affiliate, agent or Representative of any Party which is not otherwise expressly identified as Party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

Section 16.14 Governing Law; Venue. This Agreement (and all claims, controversies and causes of action relating hereto or arising herefrom or in connection herewith, whether in contract, tort or otherwise) shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware without reference to the conflicts of laws rules thereof.  Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any Proceeding relating to the Contemplated Transactions, on behalf of itself or its property, in accordance with Section 16.03 or in such other manner as may be permitted by applicable Law, and nothing in this Section 16.14 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any Proceeding to the exclusive general jurisdiction of the Courts of the State of Delaware or, if unavailable, the federal court in the State of Delaware in the event any dispute arises out of this Agreement or the Contemplated Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any Proceedings arising in connection with this Agreement or the Contemplated Transactions shall be brought, tried and determined only in the Courts of the State of Delaware, or, if unavailable, the federal court in the State of Delaware, (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such Court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (vi) agrees that it shall not bring any Proceeding relating to this Agreement or the Contemplated Transactions in any court other than the aforesaid courts.  Each Party agrees that a final judgment in any action or Proceeding in any such Court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  The foregoing notwithstanding:  (a) any Party's right to seek to enforce the Restricted Activities Agreement or any Employment Agreement shall be governed by the terms of such agreements and such terms shall prevail over this Section 16.14; and (b) the terms of the Escrow Agreement shall prevail over this Section 16.14.

Section 16.15 Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HERETO (EACH ON BEHALF OF ITSELF AND ANY OF ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS AND REPRESENTATIVES), TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.  EACH PARTY MAKES THIS WAIVER KNOWINGLY, AFTER CONSULTATION WITH ITS INDEPENDENT COUNSEL PERTAINING TO THE SAME, AND AS A MATERIAL INDUCEMENT TO EACH OTHER PARTY TO ENTER INTO THIS AGREEMENT.

Section 16.16 Company Disclosure Schedule.  No reference to or disclosure of any information in the Company Disclosure Schedule shall be construed as an admission or indication that such information is material or that such information is required to be referred to or disclosed in the Company Disclosure Schedule, nor shall such information be deemed to establish a level or standard of materiality for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the Sections and Subsections contained in ARTICLE I, ARTICLE III and ARTICLE IV, and the disclosures made in any single section of the Company Disclosure Schedule shall be deemed incorporated into and made with respect to other sections or subsections of the Company Disclosure Schedule to the extent it is reasonably apparent that such incorporated disclosure relates to the subject matter of the section into which it is being incorporated pursuant to this sentence or to the extent that express cross references thereto are made in such other sections or subsections.

Section 16.18 Public Announcements.
The Selling Parties and the Buyer Parties shall mutually agree on the form and timing of any initial individual or joint press releases to be issued with respect to this Agreement and the Contemplated Transactions, and in any event shall allow for the Buyer Parties' initial press release to occur prior to any press release by the Selling Parties; provided, however, that nothing contained in this Agreement shall obligate the Acquired Companies, Seller or the Buyer Parties to issue a press release related thereto (except as may be required by Law, in which event the Person proposing to issue such press release or make such public disclosure shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public disclosure and shall cooperate to limit the scope of disclosure to the minimal amount of information required by Law); provided, however, that the foregoing will not restrict or prohibit the Selling Parties from making any announcement to their employees, customers, direct or indirect investors (or any current or prospective investors in any of their affiliated funds) and other business relations. Notwithstanding the foregoing, the Selling Parties and their Affiliates, including the Management Company, may issue one or more individual press releases with respect to this Agreement and the Contemplated Transactions, the form and timing of which will be determined in the Selling Parties' sole discretion and which, for the avoidance of doubt, may include details regarding the multiples or other return on equity returned to investment funds managed by the Management Company and its Affiliates as a result of the transaction, provided that such release does not include any confidential information concerning the Buyer Parties or the Acquired Companies.
Section 16.18 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile transmission or electronic transmission in portable document format (.pdf)), which when taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the undersigned, acting by their respective duly authorized Representatives in the case of each entity Party, have caused this Agreement to be executed effective as of the Closing Date.
THE BUYER PARTIES:

THE EASTERN COMPANY

By:
Name: August M. Vlak
Title: President and Chief Executive Officer

EASTERN ENGINEERED SYSTEMS, INC.

By:
Name: August M. Vlak
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned, acting by their respective duly authorized Representatives in the case of each entity Party, have caused this Agreement to be executed effective as of the Closing Date.
THE ACQUIRED COMPANIES:

BIG 3 PRECISION MOLD SERVICES, INC.

By:
Name:
Title:

BIG 3 PRECISION PRODUCTS, INC.

By:
Name:
Title:

INDUSTRIAL DESIGN INNOVATIONS, LLC

By:
Name:
Title:

SUR-FORM, LLC

By:
Name:
Title:

ASSOCIATED TOOLMAKERS LIMITED

By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned, acting by their respective duly authorized Representatives in the case of each entity Party, have caused this Agreement to be executed effective as of the Closing Date.
SELLER:

BIG 3 HOLDINGS, LLC

By:
Name:
Title:

SELLER OWNERS:

TVV CAPITAL PARTNERS III, L.P.

By:
Name:
Title:

TVV CAPITAL PARTNERS III-A, L.P.

By:
Name:
Title:

ALAN SCHEIDT

TODD RILEY

CLINTON HYDE

SELLER REPRESENTATIVE:

BIG 3 HOLDINGS, LLC

By:
Name:
Title:

Insurance effected through:
CFC Underwriting Limited
85 Gracechurch Street
London EC3V 0AA
 United Kingdom
This is to Certify that in accordance with the authorization granted under the Contract (the unique market reference number which is specified in the Declarations page) to the undersigned by certain Underwriters at Lloyd's (whose names and the proportions underwritten by them are shown in this Policy) and in consideration of the premium, the said Underwriters are hereby bound to insure in accordance with the terms and conditions contained herein or endorsed hereon.
The subscribing Insurers' obligations under Contracts of Insurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions.  The subscribing Insurers are not responsible for the subscription of any co-subscribing Insurer who for any reason does not satisfy all or part of its obligations.
In Witness whereof this Certificate has been signed by:

 Authorized Official
Please examine this Document carefully. If it does not meet your needs, please return it immediately.  In all communications the Policy Number appearing in the Declarations page should be quoted. In the event of a breach or claim under this Insurance, immediate notice should be given to CFC Underwriting Limited.

DECLARATIONS

POLICY NUMBER:	TLI001197714
UNIQUE MARKET REFERENCE:	B087519C9N5049
THE INSURED:	Eastern Engineered Systems, Inc.
ADDRESS:	c/o The Eastern Company 112 Bridge Street Naugatuck, Connecticut 06770
ADDITIONAL INSURED:	the "Buyer Indemnified Persons" (as such term is defined in the acquisition agreement), but excluding any attorneys, accountants or advisors.
THE UNDERWRITERS:	TRV 5000 MKL 3000 ATL 1861 AMA 1200 CGM 2488 ENH 5151 AUL 1274 ARG 2121 AES 1225	28.000% 18.500% 10.000% 10.000% 10.000% 7.500% 6.500% 5.000% 4.500%
THE INCEPTION DATE:	August 30, 2019
THE EXPIRY DATE(S):	August 30, 2022 in respect of the general representations August 30, 2025 in respect of the fundamental representations August 30, 2025 in respect of the tax representations and the tax indemnity
TOTAL PAYABLE:	USD 260,000 gross premium, of which 15% broker commission payable to Arc Excess & Surplus, LLC.
ACQUISITION AGREEMENT:
the stock purchase agreement dated as of the inception date by and among: (1) The Eastern Company, (2) the insured, (3) Big 3 Holdings, LLC, (4) the target, (5) the "Seller Owners" (as such term is defined in the acquisition agreement), and (6) the "Initial Rep" (as such term is defined in the acquisition agreement).

INSURED OBLIGATIONS:
A. The representations set out in Articles III and IV of the acquisition agreement (other than those representations identified as fundamental representations or tax representations) (the general representations) but not including the entirety of 3.08(f) (Indebtedness); and

B. The representations set out in Section 3.01 (Organization and Qualification), Section 3.03 (Capitalization), Section 3.04 (Authority; Enforceability), Section 3.05(a) (No Conflict with Organization Documents), Sections 3.13 (a), (b) and (d) (Assets); Section 3.18 (Brokers), Section 4.01 (Organization), Section 4.02 (Authority; Enforceability) and Section 4.05 (Title)of the acquisition agreement (the fundamental representations) but not including the last sentence of Section 3.03(b) (Capitalization).

C. The representations set out in Section 3.14 (Taxes) of the acquisition agreement (the tax representations); and

D. The indemnity set out in Section 13.02(a)(iii)(B) of the acquisition agreement (the pre-closing tax indemnity).

SELLER(S):	the "Selling Parties" (as such term is defined in the acquisition agreement)
TARGET:	the "Acquired Companies" (as such term is defined in the acquisition agreement)
CHOICE OF LAW:	State of Delaware
LAW FIRM:	Mendes & Mount LLP 750 Seventh Avenue New York N.Y. 10019-6829
TERRITORIAL SCOPE:	Worldwide
US CLASSIFICATION:	Surplus Lines
SURPLUS LINES BROKER:	Name:	ARC EXCESS & SURPLUS OF NEW ENGLAND, LLC
	State:	Connecticut
	License Number:	1083171
CLAIMS MANAGERS:	CFC Underwriting Limited Please report all new claims to: newclaims@cfcunderwriting.com
WORDING:	Representations and warranties (US) v1.0
AGGREGATE LIMIT OF LIABILITY AND DEDUCTIBLE

AGGREGATE LIMIT OF LIABILITY:	USD 10,000,000 inclusive of costs and expenses
DEDUCTIBLE:	USD 816,503 (the initial deductible) dropping to USD 408,252 (the drop-down deductible) on August 30, 2020 (the drop-down date)

PREAMBLE

This Policy is a contract of insurance between you and us which contains all the details of the cover that we provide. This Policy consists of and must be read together with the Declarations page, Appendices and any Endorsements. This Policy is not complete unless it is signed and a Declarations page is attached.
The sections of this Policy are identified by the blue lines across the page with white upper case print, these are for information purposes only and do not form part of the cover given by this Policy. Terms in bold lower case print are defined terms and have the meaning set forth in the Definitions section. Words stated in the singular include the plural and vice versa.
IMPORTANT: This Policy provides cover on a claims made and reported basis. This means coverage is limited to loss arising out of a breach notified to us or claim notified to us by you during the period of the policy or the automatic extended reporting period.
In consideration of the premium, we agree to provide the cover as set out below and agree as follows:

INSURING CLAUSE

We agree to:
a.	reimburse you for loss as a result of a breach first discovered and notified to us during the period of the policy or the automatic extended reporting period; and
b.
pay you or on your behalf loss which you become legally obliged to pay as a result of a claim first made against you and notified to us during the period of the policy as a result of a breach or the automatic extended reporting period.

We will also pay costs and expenses.

HOW MUCH WE WILL PAY

The maximum amount payable by us will not exceed the aggregate limit of liability stated in the Declarations page.
The amount we pay will be net of any amounts actually recovered by you, including but not limited to any tax benefit or any other credit or payment directly related to the loss (less any costs incurred) that you received during the year that the loss was incurred or the year immediately thereafter.

YOUR DEDUCTIBLE

We will only be liable for that part of loss which exceeds the deductible.
The deductible:
a.	will be eroded by loss covered by this Policy;
b.	is not part of the aggregate limit of liability;
c.	will remain uninsured by a similar policy of insurance during the period of the policy; and
d.	will be fully eroded when the amount of loss covered by this Policy:
i.	equals or exceeds the initial deductible on or before 12 months post-closing; or
ii.
equals or exceeds the remaining deductible after 12 months post-closing less any amount of erosion to the initial deductible on or before 12 months post-closing that is over and above the remaining deductible.

DEFINITIONS

1.	"Acquisition agreement" means
the agreement stated in the Declarations page. The acquisition agreement will be deemed to include all its respective appendices, exhibits, annexes, closing certificates and other attachments.
2.	"Actual knowledge" means
actual personal knowledge, as proven by us, of an individual of a particular fact, event or condition or breach or of subrogation or assignment rights.
Actual knowledge does not mean constructive or imputed knowledge nor does it include actual, constructive or imputed knowledge of any outside advisor or agent of yours or imply or require any duty or obligation of inquiry.
3.	"Additional insureds" means
any entity named as the additional insured in the Declarations page.
4.	"Affiliate" means
any entity that directly or indirectly controls, is controlled by or is under common ownership with another entity.
5.	"Aggregate limit of liability" means
the maximum amount payable by us under this Policy as stated in the Declarations page.
6.	"Automatic extended reporting period" means
a period of 45 days following the expiry date during which you can report any breach discovered or claim first made against you during the period of the policy.
7.	"Breach" means
any breach of or any inaccuracy in the insured obligations; provided that, whether such a breach or inaccuracy (other than with respect to any of the specific materiality representations) has occurred shall be determined as if such insured obligation did not contain any qualifying reference to the words "material," "materially," or "Company Material Adverse Effect".
8.	"Business days" means
any day other than a Saturday, Sunday or public holiday.
9.	"Choice of law" means
the choice of law stated in the Declarations page.
10.	"Claim" means
a claim, demand or legal action brought by any person or entity other than the insured, its affiliates or us as a result of or related to an actual or alleged breach.
11.	"Claims managers" means
the claims managers stated in the Declarations page.
12.	"Claims notice" means
a written statement by the insured providing a description of the breach or potential breach to the extent known as of the time of providing notice, and, to the extent reasonably possible, identifying the insured obligations that may or may not be breached. The insured may supplement the notice as investigation continues into the facts, conditions and circumstances underlying the breach or potential breach.
13.	"Closing" means
the completion of the transaction as set forth in section 2.06 (Closing) of the acquisition agreement.
14.	"Costs and expenses" means
the cost and expenses incurred by the insured and/or the additional insureds (including premiums for appeal bond, attachment bond or similar bond but without any obligation to apply or furnish such bond) and with our prior written agreement (which will not be unreasonably withheld, conditioned or delayed) reasonable third party legal and professional fees, costs and expenses (including disbursements) incurred by you and/or the additional insureds in the:
a.	investigation, adjustment, settlement, defense or appeal of any claim; or
b.	investigation of any condition or circumstance which could reasonably give rise to a claim.
If our written agreement cannot reasonably be obtained prior to costs and expenses being incurred, we will provide retrospective approval for third party costs and expenses reasonably incurred by you during the period of 72 hours immediately following the date on which the breach was notified or the claim was first made or initiated.
15.	"Data room" means
the virtual data room associated with the transaction in the form and with the content available at the inception date.
16.	"Deal team member" means
each of John Sullivan and Nicholas Vlahos.
17.	"Deductible" means
the amount stated as the deductible in the Declarations page.
18.	"Drop-down date" means
the drop-down date stated in the Declarations page.
19.	"Drop-down deductible" means
the drop-down deductible stated in the Declarations page.
20.	"Due diligence reports" means
a.	the Revised Due Diligence Summary – Project Spark, prepared by Reid and Riege, P.C., as updated August 13, 2019, including all associated appendices and annexes;
b.	the Project Spark Financial Due Diligence Report prepared by BDO USA, LLP, dated August 2019;
c.	the Independent Accountant's Report on Applying Agreed-Upon-Procedures, prepared by FML, dated March 5, 2019;
d.	the Project Spark Property & Casualty Insurance Due Diligence Report prepared by H. D. Segur, Inc., dated August 1, 2019;
e.	the Acquisition analysis regarding Velvac & Big 3 Precision Products 401(k) retirement plans, prepared by Milliman, dated January 31, 2019;
f.	the Health Benefits Overview for Project Spark, prepared by Arthur J. Gallagher & Co., dated February 7, 2019
g.	the Big 3 Holdings, LLC Tangible Personal Property Fair Value listing as of December 31, 2018, prepared by Gordon Brothers, report date December 19, 2018;
h.	the FASB Accounting Standards Codification 805 Fair Value Analysis prepared in respect of 2923 South Wabash, Centralia, Marion County, Illinois, prepared by CBRE, Inc., dated November 30, 2018;
i.
the FASB Accounting Standards Codification 805 Fair Value Analysis prepared in respect of 30-38 Gorton Road, Millville, Cumberland County, New Jersey, prepared by CBRE, Inc., dated December 11, 2018; and

j.	the Phase II Environmental Site Assessment Report for 2923 South Wabash Avenue, Centralia, Illinois, prepared by Ramboll, dated August 7, 2019.
21.	"Expiry date" means
the expiry date stated in the Declarations page.
22.	"Finance party" means
a lender or a security agent acting on behalf of a lender of yours or your affiliates.
23.	"Fraud" means
"Fraud" (as such term is defined in the acquisition agreement).

24.	"Inception date" means
the inception date stated in the Declarations page.
25.	"Indemnity limitations" means
the following limitations stated in the acquisition agreement:
a.	section 13.01 (Survival); and
b.	sections 13.04 (a) through (e) (Limitations on Indemnification Obligations).

26.	"Initial deductible" means
the initial deductible stated in the Declarations page.
27.	"Insured" means
the entity or entities named as the insured in the Declarations page.
28.	"Insured obligations" means
the general representations. fundamental representations, tax representations and tax indemnity stated in the Declarations page.
29.	"Law firm" means
the law firm stated in the Declarations page.
30.	"Loss" means
"Losses" (as such term is defined in the acquisition agreement) plus costs and expenses; provided that (a) for purposes of determining the amount of any such loss under this Policy, the indemnity limitations shall be disregarded, and (b) any such loss (other than a loss with respect to a breach of a specific materiality representation) under this Policy shall be determined as if the insured obligation giving rise to such loss did not contain any qualifying reference to the words "material," "materially," or "Company Material Adverse Effect..
"Loss" does not include:
a.	any non-monetary civil or criminal fines or penalties, unless in each case insurable by law under any most-favorable jurisdiction; or
b.	any non-monetary injunctive, equitable or other non-monetary relief in each case other than costs and expenses related thereto.
31.	"Most Favorable Jurisdiction" means
the jurisdiction where the act, condition, error or omission giving rise to the breach or the loss took place, the claim was made, any relief was awarded, where you are incorporated or have your principal place of business, or we are incorporated or have our principal place of business.
32.	"No claims declaration" means
the no claims declaration signed by each of the deal team members on the inception date.
33.	"Period of the policy" means
the period between the inception date and the expiry date or until the Policy is cancelled in accordance with CONDITION 14.
34.	"Premium" means
the amount stated as the premium in the Declarations page.
35.	"Seller" means
the sellers stated in the Declarations page.
36.	"Seller indemnified persons" means
the "Seller Indemnified Persons" as defined in the acquisition agreement.
37.	"Senior executive officer" means
chief executive officer, president or chief financial officer.
38.
"Specific materiality representations" means
the insured obligations contained in (i) the first sentence of section 3.09 of the acquisition agreement (that since the date of the Balance Sheet there has been no Company Material Adverse Effect); and (ii) section 3.08(c) of the acquisition agreement.

39.	"Target" means
a.	the entity stated in the Declarations page; or
b.	any direct and indirect subsidiaries of the entity.

40.	"Tax adjustment liabilities" means
any amounts arising out of the (i) "Audit Settlement"; (ii) "Agreed Adjustments"; (iii) "State Amended Tax Return Liabilities"; or (iv) "State New Tax Return Liabilities", as such terms are defined in the acquisition agreement.
41.	"Tax Benefit" means
"Tax Benefit" (as such term is defined in the acquisition agreement).
42.	"We/our/us" means
the Underwriters stated in the Declarations page.
43.	"You/your" means
a.	the insured;
b.	any additional insureds; and
c.	following the closing, the target.

EXCLUSIONS

We will not be liable to pay any loss to the extent arising out of or resulting from:
1.	Actual knowledge
any breach with respect to which a deal team member had actual knowledge of (i) the facts, conditions and circumstances underlying the breach; and (ii) that the existence of such, facts, conditions or circumstances gave rise to a breach, at whichever is the later of:
a.	the inception date; or
b.	the date of the executed no claims declaration.
2.	Adjustment provisions
the purchase price adjustment provisions in section 2.07 (Purchase Price Adjustments) of the acquisition agreement.
3.	Covenants, estimates or projections
any covenant or breach of any covenant, estimate(except to the extent that such estimate is required in the preparation of GAAP-compliant financial statements), projection or forward-looking statement.
4.	Fraud
fraud in respect of the representations and warranties made in the acquisition agreement or any fraudulent misrepresentation, in each case, by the insured or any deal team member.
5.	Pension plan underfunding, withdrawal liability and auto-enrolment obligations any pension plan underfunding, pension fund withdrawal liability or failure to comply with applicable auto-enrolment obligations.
6.	Sanctions
any sanction, prohibition or restriction under the United Nations resolutions or the trade or economic sanctions, laws or regulations of the European Union, United Kingdom, Australia or United States of America.
7.	Tax benefits
the non-availability of any tax relief, tax credits or tax losses, including arising from or attributable to research and development tax credits or similar credits.
8.	Secondary tax liability
any tax liability that is principally the liability of any entity other than the target.
9.	Certain Taxes
any (i) federal or state "Income Tax" (as such term is defined in the acquisition agreement) or franchise tax; (ii) tax adjustment liabilities; (iii) "Transfer Taxes" (as such term is defined in the acquisition agreement); or (iv) tax due as a result of New Jersey bulk sales law.
10.	Transfer pricing
any transfer pricing policy that is in effect at the target.
11.	Environmental remediation, hazardous material and pollution exposure any non-compliance under any applicable environmental law, the actual or alleged existence of, or exposure to, any form of asbestos or polychlorinated biphenyls, pollution, hazardous material, chemical, fuel, infestation or disease as well as any migration, spillage, leakage or contamination relating to the same and any necessary or desirable rectification, monitoring, testing or similar works including any exposures from any underground or aboveground storage tanks.
12.	Encumbrances
the "Permitted Encumbrances" (as such term is defined in the acquisition agreement).
13.	[Qualification
the failure of Big 3 Precision Products, Inc. to be qualified to conduct business as a foreign corporation in the State of Missouri.]1
CONDITIONS

1.	What you must do in the event of a breach or claim
If during the period of the policy or the automatic extended reporting period any senior executive officer has actual knowledge of any breach or claim you must:
a.
deliver a claims notice with respect to such breach or claim to the claims managers as soon as is reasonably practicable, and in any event before the end of the automatic extended reporting period, and follow their reasonable directions; provided, however that if such claims notice is so delivered to the claims manager, any loss directly arising out of the breach or claim identified in the claims notice shall be deemed reported at the time such claims notice was delivered to the claims manager;

b.
not admit liability for or settle or make or promise any payment in respect of any breach or claim or incur any costs and expenses without our prior written agreement (which will not be unreasonably withheld, conditioned or delayed);

c.
use your commercially reasonable efforts to provide us with all material information relating to the breach or claim reasonably requested by us and your good faith estimate of the actual or expected loss, and continue to provide us with this information until the claim is settled. You must also permit us to attend any meetings between you and the seller or, at our request, provide us with a copy of the subject matter of any meeting between you and the seller that we do not attend;

d.	permit us to review and take copies of your records relating to the breach or claim and correspond with your representatives;
e.	use your commercially reasonable efforts to provide us with any other reasonable information or assistance that we may reasonably request relating to the breach or claim; and
f.	acknowledge and agree to enter into a mutually agreeable confidentiality agreement with us in respect to any information disclosed by you in connection with a claims notice.
We agree to enter into a mutually agreeable confidentiality agreement with you in respect to any information disclosed by you in connection with a claims notice.  As soon as is reasonably practicable after you have provided the information above, we will acknowledge the notification and either confirm coverage, decline coverage or request further information but no later than 30 business days after such notification.
Any failure by you to timely provide a claims notice or take any other act required by this Policy, and any deficiency in any claims notice, shall not relieve us to provide the insurance coverage or pay any amount to you, except to the extent that we are actually prejudiced by such failure or deficiency.
2.	Mitigation
You must use commercially reasonable efforts and act at all times as if you are uninsured and make all commercially reasonable efforts to mitigate any loss or potential loss.  If we reasonably believe you should use additional commercially reasonable efforts to mitigate any loss or potential loss, we shall request such action of you promptly in writing.  The failure by you or an affiliate to so mitigate shall only reduce your rights to recover for loss under this policy to the extent of the loss that would have been avoided by such efforts and the burden of proving such amount shall be on us.
3.	Maintenance of records
You must use commercially reasonable efforts to maintain substantially all material records relating to the due diligence process and acquisition agreement until 90 business days following the settlement of all claims under this Policy or the resolution of all disputes in accordance with CONDITION 15 provided that you may destroy documents in the ordinary course of your business consistent with past practices and your document retention guidelines.
You must deliver to us an acceptable portable data storage device incorporating a full, indexed copy of the data room within 20 business days of closing.
The information provided in any claims notice shall be provided solely for the purpose of making a claim under the policy. In disclosing such information, you expressly, and we acknowledge that you, do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in any claims notice is disclosed solely for purposes of this policy, and no information contained therein shall be deemed to be an admission by you to any third party of any matter whatsoever (including any violation of law or breach of contract).
4.	Acquisition agreement
The acquisition agreement must not, in a manner actually prejudicial to us, be amended without our prior written agreement (which will not be unreasonably withheld, delayed or conditioned).
5.	Defense and settlement
It is your right and duty to control and conduct in your name and our reasonable right to participate in the investigation or settlement of any breach or defense of any claim. We agree to enter into a mutually agreeable confidentiality agreement with you with respect to any information disclosed to us by you in connection with a notice of a breach.
We will pay the costs and expenses you incur promptly.
You will to the extent commercially reasonable retain all rights to settle any breach or claim through negotiation, arbitration, mediation or some other form of alternative dispute resolution.  We will pay on your behalf the loss agreed between you and the claimant; provided, however, that our written agreement of that amount (which will not be unreasonably withheld, delayed or conditioned) must be provided for any amount in excess of USD 100,000.  If settlement cannot be agreed by these means, we will pay the amount which you are found liable to pay either through court or arbitration proceedings.
6.	Reimbursements
If, and to the extent:
a.	it is determined in accordance with CONDITION 15 that there is no obligation to make a payment under this Policy, in whole or in part; or
b.
the insured can offset the amount of loss by claiming any tax benefit or any other credit or payment directly related to the loss (less any costs incurred) that is actually received in the year in which the loss was incurred or the year immediately thereafter;

we reserve the right to:
a.	require the overpayment be reimbursed to us if a payment has already been made; or
b.	reduce the amount we will pay under this Policy by an amount equal to the amount the insured has actually offset against the loss with a cash offset.
7.	Reliance
The following are conditions precedent to our liability under this Policy:
a.	closing occurring in accordance with the terms of the acquisition agreement without waiver, unless with our prior written agreement;
b.	receipt of the no claims declaration;
c.	payment of the premium within 20 business days of the inception date.
If a. above is met but b. or c. is not met we reserve the right to terminate and void ab initio this Policy.
If we exercise our right to terminate and void ab initio this Policy and you have paid the premium we will reimburse 90% of the premium to you. If you have not paid the premium in accordance with c. you will pay to us 10% of the premium within 20 business days of the date we issue written notice of termination.
If a., b. and c. are met but the no claims declaration discloses actual knowledge of a breach of any insured obligation no coverage will be provided to the extent of any loss arising out of the actual knowledge of a breach disclosed in the no claims declaration; provided, however, that for the resolution of doubt, the provisions of this CONDITION 7 shall not apply with respect to any inaccuracy in the no claims declaration (i) which is not material or (ii) if we are not materially prejudiced by such inaccuracy.
8.	Other insurance
You will maintain commercially reasonable insurance coverage for the target.
This Policy will be excess over any other valid and collectible insurance. In the event you notify us of any breach or claim under CONDITION 1 you must use commercially reasonable efforts to inform us of any other valid and collectible insurance in force and effect of which you are aware.
9.	Disclosure of the policy to a third party
You must use commercially reasonable efforts to not disclose the existence of this Policy to any third party other than target or seller or their representatives without our prior written agreement (such consent not to be unreasonably withheld, conditioned or delayed), unless the disclosure is:
a.	required by any legal or regulatory provision or process; or
b.
to your professional advisers or a finance party, provided your professional advisers or the finance party do not disclose the existence of this Policy to any third party without our prior written agreement or the disclosure is required by any legal or regulatory provision or process.

10.	Invalidity
If any provision of this Policy is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of any other provision will not be affected or impaired in any way.
11.	Entire agreement
This Policy constitutes the entire agreement between you and us concerning the subject matter of this Policy and supersedes any and all previous oral or written agreements in respect of the subject matter of this Policy.
This Policy may be executed in any number of counterparts all of which shall together constitute one agreement.
12.	Subrogation
You shall use commercially reasonable efforts to maintain all rights of recovery against third parties and make these available to us. You must, at our request, use commercially reasonable efforts to obtain all rights of recovery of the target (or ask the target to assign them to us) against third parties, other than the seller indemnified persons (unless a payment made under the Policy is due to fraud by such seller indemnified persons).    Notwithstanding anything contained herein to the contrary, we hereby waive any right of subrogation or claims for contribution or assignment against the seller indemnified persons except in the event of fraud by such seller indemnified persons; provided that in the case of an alleged fraud by one or more of the seller indemnified persons, we shall only be entitled to exercise any available right or claims for contribution or assignment against any such seller indemnified person who allegedly committed such fraud.  We shall bear the costs incurred in connection with any subrogation efforts or actions taken by us and we shall promptly reimburse you for any costs or liability incurred in connection with any subrogation efforts in connection therewith. You agree that the seller indemnified persons may rely upon and enforce this Section 12 against you as express third-party beneficiaries.
Any recoveries will be applied as follows:
a.	first, to reimburse us for our reasonable, documented out-of-pocket costs and expenses actually incurred in connection with the recovery;
b.	then to us up to the amount of the loss paid to you or on your behalf pursuant to this Policy;
c.	then to reimburse you for any loss you have incurred in excess of the aggregate limit of liability; and
d.	then to you as recovery of the deductible.
You will defend at your own expense any claim made by a third party as a result of subrogation by us, other than to the extent the claim made against you arises out of (i) substantially the same facts or allegations as our subrogation or the claim would itself result in a breach; or (ii) our fraud, gross negligence, or intentional misconduct.
.
We shall bear all costs incurred in connection with any subrogation efforts or actions taken by us and we shall promptly reimburse the insureds and their affiliates for any reasonable costs and expenses incurred in connection with any subrogation efforts in connection with this policy which reimbursement shall not reduce the aggregate limit of liability.  The insureds shall defend at their own expense, and satisfy any liability with respect to, any counterclaim or third party claim asserted in connection with any subrogation or assignment claim pursued by us; provided, however, that we shall indemnify the insureds for the costs and expenses (including defense costs) incurred by such insureds for such counterclaim or third party claim, but solely to the extent such counterclaim or third party claim arises out of, results from or relates to (i) the same facts or allegations out of which such subrogation or assignment arose or (ii) our fraud, gross negligence, or intentional misconduct.
With respect to subrogation claims against customers, clients or suppliers of (i) the target or (ii) any insured (other than any insured that was affiliated with the acquired business or any of its affiliates prior to closing), we shall not be entitled to subrogate against such customers, clients or suppliers for loss without the express written consent of the insured (such consent not to be unreasonably withheld, conditioned or delayed) until the aggregate amount of all such loss exceeds USD 250,000 ("subrogation threshold"); provided that after such loss exceeds the subrogation threshold, we shall be permitted to subrogate against such customers, clients or suppliers without the consent of the insured and we shall only be required to provide notice to the insured of our intent to institute such subrogation claim.  The insureds shall, and to the extent reasonably possible shall cause their affiliates to, execute all papers required and take all steps, in each case, that are reasonable and necessary to secure and further such subrogation and assignment rights, but only to the extent an insured has actual knowledge of such subrogation or assignment rights and that such actions should be taken.  In no event shall the insureds or their respective affiliates knowingly waive any rights that could adversely affect any such subrogation or assignment rights.  Any amounts recovered by us in connection with the exercise of its subrogation or assignment rights shall be applied first to reimburse the Insured for any loss paid by us pursuant to this policy to the extent the loss relates to the amounts recovered thereby and for any reasonable costs and expenses incurred in connection with such recovery and then the remainder of such recovered amounts shall be paid to the insureds.
13.	Acknowledgements
By accepting this Policy, you acknowledge that:
a.	you were represented by a competent and experienced legal counsel of your choice in connection with this Policy; and
b.
you purchase this Policy with full knowledge and acceptance of the terms and conditions without any reliance on any representation, warranty, advice or other statement made by us (or of our respective representatives) in respect any legal, tax or accounting implications or requirements in respect of the coverage provided by this Policy.

14.	Cancellation
This Policy is non-cancellable other than for non-payment of the premium or in accordance with:
a.	EXCLUSION 4; or
b.	CONDITION 7.
15.	Choice of law and service of suit
Any dispute between you and us regarding this Policy will be settled in accordance with the choice of law.
We will endeavour to settle any dispute through negotiation, mediation or some other form of alternative dispute resolution, however if you and we are unable to settle any dispute by these means then we agree, at your request, to submit to the jurisdiction of a court of competent jurisdiction within the State of Connecticut, United States of America.
Nothing in this CONDITION 15 constitutes or should be understood to constitute a waiver of our rights to commence an action in any court of competent jurisdiction in the United States of America, to move an action to a United States District Court, or to seek a transfer of a case to another court located in the United States of America as permitted by any Federal or State law.
Service of suit upon us may be made upon the designated law firm. Additionally, in accordance with any applicable statute, where service of suit is made upon an officer of a regulatory agency, that officer is authorized to mail such service of suit to the designated law firm.
16.	Assignment.
This policy and the rights and obligations hereunder are not assignable by the insured without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), provided that (i) the insured may assign its rights to any of its affiliates or subsidiaries or to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise; (ii) the insured may make a collateral assignment of this policy to one or more of its lenders; and (iii) upon prior notice to us, the insured may assign this Policy to a finance party.  We may assign this policy to another insurer that is a subsidiary or affiliate of ours without the consent of the insured provided such other insurer's financial strength rating (Moody's or Standard & Poor's) is equal to or better than that of the insurer at the time of such assignment.  Notwithstanding anything to the contrary in this Policy, in no event may an assignee of the insured be an entity formed in a jurisdiction outside of the United States or an individual that is not a citizen of the United States.

1 If, within 30 days from closing, evidence of qualification and good standing can be provided for CFC review, then we will review this and, at our sole discretion, we will amend / remove this exclusion.